Exhibit 2.1

DATED MAY 24, 2021

STRONGBRIDGE BIOPHARMA PLC,

XERIS PHARMACEUTICALS, INC.,

XERIS BIOPHARMA HOLDINGS, INC.

AND

WELLS MERGERSUB, INC.

TRANSACTION AGREEMENT

CONTENTS

1.	INTERPRETATION	1
	1.1 Definitions	1
	1.2 Construction	20
	1.3 Captions	20
	1.4 Time	21
2.	RULE 2.5 ANNOUNCEMENT, SCHEME DOCUMENT AND STRONGBRIDGE RULE 15 PROPOSALS	21
	2.1 Rule 2.5 Announcement	21
	2.2 Scheme	22
	2.3 Change in Shares	22
	2.4 Strongbridge Rule 15 Proposals	23
3.	IMPLEMENTATION OF THE SCHEME; XERIS SHAREHOLDERS MEETING	23
	3.1 Responsibilities of Strongbridge in Respect of the Scheme	23
	3.2 Responsibilities of Holdco and Xeris in Respect of the Scheme	26
	3.3 Mutual Responsibilities of the Parties	27
	3.4 Dealings with the Panel	28
	3.5 No Scheme Amendment by Strongbridge	30
	3.6 Switching to a Takeover Offer	31
	3.7 Preparation of Joint Proxy Statement and Form S-4; Xeris Shareholders Meeting	33
4.	EQUITY AWARDS	35
	4.1 Strongbridge Options	35
	4.2 Strongbridge Share Awards	36
	4.3 Other Actions in Connection with Assumption of Strongbridge Options	36
	4.4 Assumption of Share Plans	37
	4.5 Reasonable Best Efforts	37
	4.6 Amendment of Articles	37
	4.7 Fractional Entitlements	38

5.	STRONGBRIDGE AND XERIS CONDUCT	38
	5.1 Conduct of Business by Strongbridge	38
	5.2 Conduct of Business by Xeris	43
	5.3 Non-Solicitation Applicable to Strongbridge	45
	5.4 Non-Solicitation Applicable to Xeris	50
6.	REPRESENTATIONS AND WARRANTIES	55
	6.1 Strongbridge Representations and Warranties	55
	6.2 Xeris Representations and Warranties	84
7.	ADDITIONAL AGREEMENTS	110
	7.1 Investigation	110
	7.2 Consents and Regulatory Approvals	111
	7.3 Directors’ and Officers’ Indemnification and Insurance	114
	7.4 Employment and Benefit Matters	118
	7.5 Tax Matters	120
	7.6 Holdco Matters	121
	7.7 Stock Exchange Listing	121
	7.8 Rule 16b-3 Actions	122
	7.9 Xeris Parties’ Obligations	122
	7.10 Transaction Litigation	122
	7.11 Payoff Letter	123
	7.12 Treatment of Strongbridge Warrants	123
8.	COMPLETION OF ACQUISITION AND MERGER	123
	8.1 Completion	123
	8.2 Merger	127
	8.3 Xeris Share Awards	132
9.	TERMINATION	134
	9.1 Termination	134
	9.2 Certain Effects of Termination	136
10.	GENERAL	137
	10.1 Announcements	137
	10.2 Notices	137
	10.3 Assignment	139
	10.4 Counterparts	139
	10.5 Amendment	139
	10.6 Entire Agreement	139
	10.7 Inadequacy of Damages	139
	10.8 Remedies and Waivers	140
	10.9 Severability	140
	10.10 No Partnership and No Agency	141
	10.11 Further Assurance	141
	10.12 Costs and Expenses	141
	10.13 Governing Law and Jurisdiction	141
	10.14 Third Party Beneficiaries	142
	10.15 Non Survival of Representations and Warranties	142

EXHIBITS

8.1(e) – CVR Agreement

8.2(f)(i) – Certificate of Incorporation of Surviving Corporation

8.2(f)(ii) – Bylaws of Surviving Corporation

THIS TRANSACTION AGREEMENT is made on May 24, 2021

AMONG:

(1)	Xeris Pharmaceuticals, Inc., a corporation incorporated in the State of Delaware (hereinafter called “Xeris”),

(2)	Xeris Biopharma Holdings, Inc., a corporation incorporated in the State of Delaware (hereinafter called “Holdco”),

(3)	Wells MergerSub, Inc., a corporation incorporated in the State of Delaware (hereinafter called “MergerSub”), and

(4)

Strongbridge Biopharma plc, a public limited company incorporated in Ireland with registered number 562659 having its registered office at Suite 206, Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland (hereinafter called “Strongbridge”).

RECITALS:

(A)	Xeris has agreed to make a proposal to cause Holdco to acquire Strongbridge on the terms set out in the Rule 2.5 Announcement (as defined below).

(B)

This Transaction Agreement (this “Agreement”) sets out certain matters relating to the conduct of the Acquisition (as defined below) and the Merger (as defined below) that have been agreed by the Parties (as defined below).

(C)

The Parties intend that the Acquisition will be implemented by way of the Scheme (as defined below), although this may, subject to the consent (where required) of the Panel (as defined below), be switched to a Takeover Offer (as defined below) in accordance with the terms set out in this Agreement.

(D)

For U.S. federal income tax purposes, the Parties intend that the Scheme and the Merger, together, shall be treated as a transaction described under Section 351 of the Code (as defined below) with respect to the exchange of Strongbridge Shares or Xeris Shares for the Scheme Consideration or the Merger Consideration, respectively (the “Intended Tax Treatment”).

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement the following words and expressions shall have the meanings set opposite them:

“Acquisition”, the proposed acquisition by Holdco of Strongbridge by means of the Scheme or the Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) pursuant to this Agreement (whether by way of the Scheme or the Takeover Offer) (including the issuance by Holdco of the aggregate Share Consideration and CVR Consideration pursuant to the Scheme or the Takeover Offer), as described in the Rule 2.5 Announcement and provided for in this Agreement;

“Act”, the Companies Act 2014, all enactments which are to be read as one with, or construed or read together as one with the Act and every statutory modification and re-enactment thereof for the time being in force;

“Acting in Concert” shall have the meaning given to that term in the Takeover Panel Act, as amended;

“Actions”, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlement or enforcement actions by, from or before any Relevant Authority;

“Affiliate”, in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise) (provided that (i) the Merger Parties shall be deemed to be Affiliates of Xeris for purposes of this Agreement, and (ii) prior to Completion, the Merger Parties shall not be deemed to be Affiliates of Strongbridge for purposes of this Agreement);

“Agreed Form”, in relation to any document, the form of that document which has been agreed to by or on behalf of each of the Parties;

“Agreement” shall have the meaning given to that term in the Recitals;

“Antitrust Laws” shall have the meaning given to that term in Clause 7.2(d);

“Applicable Law(s)”, with respect to any Person, any federal, state, foreign or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, order or other similar requirement enacted, adopted, promulgated, applied or enforceable by a Governmental Entity that is binding on or applicable to such Person, including the Takeover Panel Act and the Takeover Rules;

“Avenue Loan Agreement”, the Term Loan Agreement, dated as of May 19, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Strongbridge, as a guarantor, Strongbridge U.S. Inc., a corporation incorporated in the State of Delaware, as borrower, Cortendo AB (publ), a public limited liability company incorporated in Sweden, as a guarantor, Strongbridge Dublin Limited, a private limited company incorporated in Ireland, as a guarantor, certain Subsidiaries of Strongbridge from time to time thereto as guarantors, Avenue Venture Opportunities Fund, L.P., a limited partnership formed in the State of Delaware, as administrative agent and collateral agent, and the lenders party from time to time thereto;

“Bankruptcy and Equity Exceptions” shall have the meaning given to that term in Clause 6.1(q);

“Bribery Legislation”, all and any of the following if and as they may be applicable to any Person and/or their respective Subsidiaries by their terms: the United States Foreign Corrupt Practices Act of 1977; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant Law in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the United Kingdom Bribery Act 2010; the Proceeds of Crime Act 2002; the relevant Laws in Ireland relating to bribery and/or corruption including the Criminal Justice (Corruption Offences) Act 2018 of Ireland; and any anti-bribery or anti-corruption related provisions including criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which a Person operates;

“Business Day”, any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Certificate of Merger” shall have the meaning given to that term in Clause 8.2(c);

“Clearances”, all consents, clearances, approvals, permissions, permits, nonactions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Relevant Authority or other third party in connection with the implementation of the Merger, the Scheme and/or the Acquisition;

“Code”, the United States Internal Revenue Code of 1986, as amended;

“Completion”, completion of the Acquisition and the Merger;

“Completion Date” shall have the meaning given to that term in Clause 8.1(a)(i);

“Composition Agreement” shall have the meaning given to that term in Clause 6.1(n)(xvii).

“Concert Parties”, such persons as are deemed to be Acting in Concert with Xeris pursuant to Rule 3.3 of Part A of the Takeover Rules;

“Conditions”, the conditions to the Scheme and the Acquisition set out in paragraphs 1, 2, 3, 4 and 5 of Appendix III of the Rule 2.5 Announcement, and “Condition” means any one of the Conditions;

“Confidential Information” shall have the meaning given to that term in Clause 7.1(d);

“Confidentiality Agreement”, the confidentiality agreement between Strongbridge and Xeris dated as of February 2, 2021, as it may be amended from time to time;

“Consent”, any consent, approval, waiver, license, permit, variance, exemption, franchise, clearance, authorization, acknowledgment, order or other confirmation;

“Contract”, any contract, agreement, obligation, arrangement, purchase or sale order, understanding or instrument, lease, license, guarantee or other legally binding commitment or undertaking of any nature that is or is intended to be legally binding;

“Court Hearing”, the hearing by the High Court of the Petition to sanction the Scheme under Section 453 of the Act;

“Court Meeting”, the meeting or meetings of the Strongbridge Shareholders or, if applicable, the meeting or meetings of any class or classes of Strongbridge Shareholders (and in each case, any adjournment or postponement thereof) convened by (i) resolution of the Strongbridge Board or (ii) order of the High Court, in either case, pursuant to Section 450 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution”, the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“Court Order”, the order or orders of the High Court sanctioning the Scheme under Section 453 of the Act and, if applicable, confirming the reduction of capital that forms part of it under Sections 84 and 85 of the Act;

“COVID-19”, severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) or the disease it causes, known as coronavirus disease 2019, and any and all additional strains, variations or mutations thereof, or related or associated epidemics, pandemic or disease outbreaks.

“CVR” shall have the meaning given to that term in Clause 8.1(c)(i)(A);

“CVR Agreement” shall have the meaning given to that term in Clause 8.1(e);

“CVR Consideration” shall have the meaning given to that term in Clause 8.1(c)(i)(A);

“DGCL”, the General Corporation Law of the State of Delaware;

“Effective Date”, the date on which the Scheme becomes effective in accordance with its terms or, if the Acquisition is implemented by way of a Takeover Offer, the date on which the Takeover Offer has become (or has been declared) unconditional in all respects in accordance with the provisions of the Takeover Offer Documents and the Takeover Rules;

“Effective Time”, the time on the Effective Date at which the Court Order and, if applicable, a copy of the minute required by Section 86 of the Act are registered by the Registrar of Companies or, if the Acquisition is implemented by way of a Takeover Offer, the time on the Effective Date at which the Takeover Offer becomes (or is declared) unconditional in all respects in accordance with the provisions of the Takeover Offer Documents and the Takeover Rules;

“EGM”, the extraordinary general meeting of the Strongbridge Shareholders (and any adjournment or postponement thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded (it being understood that if the Court Meeting is adjourned or postponed, the EGM shall be correspondingly adjourned or postponed);

“EGM Resolutions”, collectively, the following resolutions to be proposed at the EGM: (i) an ordinary resolution to approve the Scheme and to authorize the Strongbridge Board to take all such action as it considers necessary or appropriate to implement the Scheme; (ii) if applicable, a special resolution to cancel, subject to the approval of the High Court, the issued share capital of Strongbridge (other than any Strongbridge Shares held by any member of the Xeris Group); (iii) if applicable, an ordinary resolution authorizing the Strongbridge Board to allot new ordinary shares to Holdco pursuant to this Agreement and the Scheme by capitalization of the reserve arising from the cancellation of the issued share capital of Strongbridge pursuant to the resolution described in clause (ii); (iv) a special resolution amending the Strongbridge Memorandum and Articles of Association in accordance with Clause 4.6 (the resolutions described in the foregoing clauses (i), (ii), (iii) and (iv), the “Required EGM Resolutions”); (v) an ordinary resolution that any motion by the Chairperson of the Strongbridge Board to adjourn or postpone the EGM, or any adjournments or postponements thereof, to another time and place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the EGM to approve the Scheme or any of the Required EGM Resolutions to be approved; and (vi) any other resolutions as Strongbridge reasonably determines to be necessary or desirable for the purposes of implementing the Acquisition as have been approved by Xeris (such approval not to be unreasonably withheld, conditioned or delayed);

“EMA”, the European Medicines Agency;

“End Date”, the date that is nine months after the date of this Agreement;

“Environmental Law”, any Applicable Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, release or disposal of Hazardous Substances;

“Environmental Permits”, all permits, licenses, franchises, consents (including consents required by Contract), variances, exemptions, orders, certificates, approvals and other similar authorizations of Governmental Entities required by Environmental Law and affecting, or relating to, the business of Strongbridge or any of its Subsidiaries, or the business of Xeris or any of its Subsidiaries, as applicable;

“ERISA”, the United States Employee Retirement Income Security Act of 1974, as amended;

“EUR”, “€”, or “euro”, euro, being the lawful currency of Ireland;

“European Data Protection Requirements” shall have the meaning given to that term in Clause 6.1(p)(xiii);

“Exchange Act”, the United States Securities Exchange Act of 1934, as amended;

“Exchange Agent”, the bank or trust company appointed by Xeris (and reasonably acceptable to Strongbridge) to act as exchange agent for the payment of the Scheme Consideration and Merger Consideration;

“Exchange Ratio” shall have the meaning given to that term in Clause 8.1(c)(i)(B);

“Excluded Scheme Share” shall have the meaning given to that term in Clause 3.3(c);

“Expenses Reimbursement Agreement”, the expenses reimbursement agreement dated as of the date hereof and entered into between Xeris and Strongbridge with the consent of the Panel;

“FCPA”, United States Foreign Corrupt Practices Act of 1977, as amended;

“FDA”, United States Food and Drug Administration;

“FDCA”, Federal Food, Drug, and Cosmetic Act of 1938, as amended;

“Form S-4” shall have the meaning given to that term in Clause 3.7(a)(ii);

“Fractional Entitlements” shall have the meaning given to that term in Clause 8.1(c)(i)(B);

“Good Clinical Practice” means the then current standards, practices and procedures for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials for pharmaceuticals (including all applicable requirements relating to protection of human subjects, financial disclosure by clinical investigators, and institutional review boards) promulgated or endorsed by any applicable Governmental Entity, including those of the United States, as set forth in the FDCA, 21 C.F.R. Parts 50, 54, 56 and 312, or other comparable Law of any comparable foreign Governmental Entity;

“Good Laboratory Practice” means the then current standards, practices and procedures for conducting nonclinical studies promulgated or endorsed by any applicable Governmental Entity, including those of the United States, as set forth in the FDCA, 21 C.F.R. Part 58, or other comparable Law of any comparable foreign Governmental Entity;

“Good Manufacturing Practice” means the then current standards, practices and procedures of any applicable Governmental Entity as in effect at the time of the manufacture, relating to the manufacturing, development, processing, storing, packaging, repackaging, testing, packing, labeling, relabeling, commercial and clinical distribution, transportation, importing, exporting, handling and holding of drug products, as set forth in the FDCA, 21 C.F.R. Parts 210, 211, 601, and 610, or other comparable Law of any comparable foreign Governmental Entity;

“Good Pharmacovigilance Practice” means the then current standards, practices and procedures for pharmacovigilance promulgated or endorsed by any applicable Governmental Entity, including those of the United States, as set forth in the FDCA, 21 C.F.R. § 314.80, or other comparable Law of any comparable foreign Governmental Entity;

“Governmental Entity”, (i) any Relevant Authority, (ii) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any Relevant Authority, or (iii) any political party;

“Group”, in relation to any Party, such Party and its Subsidiaries;

“Hazardous Substance”, any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or that is otherwise regulated by any Governmental Entity with jurisdiction over the environment or natural resources;

“Health Care Laws”, (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); (ii) the Public Health Service Act (42 U.S.C. § 201 et seq.); (iii) all applicable federal, state, local and foreign health care related fraud and abuse, false claims, and anti-kickback laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and similar gift and disclosure laws, the U.S. Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), and laws relating to price reporting requirements and the requirements relating to the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), any state supplemental rebate program, and Medicare average sales price reporting (42 U.S.C. § 1395w-3a); (iv) state laws relating to the manufacture, sale and distribution of pharmaceutical and medical products; (v) Medicare (Title XVIII of the Social Security Act); and (vi) Medicaid (Title XIX of the Social Security Act);

“High Court”, the High Court of Ireland;

“Holdco” shall have the meaning given to that term in the Preamble;

“Holdco Board”, the board of directors of Holdco;

“Holdco Bylaws”, the By-Laws of Holdco;

“Holdco Certificate of Incorporation” shall have the meaning given to that term in Clause 6.2(a)(ii)(C);

“Holdco Shares”, the shares of common stock, par value $0.0001, of Holdco;

“HSR Act”, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“IND” means an investigational new drug application submitted to FDA under the FDCA and 21 C.F.R. Part 312;

“Indemnified Parties” shall have the meaning given to that term in Clause 7.3(d);

“Information Security Reviews” shall have the meaning given to that term in Clause 6.1(p)(xi);

“Intellectual Property Rights”, any and all common law or statutory rights anywhere in the world in, or arising under: (i) patents, utility models, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and any applications relating to any of the foregoing (“Patents”); (ii) trademarks, service marks, trade dress, trade names, logos, and other designations or indicia of origin, and all registrations and applications relating to the foregoing (“Marks”); (iii) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (iv) registered and unregistered copyrights and any other equivalent rights in works of authorship (whether or not registerable, including rights in software as a work of authorship) and moral rights and any other related rights of authors, all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof (“Copyrights”); (v) trade secrets and industrial secret rights, and rights in confidential or proprietary know-how, data and business or technical information, including formulations, formulae, technical, research, clinical and other data, in each case, that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”); and (vi) data base and data collection rights and other intellectual property or proprietary rights arising under the laws of any jurisdiction anywhere in the world;

“Intended Tax Treatment” shall have the meaning given to that term in the Recitals;

“Intervening Event”, with respect to Strongbridge or Xeris, as applicable, a material event, development, occurrence, state of facts or change that was not known to the Strongbridge Board or the Xeris Board, as applicable, on the date of this Agreement, which event, development, occurrence, state of facts or change becomes known to the Strongbridge Board or the Xeris Board, as applicable, before the Strongbridge Shareholder Approval or the Xeris Shareholder Approval, as applicable; provided, that in no event (i) shall any action taken by either Party pursuant to and in compliance with the affirmative covenants set forth in Clause 7.2 of this Agreement, and the consequences of any such action, constitute an Intervening Event, (ii) shall the receipt, existence of or terms of any Strongbridge Alternative Proposal or any enquiry relating thereto or the consequences thereof constitute an Intervening Event with respect to Strongbridge, and (iii) shall the receipt, existence of or terms of any Xeris Alternative Proposal or any enquiry relating thereto or the consequences thereof constitute an Intervening Event with respect to Xeris;

“Ireland”, Ireland, excluding Northern Ireland, and the word “Irish” shall be construed accordingly;

“IRS” shall have the meaning given to that term in Clause 6.1(n)(ii);

“Joint Proxy Statement” shall have the meaning given to that term in Clause 3.7(a);

“knowledge”, in relation to Strongbridge, the actual knowledge, after due inquiry, of the executive officers of Strongbridge listed in Clause 1.1(a) of the Strongbridge Disclosure Schedule, and in relation to Xeris, the actual knowledge, after due inquiry, of the executive officers of Xeris listed in Clause 1.1(a) of the Xeris Disclosure Schedule; provided that, for clarity, with respect to Intellectual Property Rights, such due inquiry in the case of Strongbridge and Xeris is not required to include freedom to operate analyses, clearance searches, validity or noninfringement analyses or opinions, or any other similar analyses or opinions of counsel;

“Law”, any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Relevant Authority;

“Lien” shall have the meaning given to that term in Clause 6.1(c)(iii);

“made available” and words of similar import, mean that the relevant documents, instruments or materials were (A) with respect to Xeris, posted and made available to Xeris on the Strongbridge due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis), or, with respect to Strongbridge, posted or made available to Strongbridge on the Xeris due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis), as applicable, in each case, at least one day prior to the date of this Agreement; (B) provided via electronic mail at least one day prior to the date of this Agreement (including materials provided to outside counsel); or (C) publicly available and filed as an exhibit to Strongbridge SEC Documents or Xeris SEC Documents (in each case to the extent that such documents are unredacted) available on the SEC EDGAR database since January 1, 2018 and prior to at least one day prior to the date of this Agreement;

“Material Adverse Effect”, with respect to a Party, any event, change, effect, circumstance, fact, development or occurrence, individually or in the aggregate, that has had or would be reasonably be expected to have (1) a material adverse effect on the ability of such Party to consummate the transactions contemplated hereby or (2) a material adverse effect on the business, operations or condition (financial or otherwise), assets or liabilities of such Party and its Subsidiaries, taken as a whole, but, in the case of this clause (2), shall not include: (a) any event, change, effect, circumstance, fact, development or occurrence to the extent arising from (i) changes generally affecting the industries in which such Party or any of its Subsidiaries operate, (ii) changes generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) changes in any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (iv) any epidemic or pandemic (including COVID-19) hurricane, earthquake, flood, calamity or other natural disasters or acts of God or any worsening thereof, (v) changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or U.S. GAAP or other accounting standards (or interpretations thereof) (provided, that in each of the foregoing clauses (i)-(v), such events may be taken into account to the extent such Party is disproportionately affected relative to other similarly situated companies) or (vi) actions of such Party or any of its Subsidiaries which the other Party has expressly requested in writing; or (b) any decline in the stock price of the shares of such Party on Nasdaq or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Material Adverse Effect); or (c) any event, change, effect, circumstance, fact, development or occurrence resulting from the announcement or the existence of this Agreement or the transactions contemplated hereby or the performance of and the compliance with this Agreement, including any litigation arising therefrom or with respect thereto (except that this clause (c) shall not apply with respect to such Party’s representations and warranties in Clause 6.1(c)(iii) or Clause 6.2(c)(iii), as the case may be);

“Merger” shall have the meaning given to that term in Clause 8.2(b);

“Merger Consideration” shall have the meaning given to that term in Clause 8.2(g)(i);

“Merger Effective Time” shall have the meaning given to that term in Clause 8.2(c);

“Merger Parties”, collectively Holdco and MergerSub;

“MergerSub” shall have the meaning given to that term in the Preamble;

“Nasdaq”, The Nasdaq Stock Market;

“NDA” means a new drug application submitted to FDA under Section 505 of the FDCA and 21 C.F.R. Part 314;

“New 401(k) Plan” shall have the meaning given to that term in Clause 7.4(e);

“New Plans” shall have the meaning given to that term in Clause 7.4(b);

“Non-U.S. Plan” shall have the meaning given to that term in Clause 6.1(i)(ix);

“Non-U.S. Xeris Benefit Plan” shall have the meaning given to that term in Clause 6.2(i)(viii);

“Old Plans” shall have the meaning given to that term in Clause 7.4(b);

“Organisational Documents”, memorandum of association, articles of association, articles of incorporation, certificate of incorporation or by-laws or other equivalent organisational document, as appropriate;

“Other Merger Party Organisational Documents” shall have the meaning given to that term in Clause 6.2(a)(ii)(C);

“Other Xeris Share-Based Awards” shall have the meaning given to that term in Clause 8.3(a)(iii);

“Panel”, the Irish Takeover Panel;

“Parties”, Strongbridge and the Xeris Parties and “Party” shall mean either Strongbridge, on the one hand, or Xeris or the Xeris Parties (whether individually or collectively), on the other hand (as the context requires);

“Payoff Letter” shall have the meaning given to that term in Clause 7.11;

“Permitted Lien”, (i) any Liens for utilities or current Taxes (A) not yet due and payable or (B) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the applicable Governmental Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business consistent with past practice that do not materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) non-exclusive licenses granted under Intellectual Property Rights in the ordinary course of business consistent with past practice, (viii) any purchase money security interests, equipment leases or similar financing arrangements, (ix) any Liens which are disclosed on the balance sheet of Strongbridge as of March 31, 2021 and the footnotes thereto set forth in Strongbridge’s Annual Report on Form 10-Q for the quarterly period ended March 31, 2021 (in the case of Liens applicable to Strongbridge or any of its Subsidiaries) or the balance sheet of Xeris as of March 31, 2021 and the footnotes thereto set forth in Xeris’s Annual Report on Form 10-Q for the quarterly period ended March 31, 2021 (in the case of Liens applicable to Xeris or any of its Subsidiaries), (x) any Liens that are discharged at or prior to the Effective Time, (xi) Liens securing the obligations under the Avenue Loan Agreement (in the case of Strongbridge or any of its Subsidiaries), or (xii) any Liens that are not material to Strongbridge and its Subsidiaries or Xeris and its Subsidiaries, as applicable, taken as a whole;

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Personal Data”, any information defined as “personal data”, “personally identifiable information”, “personal information”, or “protected health information” under any Privacy Legal Requirement or Privacy Commitment, and all information that can reasonably be used to identify a natural person (including all information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, including without limitation name, address, telephone number, electronic mail address, social security number, bank account number or credit card number);

“Petition”, the petition to the High Court seeking the Court Order;

“PHSA”, the Public Health Service Act, as amended from time to time;

“Privacy Commitments”, (a) contractual obligations to Third Parties with respect to Personal Data, and (b) any legally binding commitment (including any legally binding privacy policy) with respect to collection, processing, maintenance or transfer of Personal Data;

“Privacy Legal Requirement”, all Applicable Laws that pertain to privacy or the processing of Personal Data, including (i) the Health Insurance Portability and Accountability Act of 1996 or HIPAA (42 U.S.C. § 1320d et seq.), (ii) the California Consumer Privacy Act, (iii) U.S. state data security laws and regulations such as the New York SHIELD Act, the Massachusetts Standards for the protection of personal information of residents of the Commonwealth, 201 CMR 17, all state data breach notification laws, and state biometric privacy laws; (iv) applicable requirements of comparable state and foreign Applicable Laws such as the EU Data Protection Directive 95/46/EC of 24 October 1995, the EU General Data Protection Regulation 2016/679/EU of April 27, 2016 (GDPR) and all corresponding member state legislation, the EU ePrivacy Directive 2002/58/EC of 12 July 2002 concerning the processing of personal data and the protection of privacy in the electronic communications sector as amended by Directive 2006/24/EC and Directive 2009/136/EC and the related implementing legislation of the EU member states, (v) the UK GDPR and the United Kingdom’s Data Protection Act 2018, (vi) Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of consumer Personal Data, (vii) the Swiss Federal Act on Data Protection of June 19, 1992 (FADP) and its ordinances, (viii) the Japanese Act on the Protection of Personal Information, (ix) the Irish Data Protection Act 2018, and (x) CAN-SPAM, the Telephone Consumer Protection Act, Canada’s anti-spam legislation and other similar Applicable Laws;

“Products”, each product or product candidate that is being researched, tested, developed, commercialized, manufactured, marketed, sold or distributed by or on behalf of the applicable Party or any of its Subsidiaries;

“Registered Intellectual Property”, all United States, international or foreign (i) Patents and Patent applications (including provisional applications, divisionals, reissues, reexaminations, continuations and continuations-in-part); (ii) registered Marks and applications to register Marks; (iii) registered Copyrights and applications for Copyright registration; (iv) registered Internet domain names; and (v) any other Intellectual Property Rights that are subject to any filing or recording with any state, provincial, federal, government or other public or quasi-public legal authority;

“Registrar of Companies”, the Registrar of Companies in Dublin, Ireland;

“Regulatory Information Service”, a regulatory information service as defined in the Takeover Rules;

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, division, political subdivision, bureau or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank, public international organization or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including, for the avoidance of doubt, the Panel, the High Court, and the SEC;

“Representatives”, in relation to any person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or representatives of such person;

“Resolutions”, the EGM Resolutions and the Court Meeting Resolution, which will be set out in the Scheme Document;

“Restricted Xeris Share” shall have the meaning given to that term in Clause 8.3(a)(ii);

“Review Board”, all institutional review boards, privacy boards, data safety monitoring boards or ethics committees responsible for review, oversight, or approval of any clinical trial involving a Strongbridge Product or a Xeris Product in any jurisdiction;

“Rule 2.5 Announcement”, the announcement in the Agreed Form to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules;

“Sanctioned Country”, any of Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine;

“Sanctioned Person”, any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State, (B) Her Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council, or (D) the European Union, (ii) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii);

“Sanctions Laws”, all Applicable Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified Persons or countries or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any Applicable Laws threatening to impose economic sanctions on any person for engaging in proscribed behaviour;

“Sarbanes-Oxley Act” shall have the meaning given to that term in Clause 6.1(d)(i);

“Scheme”, the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act and, if applicable, the capital reduction under Sections 84 and 85 of the Act to effect the Acquisition pursuant to this Agreement, on such terms and in such form as is consistent with the terms agreed by the Parties as set out in the Rule 2.5 Announcement and on such other terms as the Parties mutually agree in writing, including any revision of the scheme of arrangement as may be agreed between the Parties in writing and, if required, by the High Court;

“Scheme Consideration” shall have the meaning given to that term in Clause 8.1(c)(i)(B);

“Scheme Document”, a document (or the relevant sections of the Joint Proxy Statement comprising the scheme document) (including any amendments or supplements thereto) to be distributed to Strongbridge Shareholders and, for information only, to Strongbridge Equity Award Holders, Strongbridge Warrant Holders and the Strongbridge Convertible Holder containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 452 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act and the Takeover Rules and (v) such other information as Strongbridge and Xeris shall agree;

“Scheme Recommendation”, the recommendation of the Strongbridge Board that Strongbridge Shareholders vote in favour of the Resolutions;

“SEAS” shall have the meaning given to that term in Clause 6.1(n)(iii).

“SEC”, the United States Securities and Exchange Commission;

“Securities Act”, the United States Securities Act of 1933, as amended;

“Share Consideration” shall have the meaning given to that term in Clause 8.1(c)(i)(B);

“Specified Jurisdiction” shall mean any jurisdiction in which Xeris, Strongbridge or any of their Affiliates operate their respective businesses or own any assets;

“Specified Termination” shall have the meaning given to that term in Clause 9.2;

“Strongbridge” shall have the meaning given to that term in the Preamble;

“Strongbridge 2015 Plan” shall mean the Strongbridge 2015 Equity Compensation Plan.

“Strongbridge 401(k) Plan” shall have the meaning given to that term in Clause 7.4(e);

“Strongbridge Alternative Proposal” shall have the meaning given to that term in Clause 5.3(h);

“Strongbridge Benefit Plan”, each employee or director benefit plan, arrangement, policy, program or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, equity purchase, equity or equity-based, severance, retention, employment, change of control, medical, dental, vision, prescription, supplemental unemployment benefits or post-employment or retirement, or fringe benefit plan, arrangement, policy, program or agreement that is or has been sponsored, maintained or contributed to by any member of the Strongbridge Group or which any member of the Strongbridge Group is obligated to sponsor, maintain or contribute to, or with respect to which any member of the Strongbridge Group is a party or has or may have liability;

“Strongbridge Board”, the board of directors of Strongbridge;

“Strongbridge Capitalisation Date” shall have the meaning given to that term in Clause 6.1(b)(i);

“Strongbridge Change of Recommendation” shall have the meaning given to that term in Clause 5.3(c);

“Strongbridge Convertible Holder”, Avenue Venture Opportunity Fund L.P.;

“Strongbridge Deferred Shares” shall have the meaning given to that term in Clause 6.1(b)(i);

“Strongbridge Directors”, the members of the board of directors of Strongbridge;

“Strongbridge Disclosure Schedule” shall have the meaning given to that term in Clause 6.1;

“Strongbridge Employees”, the employees of Strongbridge or any Subsidiary of Strongbridge who remain employed after the Effective Time;

“Strongbridge Equity Award Holders”, the holders of Strongbridge Options and/or Strongbridge Share Awards;

“Strongbridge Exchange Fund” shall have the meaning given to that term in Clause 8.1(d)(i);

“Strongbridge Group”, Strongbridge and all of its Subsidiaries;

“Strongbridge Health Care Permits” shall have the meaning given to that term in Clause 6.1(m)(ii);

“Strongbridge Indemnification Agreements” shall have the meaning given to that term in Clause 7.3(a);

“Strongbridge Indemnified Parties” and “Strongbridge Indemnified Party” shall have the meaning given to such term in Clause 7.3(c);

“Strongbridge Intellectual Property”, the Intellectual Property Rights owned or purported to be owned by Strongbridge or any of its Subsidiaries;

“Strongbridge Licensed Intellectual Property”, any and all Intellectual Property Rights owned by a Third Party and licensed (including sublicensed) or otherwise granted to Strongbridge or any of its Subsidiaries;

“Strongbridge Material Adverse Effect”, a Material Adverse Effect with respect to Strongbridge;

“Strongbridge Material Contracts” shall have the meaning given to that term in Clause 6.1(t)(i);

“Strongbridge Memorandum and Articles of Association” shall have the meaning given to that term in Clause 6.1(a)(i);

“Strongbridge Option”, an option to purchase Strongbridge Shares;

“Strongbridge Patents” shall have the meaning given to that term in Clause 6.1(p)(v);

“Strongbridge Permits” shall have the meaning given to that term in Clause 6.1(g)(ii);

“Strongbridge Permitted Lien”, shall refer to Permitted Liens on property held by Strongbridge;

“Strongbridge Preferred Shares” shall have the meaning given to that term in Clause 6.1(b)(i);

“Strongbridge Product”, all Products with respect to Strongbridge;

“Strongbridge Registered IP” shall have the meaning given to that term in Clause 6.1(p)(i);

“Strongbridge Reimbursement Payment” shall have the meaning given to that term in Clause 9.2;

“Strongbridge Rollover Option” shall have the meaning given to that term in Clause 4.1;

“Strongbridge Rule 15 Proposals”, the proposals of Xeris to the Strongbridge Equity Award Holders, Strongbridge Warrant Holders and Strongbridge Convertible Holder to be made in accordance with Clause 4, Rule 15 of the Takeover Rules and the terms of (as applicable) the Strongbridge Share Plans, the Strongbridge Warrants and the Avenue Loan Agreement;

“Strongbridge SEC Documents” shall have the meaning given to that term in Clause 6.1(d)(i);

“Strongbridge Share Award”, an award denominated in Strongbridge Shares, other than a Strongbridge Option;

“Strongbridge Share Plans”, the Strongbridge 2015 Plan, the Strongbridge Non-Employee Director Equity Compensation Plan, the Strongbridge 2017 Inducement Plan and the individual award agreements utilized by Strongbridge prior to the adoption of the Strongbridge 2015 Plan;

“Strongbridge Shareholder Approval”, (i) the approval of the Scheme by a majority in number of the members of each class of Strongbridge Shareholders (including as may be directed by the High Court pursuant to Section 450(5) of the Act) representing, at the relevant voting time, at least seventy five per cent (75%) in value of the Strongbridge Shares of that class held by such Strongbridge Shareholders present and voting either in person or by proxy, at the Court Meeting (or at any adjournment or postponement of such meeting) and (ii) each of the Required EGM Resolutions being duly passed by the requisite majorities of Strongbridge Shareholders at the EGM (or at any adjournment or postponement of such meeting);

“Strongbridge Shareholders”, the holders of Strongbridge Shares;

“Strongbridge Shares”, the ordinary shares of $0.01 each in the capital of Strongbridge;

“Strongbridge Superior Proposal” shall have the meaning given to that term in Clause 5.3(i);

“Strongbridge Warrant Holders”, the holders of the Strongbridge Warrants;

“Strongbridge Warrants” means the following warrants issued by Strongbridge: (i) the warrants issued on December 22, 2016, in connection with a private placement of Strongbridge Shares, under which 5,030,000 Strongbridge Shares were issuable (the “Strongbridge Private Placement Warrants”); (ii) the warrants issued on December 28, 2016, in connection with Horizon and Oxford loan agreement, under which 160,714 Strongbridge Shares were issuable; (iii) the warrants issued on January 16, 2018, to CR Group lenders, under which 1,248,250 Strongbridge Shares were issuable; (iv) the warrants issued on July 14, 2017, to CR Group lenders, under which 394,289 Strongbridge Shares were issuable; (v) the warrant issued on May 19, 2020, to Avenue Venture Opportunities Fund, L.P., under which 267,390 Strongbridge Shares were issuable; and (vi) the warrant issued on December 30, 2020, to Avenue Venture Opportunities Fund, L.P., under which 267,390 Strongbridge Shares were issuable, in each case as of the Strongbridge Capitalisation Date (the warrants in clauses (iii) through (vi) collectively, the “Strongbridge Assumed Warrants”);

“Subscription Amount” shall have the meaning given to that term in Clause 3.3(c);

“Subscription Completion” shall have the meaning given to that term in Clause 3.3(c);

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power (provided that the Merger Parties shall be deemed to be Subsidiaries of Xeris for purposes of this Agreement);

“Surviving Corporation” shall have the meaning given to that term in Clause 8.2(b);

“Takeover Offer”, an offer in accordance with Clause 3.6 for the entire issued share capital of Strongbridge (other than any Strongbridge Shares beneficially owned by Xeris or any member of the Xeris Group (if any)) including any amendment or revision thereto pursuant to this Agreement, the full terms of which would be set out in the Takeover Offer Document or as the case may be, any revised offer documents;

“Takeover Offer Document”, if following the date of this Agreement, Xeris elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6, the document to be despatched to Strongbridge Shareholders and others by Holdco and Xeris containing, amongst other things, the Takeover Offer, the Conditions (save as Xeris determines not to be appropriate in the case of a Takeover Offer) and certain information about Holdco, Xeris and Strongbridge and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Panel Act”, the Irish Takeover Panel Act 1997 (as amended);

“Takeover Rules”, the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2013, as amended;

“Tax” (and “Taxes”) shall have the meaning given to that term in Clause 6.1(n)(ii);

“Tax Authority” shall have the meaning given to that term in Clause 6.1(n)(ii);

“Tax Return” shall have the meaning given to that term in Clause 6.1(n)(ii);

“Taxable” shall have the meaning given to that term in Clause 6.1(n)(ii);

“Taxation” shall have the meaning given to that term in Clause 6.1(n)(ii);

“Third Party”, any Person or Group, other than Strongbridge, Xeris or any of their respective Affiliates or Representatives;

“U.S.” or “United States”, the United States of America, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“U.S. GAAP”, U.S. generally accepted accounting principles;

“US$”, “$” or “U.S. dollars”, United States dollars, the lawful currency of the United States;

“VAT” means (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/11); and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (i) above, or imposed elsewhere;

“Willful Breach”, a material breach that is a consequence of an act undertaken or a failure to take an act by the breaching Party with the knowledge that the taking of such act or the failure to take such act would, or would reasonably be expected to, cause a material breach of this Agreement;

“Xeris” shall have the meaning given to that term in the Preamble;

“Xeris Alternative Proposal” shall have the meaning given to that term in Clause 5.4(h);

“Xeris Benefit Plan”, each employee or director benefit plan, arrangement, policy, program or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, equity purchase, equity or equity-based, severance, retention, employment, change of control, medical, dental, vision, prescription, supplemental unemployment benefits or post-employment or retirement, or fringe benefit plan, arrangement, policy program or agreement that is or has been sponsored, maintained or contributed to by any member of the Xeris Group or which any member of the Xeris Group is obligated to sponsor, maintain or contribute to, or with respect to which any member of the Xeris Group is a party or has or may have liability;

“Xeris Board”, the board of directors of Xeris;

“Xeris Book Entry Shares” shall have the meaning given to that term in Clause 8.2(g)(i);

“Xeris Bylaws”, the By-Laws of Xeris;

“Xeris Certificate of Incorporation” shall have the meaning given to that term in Clause 6.2(a);

“Xeris Certificates” shall have the meaning given to that term in Clause 8.2(g)(i);

“Xeris Change of Recommendation” shall have the meaning given to that term in Clause 5.4(c);

“Xeris Directors”, the members of the board of directors of Xeris;

“Xeris Disclosure Schedule” shall have the meaning given to that term in Clause 6.2;

“Xeris ESPP”, the Xeris 2018 Employees Stock Purchase Plan, as amended;

“Xeris Exchange Fund” shall have the meaning given to that term in Clause 8.2(h)(i);

“Xeris Group”, Xeris and all of its Subsidiaries;

“Xeris Health Care Permits” shall have the meaning given to that term in Clause 6.2(m)(ii);

“Xeris Indemnified Parties” and “Xeris Indemnified Party” shall have the meaning given to such term in Clause 7.3(d);

“Xeris Intellectual Property”, the Intellectual Property Rights owned or purported to be owned by Xeris or any of its Subsidiaries;

“Xeris IPO Date” shall have the meaning given to that term in Clause 6.2(d)(i);

“Xeris Licensed Intellectual Property”, any and all Intellectual Property Rights owned by a Third Party and licensed (including sublicensed) or otherwise granted to Xeris or any of its Subsidiaries;

“Xeris Material Adverse Effect”, a Material Adverse Effect with respect to Xeris;

“Xeris Material Contract” shall have the meaning given to that term in Clause 6.2(t)(i);

“Xeris Parties”, collectively, Xeris, Holdco, and MergerSub;

“Xeris Patents” shall have the meaning given to that term in Clause 6.2(p)(v);

“Xeris Permits” shall have the meaning given to that term in Clause 6.2(g)(ii);

“Xeris Permitted Lien”, shall refer to Permitted Liens on property held by Xeris;

“Xeris Preferred Shares” shall have the meaning given to that term in Clause 6.2(b)(i);

“Xeris Product”, all Products with respect to Xeris;

“Xeris Recommendation” shall have the meaning given to that term in Clause 2.1(e);

“Xeris Registered IP” shall have the meaning given to that term in Clause 6.2(p)(i);

“Xeris Reimbursement Payments” shall have the meaning given to that term in the Expenses Reimbursement Agreement;

“Xeris SEC Documents” shall have the meaning given to that term in Clause 6.2(d)(i);

“Xeris Share Award”, an award denominated in Xeris Shares, other than a Xeris Share Option;

“Xeris Share Option” shall have the meaning given to that term in Clause 8.3(a)(i);

“Xeris Share Plans”, the Xeris 2011 Stock Option/Stock Issuance Plan, the Xeris 2018 Stock Option and Incentive Plan and the Xeris Inducement Equity Plan;

“Xeris Shareholder Approval” shall have the meaning given to that term in Clause 6.2(s);

“Xeris Shareholders”, the holders of Xeris Shares;

“Xeris Shareholders Meeting” shall have the meaning given to that term in Clause 3.7(c);

“Xeris Shares”, the shares of common stock, par value $0.0001 per share; and

“Xeris Superior Proposal” shall have the meaning given to that term in Clause 5.4(i).

1.2	Construction

(a)

In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b)

In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, subsection, clause, subclause, paragraph or subparagraph (as the case may be) of this Agreement.

(c)

In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d)	In this Agreement, the masculine gender shall include the feminine and neuter and vice versa and the singular number shall include the plural and vice versa.

(e)

In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

(f)

In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)

In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

(h)	In this Agreement, references to “dollars” and “$” means US$, and references to “euros” and “€” means EUR.

(i)	In this Agreement, references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

1.3	Captions

The table of contents and the headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

1.4	Time

References to times are to New York City times unless otherwise specified.

2.	RULE 2.5 ANNOUNCEMENT, SCHEME DOCUMENT AND STRONGBRIDGE RULE 15 PROPOSALS

2.1	Rule 2.5 Announcement

(a)	Each Party confirms that its respective board of directors (or a duly authorised committee thereof) has approved the contents and release of the Rule 2.5 Announcement.

(b)

Forthwith upon the execution of this Agreement, Strongbridge and Xeris shall jointly, in accordance with, and for the purposes of, the Takeover Rules, procure the release of the Rule 2.5 Announcement to a Regulatory Information Service by no later than 11:59 a.m., New York City time, on May 24, 2021, or such later time as may be agreed between the Parties in writing.

(c)

The obligations of Strongbridge and Xeris under this Agreement, other than the obligations under Clause 2.1(b), shall be conditional on the release of the Rule 2.5 Announcement to a Regulatory Information Service.

(d)

Strongbridge confirms that, as of the date hereof, the Strongbridge Board considers that the terms of the Scheme as contemplated by this Agreement are fair and reasonable and that the Strongbridge Board has resolved to recommend to the Strongbridge Shareholders that they vote in favour of the Resolutions. The recommendation of the Strongbridge Board that the Strongbridge Shareholders vote in favour of the Resolutions, and the related opinion of the financial adviser to the Strongbridge Board, are set out in the Rule 2.5 Announcement and, subject to Clause 5.3, shall be incorporated in the Scheme Document and any other document sent to Strongbridge Shareholders in connection with the Acquisition to the extent required by the Takeover Rules or the rules of the SEC.

(e)

Xeris confirms that, as of the date hereof, the Xeris Board considers that this Agreement (and the entry into this Agreement) and the consummation of the transactions contemplated by this Agreement, including, without limitation, the Merger are advisable, fair to and in the best interests of Xeris and the Xeris Shareholders and that the Xeris Board has resolved to recommend to the Xeris Shareholders that they adopt this Agreement and approve the Merger (the “Xeris Recommendation”). The Xeris Recommendation is set out in the Rule 2.5 Announcement and, subject to Clause 5.4, shall be incorporated in the Joint Proxy Statement and any other document sent to Xeris Shareholders in connection with the Acquisition to the extent required by Applicable Law or the rules of the SEC.

(f)	The Conditions are hereby incorporated in and shall constitute a part of this Agreement.

2.2	Scheme

Subject to Clause 3.6:

(a)

Strongbridge agrees that it will propose the Scheme to the Strongbridge Shareholders in the manner set out in Clause 3 and, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions (with the exception of Conditions 2(c) and 2(d)), will, in the manner set out in Clause 3, petition the High Court to sanction the Scheme so as to facilitate the implementation of the Acquisition;

(b)

Holdco agrees that it will participate in the Scheme and agrees to be bound by its terms, as proposed by Strongbridge to the Strongbridge Shareholders, and that it shall, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions, effect the Acquisition through the Scheme on the terms set out in this Agreement and the Scheme; and

(c)

each of the Parties agrees that it will fully and promptly perform all of the obligations required of it in respect of the Acquisition on the terms set out in this Agreement and/or the Scheme, and each will, subject to the terms and conditions of this Agreement, including Clause 7.2, use all of its reasonable best efforts to take such other steps as are within its power and are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to this Agreement in connection with the Completion.

2.3	Change in Shares

If at any time during the period between the date of this Agreement and the Effective Time, the outstanding Strongbridge Shares or Xeris Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganisation, recapitalisation, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the CVR Consideration and the Share Consideration and any payments to be made under Clause 4 and any other number or amount contained in this Agreement which is based upon the price or number of the Strongbridge Shares or the Xeris Shares, as the case may be, shall be correspondingly adjusted to provide the holders of Strongbridge Shares and Xeris Shares the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Clause 2.3 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

2.4	Strongbridge Rule 15 Proposals

(a)

Subject to the posting of the Scheme Document in accordance with Clause 3.1, the Parties agree that the Strongbridge Rule 15 Proposals will be made to Strongbridge Equity Award Holders in respect of their respective holdings of Strongbridge Options and/or Strongbridge Share Awards, to Strongbridge Warrant Holders in respect of the Strongbridge Warrants and to the Strongbridge Convertible Holder in accordance with Clause 4, Rule 15 of the Takeover Rules and the terms of (as applicable) the Strongbridge Share Plans, the Strongbridge Warrants and the Avenue Loan Agreement.

(b)

The Strongbridge Rule 15 Proposals shall be issued as joint letters from Strongbridge and Xeris and the Parties shall agree the final form of the letter to be issued in respect of the Strongbridge Rule 15 Proposals and all other documentation necessary to effect the Strongbridge Rule 15 Proposals.

(c)

Save as required by Applicable Law, the High Court and/or the Panel, neither Party shall amend the Strongbridge Rule 15 Proposals after their despatch without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

3.	IMPLEMENTATION OF THE SCHEME; XERIS SHAREHOLDERS MEETING

3.1	Responsibilities of Strongbridge in Respect of the Scheme

Strongbridge shall:

(a)

(i) be responsible for the preparation of the Scheme Document and all other documentation necessary to effect the Scheme and to convene the EGM and Court Meeting and (ii) provide Xeris with drafts of the Scheme Document and afford Xeris reasonable opportunity to review and comment on the Scheme Document and such other documentation and shall consider such comments in good faith and (iii) subject to the foregoing clauses (i) and (ii), as promptly as reasonably practicable after the date hereof, cause the Scheme Document to be filed with the Panel (in accordance with Rule 41.1(b) of the Takeover Rules);

(b)

for the purpose of implementing the Scheme, instruct a barrister (of senior counsel standing) and provide Xeris and its advisers with the opportunity to attend any meetings with such barrister to discuss matters pertaining to the Scheme and any issues arising in connection with it (except to the extent the barrister is to advise on matters relating to the fiduciary duties of the directors of Strongbridge or their responsibilities under the Takeover Rules);

(c)

as promptly as reasonably practicable after the Form S-4 is filed with the SEC, or, if the Form S-4 is to be reviewed and commented upon by the SEC, after the filing of one or more amendments to the Form S-4 with the SEC to address the comments made by the SEC, Strongbridge shall cause to be filed with the Panel the Form S-4 that is expected to be declared effective by the SEC;

(d)

as promptly as reasonably practicable, notify Xeris of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition, as the case may be;

(e)

(i) as promptly as reasonably practicable, notify Xeris upon the receipt of any comments from the Panel or the SEC on, or any request from the Panel or the SEC for amendments or supplements to, the Scheme Document, the Strongbridge Rule 15 Proposals and the related forms of proxy and provide Xeris with all copies of material written correspondence between it and its Representatives and the Panel and/or the SEC relating to such documents and (ii) use its reasonable best efforts to respond to and resolve all Panel and SEC comments with respect to the foregoing documents as promptly as practicable after receipt thereof;

(f)

prior to filing or despatch of any amendment or supplement to the Scheme Document requested by the Panel or the SEC, or responding in writing to any comments of the Panel or the SEC with respect thereto, Strongbridge shall (unless it relates to a Strongbridge Alternative Proposal):

(i)	provide Xeris with a reasonable opportunity to review and comment on such document or response; and

(ii)	consider in good faith all comments reasonably proposed by Xeris;

(g)

to the extent that clearance of the Scheme Document by the Panel might require that waivers and/or derogations in respect of the Takeover Rules be sought and obtained from the Panel, make a submission for (and use reasonable best efforts to have approved) such waiver or derogation as promptly as reasonably practicable after having provided Xeris with a reasonable opportunity to review and comment on such submission and consider in good faith such comments;

(h)

provide Xeris with drafts of any and all pleadings, affidavits, petitions and other filings prepared by Strongbridge for submission to the High Court in connection with the Scheme prior to their filing, and afford Xeris reasonable opportunities to review and make comments on all such documents and consider in good faith such comments;

(i)

as promptly as reasonably practicable make all necessary applications to the High Court in connection with the implementation of the Scheme (including issuing appropriate proceedings requesting the High Court to order that the Court Meeting be convened as promptly as is reasonably practicable following the effectiveness of the Form S-4), and use its reasonable best efforts so as to ensure that the hearing of such proceedings occurs as promptly as is reasonably practicable in order to facilitate the despatch of the Scheme Document and seek such directions of the High Court as it considers necessary or desirable in connection with such Court Meeting and thereafter comply with such directions;

(j)

procure the publication of the requisite advertisements and despatch of the Scheme Document (in a form acceptable to the Panel) and the forms of proxy for the use at the Court Meeting and the EGM (the form of which shall be agreed between the Parties, acting reasonably) (a) to Strongbridge Shareholders on the register of members of Strongbridge on the record date as agreed with the High Court, as promptly as reasonably practicable after the approval of the High Court to despatch the documents being obtained, and (b) to the holders of the Strongbridge Options or Strongbridge Share Awards or Strongbridge Warrants on such date and to the Strongbridge Convertible Holder, for information only, as promptly as reasonably practicable after the approval of the High Court to despatch the documents being obtained, and thereafter shall publish and/or post such other documents and information (the form of which shall be agreed between the Parties, acting reasonably) as the High Court and/or the Panel may approve or direct;

(k)

unless the Strongbridge Board has effected a Strongbridge Change of Recommendation pursuant to and in accordance with Clause 5.3, and subject to the obligations of the Strongbridge Board under the Takeover Rules, procure that the Scheme Document includes the Scheme Recommendation;

(l)	include in the Scheme Document a notice convening the EGM to be held immediately following the Court Meeting to consider and, if thought fit, approve the EGM Resolutions;

(m)

prior to the Court Meeting, keep Xeris reasonably informed on a reasonably current basis of the number of proxy votes received in respect of resolutions to be proposed at the Court Meeting and/or the EGM, and in any event provide such number promptly upon the request of Xeris or its Representatives and, unless the Strongbridge Board has effected a Strongbridge Change of Recommendation, (X) use its reasonable best efforts to obtain the Strongbridge Shareholder Approval and (Y) conduct any proxy solicitation exercise and undertake any other steps as may reasonably be requested by Xeris to assist the passing of the Resolutions at the Court Meeting and/or the EGM;

(n)

notwithstanding any Strongbridge Change of Recommendation, unless this Agreement has been terminated pursuant to Clause 9, hold the Court Meeting and the EGM on the date set out in the Scheme Document, or such later date as may be agreed in writing between the Parties, and in such a manner as shall be approved, if necessary, by the High Court and/or the Panel and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing with Xeris, such agreement not to be unreasonably withheld, conditioned or delayed;

(o)

subject to the terms of this Agreement, afford all such cooperation and assistance as may reasonably be requested of it by Xeris in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme, including the provision to Xeris of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Xeris may reasonably request (including for the purposes of preparing the Joint Proxy Statement on Form S-4) and to do so in a timely manner;

(p)

assume responsibility for the information relating to it or any of its Subsidiaries contained in the Scheme Document, the Joint Proxy Statement, the Form S-4 or any other document sent to Strongbridge Shareholders or filed with the High Court or the SEC or in any announcement;

(q)	review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it by Xeris;

(r)

following the Court Meeting and EGM, assuming the Resolutions are duly passed (including by the requisite majorities required under Section 453 of the Act in the case of the Court Meeting) and all other Conditions are satisfied or, in the sole discretion of the applicable Party and to the extent permitted by Applicable Law, waived where applicable (with the exception of Conditions 2(c) and 2(d)), take all necessary steps on the part of Strongbridge to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as soon as possible thereafter; and

(s)	give such undertakings as are required by the High Court in connection with the Scheme as are reasonably necessary or desirable to implement the Scheme.

3.2	Responsibilities of Holdco and Xeris in Respect of the Scheme

Holdco shall, and in the case of Clauses 3.2(b) to 3.2(i) (inclusive) Xeris shall:

(a)

instruct counsel to appear on its behalf at the Court Hearing and undertake to the High Court to be bound by the terms of the Scheme (including the issuance of the Share Consideration and the CVR Consideration pursuant thereto) insofar as it relates to Holdco;

(b)

if, and to the extent that, it or any of its Concert Parties owns or is interested in Strongbridge Shares, exercise all of its rights, and, insofar as lies within its powers, procure that each of its Concert Parties shall exercise all rights, in respect of such Strongbridge Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in Strongbridge held via contracts for difference or other derivative instruments, insofar as lies within its powers, procuring that instructions are given to the holder of the underlying Strongbridge Shares to vote) in favour of the Resolutions or, if required by Law, the High Court, the Takeover Rules or other rules, refraining from voting, at any Court Meeting and/or EGM as the case may be;

(c)

subject to the terms of this Agreement, procure that the other members of the Xeris Group and, insofar as lies within its power or procurement, their Representatives take all such steps as are reasonably necessary or desirable in order to implement the Scheme, including the provision by Xeris of any customary undertakings required by the High Court to be provided to it by Xeris;

(d)

keep Strongbridge reasonably informed and consult with Strongbridge as to the performance of the obligations and responsibilities required of Xeris and Holdco pursuant to this Agreement and/or the Scheme and as to any developments relevant to the proper implementation of the Scheme;

(e)

subject to the terms of this Agreement, afford all such cooperation and assistance as may reasonably be requested of it by Strongbridge in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme, including the provision to Strongbridge of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Strongbridge may reasonably request (including for the purposes of preparing the Joint Proxy Statement or the Form S-4) and to do so in a timely manner;

(f)	assume responsibility for the information relating to it contained in the Scheme Document or any other document sent to Strongbridge Shareholders or filed with the High Court or in any announcement;

(g)	review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it;

(h)

to the extent that clearance of the Scheme Document by the Panel might require that waivers and/or derogations in respect of the Takeover Rules be sought and obtained from the Panel, make a submission for (and use reasonable best efforts to have approved) such waiver or derogation as promptly as reasonably practicable after having provided Strongbridge with a reasonable opportunity to review and comment on such submission and having considered in good faith such comments; and

(i)

as promptly as reasonably practicable, notify Strongbridge of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition, as the case may be.

3.3	Mutual Responsibilities of the Parties

(a)

If any of the Parties becomes aware of any information that, pursuant to the Takeover Rules, the Act, the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Scheme Document, the Joint Proxy Statement or the Form S-4, then the Party becoming so aware shall promptly inform the other Party thereof and the Parties shall cooperate with each other in submitting or filing such amendment or supplement with the Panel, and, if required, the SEC and/or the High Court and, if required, in mailing such amendment or supplement to the Strongbridge Shareholders and, for information only, if required, to the holders of the Strongbridge Options or Strongbridge Share Awards or Strongbridge Warrants or to the Strongbridge Convertible Holder; and

(b)

Strongbridge, Xeris and Holdco each shall take, or cause to be taken, such other steps as are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to Clauses 8.1 and 8.2 in connection with the Completion.

(c)

Except as the Panel may otherwise direct and subject to the Panel’s waiving any obligation for Xeris or Holdco to make a cash offer or provide a cash alternative under Rule 11 of the Takeover Rules, and if necessary to ensure that Holdco is the sole member of Strongbridge at the Effective Time, on such date as the Parties shall agree but in any event prior to the Effective Time, Holdco agrees to subscribe for, and Strongbridge agrees to allot and issue to Holdco, one Strongbridge Share (the “Excluded Scheme Share”), in consideration for which Holdco shall pay, or cause to be paid to Strongbridge, an amount equal to the nominal value of one Strongbridge Share (the “Subscription Amount”). Completion of the subscription for the Excluded Scheme Share (the “Subscription Completion”) shall take place at a location of the Parties’ choosing on such date as the Parties shall agree but in any event prior to the Effective Time. At the Subscription Completion: (i) Holdco shall (A) subscribe for the Excluded Scheme Share, and (B) pay, or cause to be paid, the Subscription Amount to Strongbridge in cash, and (ii) Strongbridge shall (A) allot and issue the Excluded Scheme Share to Holdco (or its nominee) credited as fully paid, (B) procure that all appropriate entries are made in the statutory records of Strongbridge in respect of the Excluded Scheme Share, and (C) issue and deliver to Holdco a share certificate in respect of the Excluded Scheme Share.

3.4	Dealings with the Panel

(a)

Each of the Parties will promptly provide such assistance and information as may reasonably be requested by any other Party in connection with any correspondence or discussions with the Panel in connection with the Acquisition and/or the Scheme.

(b)

Each of the Parties will (i) give the other reasonable prior notice of any proposed meeting or material substantive discussion or correspondence between it or its Representatives with the Panel, or any amendment to be proposed to the Scheme in connection therewith, and, except to the extent any such correspondence relates to a Strongbridge Alternative Proposal, a Xeris Alternative Proposal or the valid termination of this Agreement pursuant to and in accordance with Clause 9, as the case may be, afford the other Party reasonable opportunities to review and make comments and suggestions with respect to the same and consider in good faith such comments and suggestions, and (ii) except to the extent any such meeting, discussion, correspondence or submission relates to a Strongbridge Alternative Proposal, a Xeris Alternative Proposal or the valid termination of this Agreement pursuant to and in accordance with Clause 9 as the case may be, keep the other reasonably informed of all such meetings, discussions or correspondence that it or its Representative(s) have with the Panel and not participate in any meeting or discussion with the Panel concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by the Panel, gives such other Party the opportunity to attend and provide copies of all written submissions it makes to the Panel and copies (or, where verbal, a verbal or written summary of the substance) of the Panel responses thereto provided always that any correspondence or other information required to be provided under this Clause 3.4(b) may be redacted:

(i)

to prevent the exchange of confidential information as required by Applicable Law (provided that the redacting Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such confidentiality concerns); and

(ii)

as necessary to address reasonable privilege concerns (provided that the redacting Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such privilege concerns).

(c)

Strongbridge undertakes, if so requested by Xeris, to issue as promptly as reasonably practicable its written consent to Xeris and to the Panel in respect of any application made by Xeris to the Panel for a derogation from the disclosure requirements of Rule 24.3 of the Takeover Rules, seeking consent to the aggregation of dealings for purposes of disclosure in the Scheme Document and seeking consent to the aggregation on a bi-weekly basis of changes in information announced pursuant to Rule 2.10 of the Takeover Rules.

(d)

Xeris undertakes, if so requested by Strongbridge, to issue as promptly as reasonably practicable its written consent to Strongbridge and to the Panel in respect of any application made by Strongbridge to the Panel to permit entering into and effecting the retention, bonus and/or benefit arrangements contemplated by Clauses 5.1 and 7.4(d) of the Strongbridge Disclosure Schedule.

(e)

Xeris and Strongbridge undertake, if so requested by the other Party to, as promptly as reasonably practicable, issue its written consent to the other Party and to the Panel in respect of any application reasonably requesting any derogation, permission or consent from the Panel in connection with the Takeover Rules.

(f)

Notwithstanding the foregoing provisions of this Clause 3.4, neither Xeris nor Strongbridge shall be required to take any action pursuant to such provisions if (i) such action is prohibited by the Panel (unless the Panel decision is successfully appealed by either Strongbridge or Xeris) or (ii) Strongbridge has made a Strongbridge Change of Recommendation or Xeris has made an Xeris Change of Recommendation.

(g)	Nothing in this Agreement shall in any way limit the Parties’ obligations under the Takeover Rules.

3.5	No Scheme Amendment by Strongbridge

Save as required by Law, the High Court and/or the Panel, Strongbridge shall not take any of the following actions after dispatch of the Scheme Document, in each case, without the prior written consent of Xeris:

(a)	amend the Scheme;

(b)

adjourn or postpone (or propose an adjournment or postponement of) the Court Meeting or the EGM (provided, however, that Strongbridge may, without the consent of, but after consultation with, Xeris, adjourn or postpone (or propose to adjourn or postpone) the Court Meeting or EGM), (i) in the case of adjournment, if requested by the Strongbridge Shareholders (on a poll) to do so, provided, that the proposal for adjournment was not made by Strongbridge or any of its Affiliates or their respective Representatives, (ii) to the extent reasonably necessary to ensure that any required supplement or amendment to the Joint Proxy Statement on Form S-4 is provided to the Strongbridge Shareholders or to permit dissemination of information which is material to shareholders voting at the Court Meeting or the EGM, but only for so long as the Strongbridge Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Strongbridge Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated, or (iii) if as of the time the Court Meeting or EGM is scheduled (as set forth in the Joint Proxy Statement), there are insufficient Strongbridge Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Court Meeting or the EGM, but only until a meeting can be held at which there are a sufficient number of Strongbridge Shares represented to constitute a quorum or (B) voting for the approval of the Court Meeting Resolution or the EGM Resolutions, as applicable, but only until a meeting can be held at which there are a sufficient number of votes of holders of Strongbridge Shares to approve the Court Meeting Resolution or the EGM Resolutions, as applicable; provided that, without the prior written consent of Xeris (such consent not to be unreasonably withheld, conditioned or delayed) (X) the Court Meeting and EGM are not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Court Meeting and EGM are originally scheduled or (Y) Strongbridge may not postpone or adjourn the Court Meeting or the EGM pursuant to clause (i) or (iii) more than three times (other than in each case any adjournments or postponements required by Applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Joint Proxy Statement is provided or made available to Strongbridge Shareholders or to permit dissemination of information which is material to shareholders voting at the Court Meeting and EGM and to give the Strongbridge Shareholders sufficient time to evaluate any such supplement or amendment or other information); or

(c)

amend the Resolutions (in each case, in the form set out in the Scheme Document), after despatch of the Scheme Document without the consent of Xeris (such consent not to be unreasonably withheld, conditioned or delayed).

3.6	Switching to a Takeover Offer

(a)

In the event that Xeris reasonably considers (in its good faith discretion) that a competitive situation exists or, based on facts known at the time, may reasonably be expected to arise in connection with the Acquisition, Xeris may elect (and subject to receiving the Panel’s consent, if required) to implement the Acquisition by way of the Takeover Offer (rather than the Scheme), whether or not the Scheme Document has been posted, subject to the terms of this Clause 3.6.

(b)

If Xeris elects to implement the Acquisition by way of the Takeover Offer, Strongbridge undertakes to provide Xeris and its Representatives as promptly as reasonably practicable with all such information about the Strongbridge Group (including directors and their connected persons) as may reasonably be required for inclusion in the Takeover Offer Document (and any prospectus required in connection with the Share Consideration) and to provide all such other assistance as may reasonably be required by the Takeover Rules in connection with the preparation of the Takeover Offer Document, including reasonable access to, and ensuring the provision of reasonable assistance by, its management and Representatives.

(c)	If Xeris elects to implement the Acquisition by way of a Takeover Offer, Strongbridge agrees:

(i)

that the Takeover Offer Document will contain provisions consistent with the terms and conditions set out in the Rule 2.5 Announcement, the relevant Conditions and such other further terms and conditions as agreed (including any modification thereto) between Xeris and the Panel; provided, however, that the terms and conditions of the Takeover Offer shall be at least as favourable to the Strongbridge Shareholders and the holders of Strongbridge Options and Strongbridge Share Awards and Strongbridge Warrants and to the Strongbridge Convertible Holders as those which would apply in relation to the Scheme (except for the 80 per cent acceptance condition contemplated by paragraph 9 of Annex III to the Rule 2.5 Announcement);

(ii)

to reasonably cooperate and consult with Xeris in the preparation of the Takeover Offer Document or any other document or filing (including any prospectus required in connection with the Scheme Consideration) which is required for the purposes of implementing the Acquisition;

(iii)

that, subject to the obligations of the Strongbridge Board under the Takeover Rules, and unless the Strongbridge Board has made a Strongbridge Change of Recommendation pursuant to and in accordance with Clause 5.3, the Takeover Offer shall incorporate a recommendation to the Strongbridge Shareholders from the Strongbridge Board to accept the Takeover Offer, and such recommendation will not be withdrawn, adversely modified or qualified except as contemplated by Clause 5.3.

(d)	If Xeris elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6(a), the Parties mutually agree:

(i)

to prepare and file with, or submit to, the SEC, the Panel and the High Court all documents, amendments and supplements required to be filed therewith or submitted thereto pursuant to the Takeover Rules, the Securities Act, the Exchange Act or otherwise by Applicable Law in connection with the Takeover Offer and to make any applications or initiate any appearances as may be required by or desirable to the High Court for the purpose of discontinuing, cancelling or terminating the High Court proceedings initiated in connection with the Scheme and, save where there has been a Strongbridge Change of Recommendation, each Party shall have reasonable opportunities to review and make comments on all such documents, amendments and supplements and, following good faith consideration of such comments and approval of such documents, amendments and supplements by the other Party, which shall not be unreasonably withheld, conditioned or delayed, file or submit, as the case may be, such documents, amendments and supplements with or to the SEC, the Panel and the High Court (as applicable);

(ii)

to provide the other Party with any comments received from the SEC, the Panel or the High Court on any documents filed by it with the SEC, the Panel or the High Court promptly after receipt thereof, other than with respect to any such documents to the extent related to a Strongbridge Alternative Proposal; and

(iii)

to provide the other Party with reasonable prior notice of any proposed oral communication with the SEC, the Panel or the High Court and, except to the extent prohibited by the SEC, the Panel or the High Court, afford the other Party reasonable opportunity to participate therein, other than with respect to any such communication to the extent related to a Strongbridge Alternative Proposal.

(e)

If the Takeover Offer is consummated, Xeris shall cause Holdco (or their respective designees) to effect as promptly as reasonably practicable a compulsory acquisition of any Strongbridge Shares under Section 457 of the Act not acquired in the Takeover Offer for the same consideration per share as provided for in the Takeover Offer.

(f)

For the avoidance of doubt and except as may be required by the Takeover Rules (and without limiting any other provision of this Agreement), nothing in this Clause 3.6 shall require Strongbridge to provide Xeris with any information with respect to, or to otherwise take or fail to take any action in connection with Strongbridge’s consideration of or response to, any Strongbridge Alternative Proposal.

3.7	Preparation of Joint Proxy Statement and Form S-4; Xeris Shareholders Meeting

(a)

As promptly as reasonably practicable following the date hereof, each of the Parties shall cooperate in preparing and shall cause to be filed with the SEC (i) mutually acceptable joint proxy materials which shall constitute (A) the Scheme Document, which shall also constitute the proxy statement relating to the matters to be submitted to the Strongbridge Shareholders at the Court Meeting and the EGM and (B) the proxy statement relating to the matters to be submitted to the Xeris Shareholders at the Xeris Shareholders Meeting (such joint proxy materials, and any amendments or supplements thereto, the “Joint Proxy Statement”) and (ii) a registration statement on Form S-4 (of which the Joint Proxy Statement will form a part) with respect to the issuance of Holdco Shares in respect of the Scheme and Merger (the “Form S-4”). Each of the Parties shall use its reasonable best efforts to have the Joint Proxy Statement cleared by the SEC and the Form S-4 to be declared effective by the SEC, to keep the Form S-4 effective as long as is necessary to consummate the Acquisition and the Merger, and to mail the Joint Proxy Statement to their respective shareholders as promptly as practicable after the Form S-4 is declared effective, to the extent required by Applicable Law.

(b)

Each of the Parties shall, as promptly as practicable after receipt thereof, provide the other with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement or the Form S-4 prior to filing such with the SEC. Each Party shall use its reasonable best efforts to take any action required to be taken by it under any applicable state securities Laws in connection with the Acquisition or the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Holdco Shares issuable in connection with the Acquisition and the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4. If, at any time prior to the Effective Time, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by either Party, and such information should be set forth in an amendment or supplement to the Joint Proxy Statement or the Form S-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Strongbridge Shareholders and the Xeris Shareholders.

(c)

Xeris shall duly call, give notice of, convene and hold a meeting of the Xeris Shareholders (the “Xeris Shareholders Meeting”) as promptly as practicable following the date upon which the Form S-4 becomes effective for the purpose of obtaining the Xeris Shareholder Approval. Save as required by Law, Xeris shall not adjourn or postpone (or propose an adjournment or postponement of) the Xeris Shareholders Meeting without the consent of Strongbridge (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Xeris may, without the consent of Strongbridge, adjourn or postpone (or propose to adjourn or postpone) the Xeris Shareholders Meeting (i) to the extent reasonably necessary to ensure that any required supplement or amendment to the Joint Proxy Statement or Form-S-4 is provided to the Xeris Shareholders or to permit dissemination of information which is material to shareholders voting at the Xeris Shareholders Meeting, but only for so long as the Xeris Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Xeris Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated or (ii) there are reasonably likely to be insufficient Xeris Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Xeris Shareholders Meeting, but only until a meeting can be held at which there are a sufficient number of Xeris Shares represented to constitute a quorum or (B) to obtain the Xeris Shareholder Approval, but only until a meeting can be held at which there are a sufficient number of votes of holders of Xeris Shares to obtain the Xeris Shareholder Approval; provided, that the Xeris Shareholders Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Xeris Shareholders Meeting was originally scheduled (other than any adjournments or postponements required by Applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Joint Proxy Statement is provided or made available to Xeris Shareholders or to permit dissemination of information which is material to shareholders voting at the Xeris Shareholders Meeting and to give the Xeris Shareholders sufficient time to evaluate any such supplement or amendment or other information). Subject to Clause 5.4, Xeris shall (i) use its reasonable best efforts to obtain from the Xeris Shareholders the Xeris Shareholder Approval and (ii) through the Xeris Board, make the Xeris Recommendation to the Xeris Shareholders and include the Xeris Recommendation in the Joint Proxy Statement. Unless this Agreement has been terminated in accordance with Clause 9, this Agreement shall be submitted to the Xeris Shareholders at the Xeris Shareholders Meeting for the purpose of obtaining the Xeris Shareholder Approval, and nothing contained herein shall be deemed to relieve Xeris of such obligation. Unless the Xeris Board has effected a Xeris Change of Recommendation, Xeris shall use its reasonable best efforts to solicit and obtain the Xeris Shareholder Approval at the Xeris Shareholders Meeting.

(d)

Xeris shall, prior to the Xeris Shareholders Meeting, keep Strongbridge reasonably informed on a reasonably current basis of the number of proxy votes received in respect of matters to be acted upon at the Xeris Shareholders Meeting, and in any event shall provide such number promptly upon the request of Strongbridge or its Representatives.

(e)	Each of the Parties shall use its reasonable best efforts to cause the Xeris Shareholders Meeting, the Court Meeting and the EGM to be held on the same date.

4.	EQUITY AWARDS

4.1	Strongbridge Options

(a)

As of immediately prior to the Effective Time, by virtue of the occurrence of the Effective Time and without any action on the part of the holder thereof, each Strongbridge Option that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by Holdco and shall be converted into an option (a “Strongbridge Rollover Option”) to acquire (a) that number of whole Holdco Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of Strongbridge Shares subject to such Strongbridge Option immediately prior to the Effective Time by (B) the Exchange Ratio, (b) at an exercise price per Holdco Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per Strongbridge Share of such Strongbridge Option by (B) the Exchange Ratio. Except as otherwise provided in this Clause 4.1, each such Strongbridge Rollover Option assumed and converted pursuant to this Clause 4.1 shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Strongbridge Option immediately prior to the Effective Time (including, where applicable, accelerated vesting of such Strongbridge Options, whether pursuant to its terms or in accordance with Clause 4.1 of the Strongbridge Disclosure Schedule) except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other immaterial administrative or ministerial changes as in the reasonable and good faith determination of Xeris are appropriate to effectuate the administration of the Strongbridge Rollover Options and are not adverse (other than in any de minimis respect) to any holders of Strongbridge Rollover Options.

(b)

Upon Completion, Holdco shall issue to each holder of a Strongbridge Rollover Option (as of immediately prior to the Effective Time) one CVR with respect to each Strongbridge Share prior to the adjustment provided in this Clause 4.1 subject to the applicable Strongbridge Rollover Option, subject to and in accordance with the terms and conditions of the CVR Agreement; provided that each such CVR (and any proceeds payable with respect thereto) shall be subject to the same vesting and forfeiture conditions (if any) as are applicable to the corresponding Strongbridge Rollover Option as of the Completion, and the holder’s right to such CVR (and any applicable proceeds) shall vest upon satisfaction of such vesting conditions; and provided further, that in no event shall such holder be entitled to any Milestone Payment (as defined in the CVR Agreement) with respect to a CVR unless the corresponding Strongbridge Rollover Option has been exercised on or prior to the applicable Milestone Payment Date (as defined in the CVR Agreement).

4.2	Strongbridge Share Awards

(a)

This Clause 4.2(a) shall apply to Strongbridge Share Awards that are outstanding, vested and unsettled immediately prior to the Effective Time. As of immediately prior to the Effective Time (or such earlier time as Strongbridge may determine to be administratively practicable), with respect to the portion of each Strongbridge Share Award covered by this Clause 4.2(a) that is outstanding, vested and unsettled immediately prior to the Effective Time (including any such Strongbridge Share Awards that will become vested as of the Effective Time), Strongbridge shall issue a number of Strongbridge Shares subject to the vested portion of such Strongbridge Share Award (subject to applicable withholding) to the award holder immediately prior to the Effective Time, and each such Strongbridge Share will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions as, Strongbridge Shares described in Clause 8.1(c) below.

(b)	The actions contemplated by Clauses 4.1 and 4.2 shall be taken in accordance with Section 409A and, if applicable, Section 422 of the Code.

4.3	Other Actions in Connection with Assumption of Strongbridge Options

(a)

In connection with the treatment of Strongbridge Options set forth in Clause 4.1, Strongbridge shall (i) cause each Strongbridge Option to be fully vested and exercisable immediately prior to the Effective Time and (ii) amend each Strongbridge Option with a per-share exercise price prior to the adjustment provided in Clause 4.1 of $4.50 or less to provide that such Strongbridge Rollover Option shall remain exercisable for a period of time following the Effective Time in accordance with its terms, but in no event less than a period of time equal to the lesser of (A) the maximum remaining term of such Strongbridge Rollover Option and (B) the fourth anniversary of the Effective Date, in each case regardless of whether the holder of such Strongbridge Rollover Option experiences a termination of employment or service on or following the Effective Time.

(b)

Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of Holdco Shares for delivery with respect to the settlement of Strongbridge Options contemplated by Clause 4.1. Holdco shall include in the Form S-4 registration a number of Holdco Shares sufficient to satisfy the settlement of Strongbridge Options contemplated by Clause 4.1. Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of Holdco Shares for delivery with respect to Strongbridge Rollover Options. Holdco shall, no later than the tenth day following the Effective Date, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Holdco Shares subject to such Strongbridge Options pursuant to Clause 4.1.

4.4	Assumption of Share Plans

(a)

As of the Effective Time, Holdco will assume all Xeris Share Plans, the Xeris ESPP and the awards granted thereunder in accordance with Clause 8.3 and will be able to grant stock awards, to the extent permissible by Applicable Law and Nasdaq regulations, under the terms of the Xeris Share Plans covering the reserved but unissued Xeris Shares, except that (i) Xeris Shares covered by such awards will be Holdco Shares, (ii) all references to a number of Xeris Shares will be changed to references to Holdco Shares and (iii) all references to Xeris will be changed to references to Holdco.

(b)

As of the Effective Time, Holdco will assume the Strongbridge 2015 Plan and will be able to grant stock awards, to the extent permissible by Applicable Law and Nasdaq regulations, under the terms of the Strongbridge 2015 Plan covering the reserved but unissued Strongbridge Shares, except that (i) all references to a number of Strongbridge Shares will be changed to references to Holdco Shares, (ii) the number of Holdco Shares reserved but unissued thereunder as of the Effective Time shall be adjusted to equal the number of Strongbridge Shares reserved but unissued under the Strongbridge 2015 Plan as of the Effective Time, multiplied by the Exchange Ratio and (iii) all references to Strongbridge will be changed to references to Holdco.

(c)

As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Xeris Board (or, if appropriate, any committee administering Xeris’s stock-based incentive plans), the Strongbridge Board (or, if appropriate, any committee administering Strongbridge’s share-based incentive plans) and Holdco shall adopt such resolutions and take such other actions as may be reasonably required to effectuate the foregoing provisions of this Clause 4.4.

4.5	Reasonable Best Efforts

Each of the Parties shall use its reasonable best efforts to take any actions reasonably necessary to effectuate the transactions contemplated by this Clause 4, including, without limitation, having the applicable board or committee administering the plans governing the affected awards, adopt resolutions necessary to effect the foregoing.

4.6	Amendment of Articles

Strongbridge shall procure that a special resolution be put before the Strongbridge Shareholders at the EGM proposing that the Articles of Association of Strongbridge be amended so that any Strongbridge Shares allotted following the EGM will either be subject to the terms of the Scheme or acquired by Holdco for the same consideration per Strongbridge Share as shall be payable to Strongbridge Shareholders under the Scheme (depending upon the timing of such allotment); provided, however, that nothing in such amendment to the Articles of Association of Strongbridge shall prohibit the sale (whether on a stock exchange or otherwise) of any Strongbridge Shares issued on the exercise of Strongbridge Options or vesting or settlement of Strongbridge Share Awards, as applicable, following the EGM but prior to the sanction of the Scheme by the High Court, it being always acknowledged that each and every Strongbridge Share will be bound by the terms of the Scheme.

4.7	Fractional Entitlements

Notwithstanding anything to the contrary contained in this Clause 4, no Fractional Entitlements shall be issued by Holdco under Clause 4.1 or Clause 4.2, and all Fractional Entitlements in respect of Strongbridge Options or Strongbridge Share Awards shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro-rata to the holders of such Strongbridge Options or Strongbridge Share Awards in accordance with the Fractional Entitlements to which they would otherwise have been entitled.

5.	STRONGBRIDGE AND XERIS CONDUCT

5.1	Conduct of Business by Strongbridge

(a)

At all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.1 of the Strongbridge Disclosure Schedule, or with the prior written consent of Xeris (such consent not to be unreasonably withheld, conditioned or delayed), Strongbridge shall, and shall cause each of its Subsidiaries to, conduct its business only in the ordinary course consistent with past practice in all material respects and to preserve intact its business organization, keep available the services of its employees who are integral to the operation of the business as presently conducted and maintain its existing relations and goodwill with material customers, members, suppliers, licensors, licensees and other Third Parties with whom it has material business relations; provided, however, Strongbridge may, in connection with the COVID-19 pandemic, take such actions as are reasonably necessary to (i) protect the health and safety of Strongbridge’s or its Subsidiaries’ employees and other individuals having business dealings with Strongbridge or any of its Subsidiaries or (ii) respond to third-party supply or service disruptions caused by the COVID-19 pandemic; provided, further, that no action by Strongbridge or its Subsidiaries with respect to matters specifically addressed by any provision of Clause 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Clause 5.1(b).

(b)

At all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.1 of the Strongbridge Disclosure Schedule, or with the prior written consent of Xeris (such consent not to be unreasonably withheld, conditioned or delayed), Strongbridge:

(i)

shall not, and shall not permit any of its Subsidiaries to, authorise or pay any dividends on or make any distribution with respect to the outstanding shares in its capital (whether in cash, assets, shares or other securities of Strongbridge or its Subsidiaries);

(ii)

shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its shares of capital in issue, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital;

(iii)

shall not, and shall not permit any of its Subsidiaries to (A) grant any Strongbridge Options, Strongbridge Share Awards or any other equity-based awards, (B) increase the compensation or other benefits payable or provided to Strongbridge’s current or former directors, officers, or employees, other than (1) base salary or wage increases in the ordinary course of business consistent with past practice for employees who are not directors or officers of Strongbridge, or (2) as a result of modifications or amendments to Strongbridge Benefit Plans permitted by clause (G) below that apply to employees of Strongbridge and its Subsidiaries generally and do not individually or in the aggregate, materially increase costs to Strongbridge, (C) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of Strongbridge, other than employment agreements terminable on less than thirty (30) days’ notice without penalty or liability, (D) terminate the employment of any officers of Strongbridge with a title of Vice President or above, other than for cause, (E) amend any performance targets with respect to any outstanding bonus or equity awards, (F) amend the funding obligation or contribution rate of any Strongbridge Benefit Plan or change any underlying assumptions to calculate benefits payable under any Strongbridge Benefit Plan (except as may be required by U.S. GAAP), or (G) establish, adopt, enter into, amend or terminate a Strongbridge Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in the case of each of subclauses (A) through (G) of this Clause 5.1(b)(iii) as required by existing written agreements or Strongbridge Benefit Plans in effect as of the date of this Agreement and made available to Xeris prior to the date of this Agreement or as otherwise required by Applicable Law;

(iv)

shall not, and shall not permit any of its Subsidiaries to, make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by U.S. GAAP, Applicable Law or SEC policy;

(v)

shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations or any acquisitions of equity or assets, mergers, consolidations or business combinations that would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement (including the Acquisition and the Merger);

(vi)	shall not amend the Strongbridge Memorandum and Articles of Association, and shall not permit any of its Subsidiaries to adopt any material amendments to its Organisational Documents;

(vii)

shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital, voting securities or other equity interest in Strongbridge or any Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or take any action to cause to be exercisable any otherwise unexercisable Strongbridge Option under any existing Strongbridge Share Plans (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than (A) issuances of Strongbridge Shares in respect of any exercise of Strongbridge Options or the vesting or settlement of Strongbridge Share Awards outstanding on the date hereof or permitted to be granted after the date hereof in accordance with the terms of this Agreement (including with respect to the vesting or settlement of dividend equivalent units granted in respect of Strongbridge Share Awards), (B) withholding of Strongbridge Shares to satisfy Tax obligations pertaining to the exercise of Strongbridge Options or the vesting or settlement of Strongbridge Share Awards or to satisfy the exercise price with respect to Strongbridge Options or to effectuate an optionee direction upon exercise (C) grants of dividend equivalent units in respect of Strongbridge Share Awards outstanding as of the date of this Agreement or granted in accordance with this Agreement or (D) as described in Clause 5.1(b)(vii) of the Strongbridge Disclosure Schedule;

(viii)

shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for acquisitions of Strongbridge Shares tendered by holders of Strongbridge Options and Strongbridge Share Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto;

(ix)

shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, prepay (other than prepayments of revolving loans and loans made pursuant to the Avenue Loan Agreement), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among Strongbridge and its wholly owned Subsidiaries or among Strongbridge’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences to Holdco and its Subsidiaries after Completion), (B) incurrence of indebtedness pursuant to the Avenue Loan Agreement, in connection with the funding of any expenditure to the extent permitted by any other subclause of this Clause 5.1(b) or by Clause 5.1 of the Strongbridge Disclosure Schedule, or to the extent incurred in the ordinary course of business, (C) transactions at the stated maturity of such indebtedness and required amortization or mandatory prepayments; provided that any repayment of indebtedness under the Avenue Loan Agreement or any action necessary to satisfy the requirements in Clause 7.11 shall be deemed not to have violated Clause 5.1;

(x)	shall not, and shall not permit any of its Subsidiaries to, make any loans to any other person;

(xi)

shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange, swap, let lapse (with respect to any Strongbridge Intellectual Property only) or otherwise dispose of, or subject to any Lien (other than Strongbridge Permitted Liens), any of its material properties or assets (including shares in the capital of its or their Subsidiaries), except (A) in the case of Liens, as required in connection with any indebtedness permitted to be incurred pursuant to subclause (ix) of Clause 5.1(b), but only to the extent such indebtedness is incurred to replace, renew, extend, refinance or refund any existing indebtedness currently subject to a Lien of no greater amount, (B) dispositions of inventory and obsolete equipment in the ordinary course of business, (C) for transactions involving less than $250,000 individually and $500,000 in the aggregate or (D) non-exclusive licenses, or the allowance of lapsing, of any Strongbridge Intellectual Property in the ordinary course of business;

(xii)

shall not, and shall not permit any of its Subsidiaries to, compromise or settle any material claim, litigation, investigation or proceeding, in each case made or pending (1) against Strongbridge or any of its Subsidiaries (for the avoidance of doubt, not including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of any such material claim, litigation, investigation or proceeding that: (x) is for an amount not to exceed for any such compromise or settlement $50,000 individually or $100,000 in the aggregate, (y) does not impose any injunctive relief on Strongbridge and its Subsidiaries or otherwise encumber or restrict their operations and (z) does not include any admission of guilt or wrongdoing by Strongbridge or (2) by Strongbridge or any of its Subsidiaries as plaintiff with respect to any material Strongbridge Intellectual Property;

(xiii)

except for actions taken in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, change any material method of accounting for Tax purposes or any annual accounting period, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, enter into any closing agreement with respect to a material amount of Taxes or surrender any right to claim a material amount of Tax refunds;

(xiv)

shall not, and shall not permit any of its Subsidiaries to, make any new capital expenditure or expenditures, or commit to do so, in excess of the amounts set forth in Clause 5.1 of the Strongbridge Disclosure Schedule;

(xv)

except in the ordinary course of business consistent with past practice or in connection with any matter to the extent specifically permitted by any other subclause of this Clause 5.1(b) or by Clause 5.1 of the Strongbridge Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, enter into any contract that would, if entered into prior to the date hereof, be a Strongbridge Material Contract, or materially modify, materially amend or terminate any Strongbridge Material Contract or waive, release or assign any material rights or claims thereunder;

(xvi)

shall not, and shall not permit any of its Subsidiaries to, alter any intercompany arrangements or agreements or the ownership structure among Strongbridge and its wholly owned Subsidiaries or among Strongbridge’s wholly owned Subsidiaries if such alterations, individually or in the aggregate, would reasonably be expected to have material adverse tax consequences to Holdco and its Subsidiaries after Completion;

(xvii)

shall not, and shall not permit any of its Subsidiaries to, take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Scheme and the Merger, together, from qualifying for the Intended Tax Treatment; and

(xviii)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.2	Conduct of Business by Xeris

(a)

At all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.2 of the Xeris Disclosure Schedule, or with the prior written consent of Strongbridge (such consent not to be unreasonably withheld, conditioned or delayed), Xeris shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and to preserve intact its business organization, keep available the services of its employees who are integral to the operation of the business as presently conducted and maintain its existing relations and goodwill with material customers, members, suppliers, licensors, licensees and other Third Parties with whom it has material business relations; provided, however, Xeris may, in connection with the COVID-19 pandemic, take such actions as are reasonably necessary to (i) protect the health and safety of Xeris’s or its Subsidiaries’ employees and other individuals having business dealings with Xeris or any of its Subsidiaries or (ii) respond to third-party supply or service disruptions caused by the COVID-19 pandemic; provided, further, that no action by Xeris or its Subsidiaries with respect to matters specifically addressed by any provision of Clause 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Clause 5.2(b).

(b)

At all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.2 of the Xeris Disclosure Schedule, or with the prior written consent of Strongbridge (such consent not to be unreasonably withheld, conditioned or delayed), Xeris:

(i)

shall not, and shall not permit any of its Subsidiaries to, authorise or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Xeris or its Subsidiaries);

(ii)

shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(iii)

shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations or any acquisitions of equity or assets, mergers, consolidations or business combinations that would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement (including the Acquisition and the Merger) or that would reasonably be expected to have material adverse tax consequences to Holdco and its Subsidiaries after Completion;

(iv)

shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) acquisitions of Xeris Shares tendered by holders of Xeris Share Options and Xeris Share Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (B) transactions among Xeris and its wholly owned Subsidiaries or among Xeris’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences to Holdco and its Subsidiaries after Completion) or (C) acquisitions or repurchases of Xeris Shares pursuant to (and within the limitations of) Xeris’s previously announced share repurchase plan, whether pursuant to an accelerated share repurchase plan, a “10b5-1 plan”, other open market purchases or otherwise;

(v)

shall not amend the Xeris Certificate of Incorporation, the Xeris Bylaws or the Holdco Certificate of Incorporation, and shall not permit any of the other Merger Parties to amend any of the Other Merger Party Organisational Documents, in each case in any manner that would adversely affect the consummation of the transactions contemplated by this Agreement;

(vi)

shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of its capital stock, voting securities or other equity interest in Xeris or any Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares of capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or take any action to cause to be exercisable any otherwise unexercisable Xeris Share Option under any existing Xeris Share Plan (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than (A) issuances of Xeris Shares in respect of any exercise of Xeris Share Options or the vesting or settlement of Xeris Share Awards outstanding on the date hereof or as may be granted after the date hereof, (B) grants of Xeris Share Options and Xeris Share Awards in the ordinary course of business consistent with past practice, (C) withholding of Xeris Shares to satisfy Tax obligations pertaining to the exercise of Xeris Share Options or the vesting or settlement of Xeris Share Awards or to satisfy the exercise price with respect to Xeris Share Options or to effectuate an optionee direction upon exercise and(D) issuances or distributions of Xeris Shares pursuant to the Xeris ESPP;

(vii)

except for actions taken in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, change any material method of accounting for Tax purposes or any annual accounting period, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, enter into any closing agreement with respect to a material amount of Taxes or surrender any right to claim a material amount of Tax refunds;

(viii)

shall not, and shall not permit any of its Subsidiaries to, alter any intercompany arrangements or agreements or the ownership structure among Xeris and its wholly owned Subsidiaries or among Xeris’s wholly owned Subsidiaries if such alterations, individually or in the aggregate, would reasonably be expected to have material adverse tax consequences to Holdco and its Subsidiaries after Completion;

(ix)

shall not, and shall not permit any of its Subsidiaries to, take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Scheme and the Merger, together, from qualifying for the Intended Tax Treatment; and

(x)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.3	Non-Solicitation Applicable to Strongbridge

(a)

Subject to any actions which Strongbridge is required to take so as to comply with the requirements of the Takeover Rules, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Clause 9, except as otherwise set forth in this Clause 5.3, Strongbridge agrees that neither it nor any Subsidiary of Strongbridge shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives and any person Acting in Concert with Strongbridge not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any enquiry with respect to, or the making or submission of, any Strongbridge Alternative Proposal, (ii) participate in any discussions or negotiations regarding a Strongbridge Alternative Proposal with, or furnish any nonpublic information regarding a Strongbridge Alternative Proposal to, any person that has made or, to Strongbridge’s knowledge, is considering making a Strongbridge Alternative Proposal, except to notify such person as to the existence of the provisions of this Clause 5.3, or (iii) waive, terminate, modify or fail to use its reasonable best efforts to enforce any provision of any “standstill” or similar obligation of any person with respect to Strongbridge or any of its Subsidiaries (provided that Strongbridge shall not be required to take, or be prohibited from taking, any action otherwise prohibited or required by this subclause (iii) if the Strongbridge Board determines in good faith (after consultation with Strongbridge’s outside legal advisors) that such action or inaction would be inconsistent with the directors’ fiduciary duties under Applicable Law). Strongbridge shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Strongbridge Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to a Strongbridge Alternative Proposal, request in writing the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives.

(b)

Notwithstanding the limitations set forth in Clause 5.3(a), if Strongbridge receives a bona fide written Strongbridge Alternative Proposal or enquiry or proposal from a person who is intending on making a Strongbridge Alternative Proposal and the Strongbridge Board determines in good faith (after consultation with Strongbridge’s financial advisor and outside legal counsel) that (i) such Strongbridge Alternative Proposal, enquiry or proposal either constitutes or is likely to result in a Strongbridge Superior Proposal and (ii) the failure to take the actions described in clauses (x) and (y) below would be inconsistent with the directors’ fiduciary duties under Applicable Law, and which Strongbridge Alternative Proposal, enquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of this Clause 5.3, Strongbridge may take any or all of the following actions: (x) furnish nonpublic information to the third party (and any persons Acting in Concert with such third party and to their respective potential financing sources and Representatives) making or intending to make such Strongbridge Alternative Proposal (provided that all such information has previously been provided to Xeris or is provided to Xeris substantially concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Strongbridge receives from the third party an executed confidentiality agreement on terms no less restrictive of such person than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to such Strongbridge Alternative Proposal. Strongbridge will (1) promptly (and in any event within 24 hours of receipt) notify Xeris orally and in writing of the receipt of any Strongbridge Alternative Proposal or any initial communication or proposal that may reasonably be expected to lead to a Strongbridge Alternative Proposal and shall, in the case of any such notice to Xeris as to receipt of a Strongbridge Alternative Proposal or such a proposal, set forth the material terms and conditions of such Strongbridge Alternative Proposal or such proposal (including any material changes to such material terms and conditions, it being understood that any changes to the price or form of consideration shall be deemed to be material) and the identity of the person making any such Strongbridge Alternative Proposal and (2) thereafter shall promptly keep Xeris reasonably informed on a reasonably current basis of any material change to the terms and status of any such Strongbridge Alternative Proposal. Without limiting the generality of clause (2) of the preceding sentence, Strongbridge shall provide to Xeris as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all written material received by Strongbridge or any of its Subsidiaries from the person making a Strongbridge Alternative Proposal (or such person’s Representatives) that is material to understanding such Strongbridge Alternative Proposal and of all written material provided by Strongbridge or any of its Subsidiaries to the person making a Strongbridge Alternative Proposal (or such person’s Representatives) that is material to understanding any counterproposal or other material substantive response by Strongbridge to such Strongbridge Alternative Proposal, including draft agreements or term sheets received in connection therewith. Strongbridge shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement with any person subsequent to the date of this Agreement that prohibits Strongbridge from providing such information to Xeris.

(c)

Except as set forth in Clauses 5.3(d), (e) and (f) below, neither the Strongbridge Board nor any committee thereof shall (i) (A) withdraw or fail to make when required pursuant to this Agreement (or qualify or modify in any manner adverse to Xeris), or propose publicly to withdraw or fail to make when required pursuant to this Agreement (or qualify or modify in any manner adverse to Xeris), the Scheme Recommendation or the recommendation contemplated by Clause 3.6(c)(iii), (B) if any Strongbridge Alternative Proposal has been made public, fail to reaffirm the Scheme Recommendation or the recommendation contemplated by Clause 3.6(c)(iii) within five (5) Business Days upon receipt of a request from Xeris to do so or, if earlier, prior to the Court Meeting or EGM, (C) fail to include the Scheme Recommendation in the Scheme Document or (D) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Strongbridge Alternative Proposal (any action in this subclause (i) being referred to as a “Strongbridge Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute a Strongbridge Change of Recommendation and, (y) for the avoidance of doubt, the provision by Strongbridge to Xeris of notice or information in connection with a Strongbridge Alternative Proposal or Strongbridge Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Strongbridge Change of Recommendation) or (ii) cause or allow Strongbridge or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Strongbridge Alternative Proposal, or requiring, or reasonably expected to cause, Strongbridge to abandon, terminate, delay or fail to consummate the Acquisition (other than a confidentiality agreement as contemplated by Clause 5.3(b)).

(d)

Nothing in this Agreement shall prohibit or restrict the Strongbridge Board, at any time prior to obtaining the Strongbridge Shareholder Approval, from making a Strongbridge Change of Recommendation if the Strongbridge Board has concluded in good faith (after consultation with Strongbridge’s outside legal counsel and financial advisor) (i) that a Strongbridge Alternative Proposal constitutes a Strongbridge Superior Proposal, (ii) that the failure to make a Strongbridge Change of Recommendation would be inconsistent with the directors’ fiduciary duties under Applicable Law; provided, however, that Strongbridge shall have provided prior written notice to Xeris, at least five Business Days in advance, of the Strongbridge Board’s intention to make such Strongbridge Change of Recommendation, and provided, further, that the Strongbridge Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Xeris in response to such prior written notice or otherwise, and during such five Business Day period, Strongbridge shall engage in good faith negotiations with Xeris regarding any changes to the terms of this Agreement proposed by Xeris (iii) upon the end of such notice period, the Strongbridge Board shall have considered in good faith any revisions to the terms of this Agreement and the Scheme proposed by Xeris, and shall have determined, after consultation with its outside legal counsel and financial advisor, that the Strongbridge Superior Proposal would nevertheless continue to constitute a Strongbridge Superior Proposal if the adjusted terms of this Agreement and the Scheme proposed by Xeris were to be given effect and (iv) in the event of any change, from time to time, to any of the financial terms or any other material terms of such Strongbridge Superior Proposal, Strongbridge shall, in each case, have delivered to Xeris an additional notice consistent with that described in subclause (ii) above and a new notice period under subclause (ii) above shall commence each time (except that such notice period shall be reduced to three Business Days), during which time Strongbridge shall be required to comply with the requirements of this Clause 5.3(d) anew with respect to each such additional notice.

(e)

Nothing in this Agreement shall prohibit or restrict the Strongbridge Board, in response to an Intervening Event, from making a Strongbridge Change of Recommendation at any time prior to obtaining the Strongbridge Shareholder Approval if the Strongbridge Board has concluded in good faith (after consultation with Strongbridge’s outside legal counsel and financial advisor) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law; provided, however, that (i) Strongbridge shall have provided prior written notice to Xeris, at least five Business Days in advance, of the Strongbridge Board’s intention to make such Strongbridge Change of Recommendation and the reasons therefor, (ii) the Strongbridge Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Xeris in response to such prior written notice or otherwise, and during such five Business Day period, Strongbridge shall engage in good faith negotiations with Xeris regarding any changes to the terms of this Agreement proposed by Xeris and (iii) upon the end of such notice period, the Strongbridge Board shall have considered in good faith any revisions to the terms of this Agreement and the Scheme proposed by Xeris, and shall have determined, after consultation with its outside legal counsel and financial advisor, that in light of such Intervening Event, a failure to effect a Strongbridge Change of Recommendation would be inconsistent with the directors’ fiduciary duties under Applicable Law.

(f)

Notwithstanding any Strongbridge Change of Recommendation, unless this Agreement has been terminated in accordance with Clause 9, Strongbridge shall hold the Court Meeting and the EGM in accordance with Clause 3.1 for purposes of obtaining the approval of the Resolutions by the requisite majorities of Strongbridge Shareholders, and nothing contained herein shall be deemed to relieve Strongbridge of such obligation.

(g)

Nothing contained in this Agreement shall prohibit or restrict Strongbridge or the Strongbridge Board from (i) taking and disclosing to the Strongbridge Shareholders a position or making a statement contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other Applicable Law, or (ii) making any disclosure to the Strongbridge Shareholders if in the good faith judgment of the Strongbridge Board (after consultation with Strongbridge’s outside legal counsel), failure to so disclose and/or take would give rise to a violation of Applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act that relates to the approval, recommendation or declaration of advisability by the Strongbridge Board with respect to a Strongbridge Alternative Proposal shall be deemed to be a Strongbridge Change of Recommendation unless Strongbridge, in connection with such disclosure, (x) publicly states that the Strongbridge Board expressly rejects the applicable Strongbridge Alternative Proposal or expressly reaffirms the Scheme Recommendation or the recommendation contemplated by Clause 3.6(c)(iii), as applicable, or (y) does not publicly state that the Strongbridge Board recommends acceptance of the applicable Strongbridge Alternative Proposal (provided that this clause (y) shall apply only if such disclosure is made at a time when Strongbridge has provided notice to Xeris of its intention to make a Strongbridge Change of Recommendation and the Strongbridge Board is not yet permitted to effect such Strongbridge Change of Recommendation, provided, further, that if, within two Business Days following the date on which the Strongbridge Board is permitted to effect such Strongbridge Change of Recommendation, the Strongbridge Board does not expressly reaffirm the Scheme Recommendation or the recommendation contemplated by Clause 3.6(c)(iii), as applicable, the Strongbridge Board shall thereupon be deemed to have made a Strongbridge Change of Recommendation).

(h)

As used in this Agreement, “Strongbridge Alternative Proposal” shall mean any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Xeris or any of its Concert Parties or any person Acting in Concert with Xeris) for (i) the acquisition of Strongbridge by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 20% or more of the assets of Strongbridge and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Strongbridge’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 20% or more of the outstanding Strongbridge Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Strongbridge as a result of which the holders of Strongbridge Shares immediately prior to such transaction do not, in the aggregate, own at least 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof.

(i)

As used in this Agreement “Strongbridge Superior Proposal” shall mean a written Strongbridge Alternative Proposal (other than a Strongbridge Alternative Proposal which resulted from a breach of Clause 5.3) made by any person that is fully financed or has fully committed financing that the Strongbridge Board determines in good faith after consultation with Strongbridge’s financial advisor and outside legal counsel and taking into account all legal, financial, regulatory and other terms and conditions of the Strongbridge Alternative Proposal (including any governmental or other approval requirements, the availability and terms of any necessary financing, and other aspects of the Strongbridge Alternative Proposal and the Third Party making the Strongbridge Alternative Proposal), (i) would result in a transaction that is more favourable to the Strongbridge Shareholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Xeris in response to such Strongbridge Alternative Proposal) and (ii) is reasonably likely of being completed on the terms proposed on a timely basis (it being understood that, for purposes of the definition of “Strongbridge Superior Proposal”, references to “20%” and “80%” in the definition of Strongbridge Alternative Proposal shall be deemed to refer to “50%”).

(j)

Strongbridge agrees that any breach of any of the provisions set forth in this Clause 5.3 by any Representative of Strongbridge or any of its Subsidiaries shall be deemed for all purposes of this Agreement to be a breach of the provisions set forth in this Clause 5.3 by Strongbridge.

5.4	Non-Solicitation Applicable to Xeris

(a)

From the date of this Agreement until the earlier of the Merger Effective Time and the valid termination of this Agreement in accordance with Clause 9, except as otherwise set forth in this Clause 5.4, Xeris agrees that neither it nor any Subsidiary of Xeris shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives and any person Acting in Concert with Xeris not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any enquiry with respect to, or the making or submission of, any Xeris Alternative Proposal, (ii) participate in any discussions or negotiations regarding a Xeris Alternative Proposal with, or furnish any nonpublic information regarding a Xeris Alternative Proposal to, any person that has made or, to Xeris’s knowledge, is considering making a Xeris Alternative Proposal, except to notify such person as to the existence of the provisions of this Clause 5.4, or (iii) waive, terminate, modify or fail to use its reasonable best efforts to enforce any provision of any “standstill” or similar obligation of any person with respect to Xeris or any of its Subsidiaries (provided that Xeris shall not be required to take, or be prohibited from taking, any action otherwise prohibited or required by this subclause (iii) if the Xeris Board determines in good faith (after consultation with Xeris’s outside legal advisors) that such action or inaction would inconsistent with the directors’ fiduciary duties under Applicable Law). Xeris shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Xeris Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to a Xeris Alternative Proposal, request in writing the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives.

(b)

Notwithstanding the limitations set forth in Clause 5.4(a), if Xeris receives a bona fide written Xeris Alternative Proposal or enquiry or proposal from a person who is intending on making a Xeris Alternative Proposal and the Xeris Board determines in good faith (after consultation with Xeris’s financial advisor and outside legal counsel) that (i) such Xeris Alternative Proposal, enquiry or proposal either constitutes or is likely to result in a Xeris Superior Proposal and (ii) the failure to take the actions described in clauses (x) and (y) below would be inconsistent with the directors’ fiduciary duties under Applicable Law, and which Xeris Alternative Proposal, enquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of this Clause 5.4, Xeris may take any or all of the following actions: (x) furnish nonpublic information to the third party (and any persons Acting in Concert with such third party and to their respective potential financing sources and Representatives) making or intending to make such Xeris Alternative Proposal (provided that all such information has previously been provided to Strongbridge or is provided to Strongbridge substantially concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Xeris receives from the third party an executed confidentiality agreement on terms no less restrictive of such person than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to such Xeris Alternative Proposal. Xeris will (1) promptly (and in any event within 24 hours of receipt) notify Strongbridge orally and in writing of the receipt of any Xeris Alternative Proposal or any initial communication or proposal that may reasonably be expected to lead to a Xeris Alternative Proposal and shall, in the case of any such notice to Strongbridge as to receipt of a Xeris Alternative Proposal or such a proposal, set forth the material terms and conditions of such Xeris Alternative Proposal or such proposal (including any material changes to such material terms and conditions, it being understood that any changes to the price or form of consideration shall be deemed to be material) and the identity of the person making any such Xeris Alternative Proposal and (2) thereafter shall promptly keep Strongbridge reasonably informed on a reasonably current basis of any material change to the terms and status of any such Xeris Alternative Proposal. Without limiting the generality of clause (2) of the preceding sentence, Xeris shall provide to Strongbridge as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all written material received by Xeris or any of its Subsidiaries from the person making a Xeris Alternative Proposal (or such person’s Representatives) that is material to understanding such Xeris Alternative Proposal and of all written material provided by Xeris or any of its Subsidiaries to the person making a Xeris Alternative Proposal (or such person’s Representatives) that is material to understanding any counterproposal or other material substantive response by Xeris to such Xeris Alternative Proposal, including draft agreements or term sheets received in connection therewith. Xeris shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement with any person subsequent to the date of this Agreement that prohibits Xeris from providing such information to Strongbridge.

(c)

Except as set forth in Clauses 5.4(d), (e) and (f) below, neither the Xeris Board nor any committee thereof shall (i) (A) withdraw or fail to make when required pursuant to this Agreement (or qualify or modify in any manner adverse to Strongbridge), or propose publicly to withdraw or fail to make when required pursuant to this Agreement (or qualify or modify in any manner adverse to Strongbridge), the Xeris Recommendation, (B) if any Xeris Alternative Proposal has been made public, fail to reaffirm the Xeris Recommendation within five (5) Business Days upon receipt of a request from Strongbridge to do so or, if earlier, prior to the Xeris Shareholders Meeting (C) fail to include the Xeris Recommendation in the Joint Proxy Statement or (D) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Xeris Alternative Proposal (any action in this subclause (i) being referred to as a “Xeris Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute a Xeris Change of Recommendation and (y) for the avoidance of doubt, the provision by Xeris to Strongbridge of notice or information in connection with a Xeris Alternative Proposal or Xeris Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Xeris Change of Recommendation) or (ii) cause or allow Xeris or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Xeris Alternative Proposal, or requiring, or reasonably expected to cause, Xeris to abandon, terminate, delay or fail to consummate the Acquisition (other than a confidentiality agreement as contemplated by Clause 5.4(b)).

(d)

Nothing in this Agreement shall prohibit or restrict the Xeris Board, at any time prior to obtaining the Xeris Shareholder Approval, from making a Xeris Change of Recommendation if the Xeris Board has concluded in good faith (after consultation with Xeris’s outside legal counsel and financial advisor) (i) that a Xeris Alternative Proposal constitutes a Xeris Superior Proposal, (ii) that the failure to make a Xeris Change of Recommendation would be inconsistent with the directors’ fiduciary duties under Applicable Law; provided, however, that Xeris shall have provided prior written notice to Strongbridge, at least five Business Days in advance, of the Xeris Board’s intention to make such Xeris Change of Recommendation, and provided, further, that the Xeris Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Strongbridge in response to such prior written notice or otherwise, and during such five Business Day period Xeris shall engage in good faith negotiations with Strongbridge regarding any changes to the terms of this Agreement proposed by Strongbridge, (iii) upon the end of such notice period, the Xeris Board shall have considered in good faith any revisions to the terms of this Agreement proposed by Strongbridge, and shall have determined, after consultation with its outside legal counsel and financial advisor, that the Xeris Superior Proposal would nevertheless continue to constitute a Xeris Superior Proposal if the adjusted terms of this Agreement proposed by Strongbridge were to be given effect and (iv) in the event of any change, from time to time, to any of the financial terms or any other material terms of such Xeris Superior Proposal, Xeris shall, in each case, have delivered to Strongbridge an additional notice consistent with that described in subclause (ii) above and a new notice period under subclause (ii) above shall commence each time (except that such notice period shall be reduced to three Business Days), during which time Xeris shall be required to comply with the requirements of this Clause 5.4(d) anew with respect to each such additional notice.

(e)

Nothing in this Agreement shall prohibit or restrict the Xeris Board, in response to an Intervening Event, from making a Xeris Change of Recommendation at any time prior to obtaining the Xeris Shareholder Approval if the Xeris Board has concluded in good faith (after consultation with Xeris’s outside legal counsel and financial advisor) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law; provided, however, that (i) Xeris shall have provided prior written notice to Strongbridge, at least five Business Days in advance, of the Xeris Board’s intention to make such Xeris Change of Recommendation and the reasons therefor, (ii) that the Xeris Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Strongbridge in response to such prior written notice or otherwise, and during such five Business Day period Xeris shall engage in good faith negotiations with Strongbridge regarding any changes to the terms of this Agreement proposed by Strongbridge and (iii) upon the end of such notice period, the Xeris Board shall have considered in good faith any revisions to the terms of this Agreement proposed by Strongbridge, and shall have determined, after consultation with its outside legal counsel and financial advisor, that in light of such Intervening Event, a failure to effect a Xeris Change of Recommendation would be inconsistent with the directors’ fiduciary duties under Applicable Law.

(f)

Notwithstanding any Xeris Change of Recommendation, unless this Agreement has been terminated in accordance with Clause 9, Xeris shall hold the Xeris Shareholders Meeting in accordance with Clause 3.7 for purposes of obtaining the Xeris Shareholder Approval, and nothing contained herein shall be deemed to relieve Xeris of such obligation.

(g)

Nothing contained in this Agreement shall prohibit or restrict Xeris or the Xeris Board from (i) taking and disclosing to the Xeris Shareholders a position or making a statement contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other Applicable Law, or (ii) making any disclosure to the Xeris Shareholders if in the good faith judgment of the Xeris Board (after consultation with Xeris’s outside legal counsel), failure to so disclose and/or take would give rise to a violation of Applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act that relates to the approval, recommendation or declaration of advisability by the Xeris Board with respect to a Xeris Alternative Proposal shall be deemed to be a Xeris Change of Recommendation unless Xeris, in connection with such disclosure, (x) publicly states that the Xeris Board expressly rejects the applicable Xeris Alternative Proposal or expressly reaffirms the Xeris Recommendation or (y) does not publicly state that the Xeris Board recommends acceptance of the applicable Xeris Alternative Proposal (provided that this clause (y) shall apply only if such disclosure is made at a time when Xeris has provided notice to Strongbridge of its intention to make a Xeris Change of Recommendation and the Xeris Board is not yet permitted to effect such Xeris Change of Recommendation, provided, further, that if, within three Business Days following the date on which the Xeris Board is permitted to effect such Xeris Change of Recommendation, the Xeris Board does not expressly reaffirm the Xeris Recommendation, the Xeris Board shall thereupon be deemed to have made a Xeris Change of Recommendation).

(h)

As used in this Agreement, “Xeris Alternative Proposal” shall mean any bona fide proposal or bona fide offer made by any person for (i) the acquisition of Xeris by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 20% or more of the assets of Xeris and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Xeris’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 20% or more of the outstanding Xeris Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Xeris as a result of which the holders of Xeris Shares immediately prior to such transaction do not, in the aggregate, own at least 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof.

(i)

As used in this Agreement “Xeris Superior Proposal” shall mean a written Xeris Alternative Proposal (other than a Xeris Alternative Proposal which resulted from a breach of Clause 5.4) made by any person that is fully financed or has fully committed financing that the Xeris Board determines in good faith after consultation with Xeris’s financial advisor and outside legal counsel and taking into account all legal, financial, regulatory and other terms and conditions of the Xeris Alternative Proposal (including any governmental or other approval requirements, the availability and terms of any necessary financing, and other aspects of the Xeris Alternative Proposal and the Third Party making the Xeris Alternative Proposal), (i) would result in a transaction that is more favourable to the Xeris Shareholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Strongbridge in response to such Xeris Alternative Proposal) and (ii) is reasonably likely of being completed on the terms proposed on a timely basis (it being understood that, for purposes of the definition of “Xeris Superior Proposal”, references to “20%” and “80%” in the definition of Xeris Alternative Proposal shall be deemed to refer to “50%”).

(j)

Xeris agrees that any breach of any of the provisions set forth in this Clause 5.4 by any Representative of Strongbridge or any of its Subsidiaries shall be deemed for all purposes of this Agreement to be a breach of the provisions set forth in this Clause 5.4 by Xeris.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Strongbridge Representations and Warranties

Except as disclosed in the Strongbridge SEC Documents filed or furnished with the SEC since January 1, 2020 and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable clause of the disclosure schedule delivered by Strongbridge to Xeris immediately prior to the execution of this Agreement (the “Strongbridge Disclosure Schedule”) (it being agreed that disclosure of any item in any clause of the Strongbridge Disclosure Schedule shall be deemed disclosure with respect to any other subclause of this Clause 6.1 to which the relevance of such item is reasonably apparent on its face), Strongbridge represents and warrants to the Xeris Parties as follows:

(a)	Qualification, Organisation, Subsidiaries, etc.

(i)

Each of Strongbridge and its Subsidiaries is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of organisation (except to the extent such concept is not applicable under Applicable Law of such entity’s jurisdiction of incorporation or organisation, as applicable), and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Strongbridge Material Adverse Effect. Strongbridge has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Memorandum and Articles of Association of Strongbridge (the “Strongbridge Memorandum and Articles of Association”) as amended to the date hereof. The Strongbridge Memorandum and Articles of Association are in full force and effect and Strongbridge is not in violation of the Strongbridge Memorandum and Articles of Association, except for such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Strongbridge Material Adverse Effect.

(ii)

Subsidiaries. All the issued and outstanding shares or shares of capital stock of, or other equity interests in, each Subsidiary of Strongbridge have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Strongbridge free and clear of all Liens, other than Strongbridge Permitted Liens, and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any Person and transfer restrictions (other than transfer restrictions under Applicable Law or under the organizational documents of such Subsidiary). Except in respect of its Subsidiaries, Strongbridge does not own, directly or indirectly, any shares, shares of capital stock or other equity securities of any Person.

(b)	Capital.

(i)

The authorised capital of Strongbridge consists of (i) 600,000,000 Strongbridge Shares, (ii) 100,000,000 preferred shares, nominal value $0.01 per share (“Strongbridge Preferred Shares”) and (iii) 40,000 deferred ordinary shares, nominal value €1.00 per share (“Strongbridge Deferred Shares”). As of the close of business on May 21, 2021 (the “Strongbridge Capitalisation Date”), (A) 67,772,319 Strongbridge Shares were issued and outstanding, (B) (i) 0 Strongbridge Shares were held in treasury and (ii) no Strongbridge Shares were held by Subsidiaries of Strongbridge, (C) 3,535,934 Strongbridge Shares were reserved for issuance pursuant to the Strongbridge Share Plans and (D) no Strongbridge Preferred Shares or Strongbridge Deferred Shares were issued or outstanding. All the outstanding Strongbridge Shares are, and all Strongbridge Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights (other than any statutory pre-emptive rights granted under the Act).

(ii)

Except as set forth in subclause (i) above as of the date hereof: (A) Strongbridge does not have any shares of capital in issue or outstanding other than Strongbridge Shares that have become outstanding after the Strongbridge Capitalisation Date, but were reserved for issuance as set forth in subclause (i) above, and (B) except as disclosed pursuant to subclauses (v) and (vi) below or for the Strongbridge Shares issuable pursuant to the terms of the Avenue Loan Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital to which Strongbridge or any of Strongbridge’s Subsidiaries is a party obligating Strongbridge or any of Strongbridge’s Subsidiaries to (I) issue, transfer or sell any shares in the capital or other equity interests of Strongbridge or any Subsidiary of Strongbridge or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Strongbridge or a wholly owned Subsidiary of Strongbridge); (II) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (III) redeem or otherwise acquire any such shares in its capital or other equity interests; or (IV) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned by Strongbridge and/or one or more of its Subsidiaries.

(iii)

Neither Strongbridge nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Strongbridge Shareholders on any matter.

(iv)

There are no voting trusts or other agreements or understandings to which Strongbridge or any of its Subsidiaries is a party with respect to the voting of the shares in the capital or other equity interest of Strongbridge or any of its Subsidiaries.

(v)

On or prior to the date hereof, Strongbridge has made available to Xeris a list of each Strongbridge Option and Strongbridge Share Award outstanding as of May 21, 2021 that includes (A) the number of Strongbridge Shares underlying such Strongbridge Option, (B) the exercise price of each such Strongbridge Option, and (C) the vesting schedule of each such Strongbridge Option and Strongbridge Share Award that is unvested as of such date (including any acceleration provisions thereof).

(vi)

On or prior to the date hereof, Strongbridge has made available to Xeris a list of each Strongbridge Warrant outstanding as of May 21, 2021 that includes (A) the number of Strongbridge Shares underlying such Strongbridge Warrant and, (B) the exercise price of each such Strongbridge Warrant, and (C) the period during which each such Strongbridge Warrant may be exercised.

(c)	Corporate Authority Relative to this Agreement; No Violation.

(i)

Strongbridge has all requisite corporate power and authority to enter into this Agreement and the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Strongbridge Shareholder Approval, to consummate the transactions contemplated hereby and thereby, including the Acquisition. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Strongbridge Board and, except for (A) the Strongbridge Shareholder Approval and (B) the filing of the required documents and other actions in connection with the Scheme with, and the receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Strongbridge are necessary to authorise the consummation of the transactions contemplated hereby and thereby. On or prior to the date hereof, the Strongbridge Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Strongbridge and the Strongbridge Shareholders and has adopted a resolution to make, subject to Clause 5.3 and to the obligations of the Strongbridge Board under the Takeover Rules, the Scheme Recommendation and the recommendation contemplated by Clause 3.6(c)(iii). This Agreement has been duly and validly executed and delivered by Strongbridge and, assuming this Agreement constitutes the valid and binding agreement of the Xeris Parties, constitutes the valid and binding agreement of Strongbridge, enforceable against Strongbridge in accordance with its terms.

(ii)

Other than in connection with or in compliance with (A) the provisions of the Act, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, if necessary, (F) any applicable requirements of other Antitrust Laws of any Specified Jurisdiction, if necessary, (G) any applicable requirements of the Nasdaq and (H) the other Clearances set forth on Clause 6.1(c)(ii) of the Strongbridge Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under Applicable Law, for the consummation by Strongbridge of the transactions contemplated by this Agreement or the Expenses Reimbursement Agreement, except for such authorisations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Strongbridge Material Adverse Effect.

(iii)

The execution and delivery by Strongbridge of this Agreement and the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.1(c)(ii), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Strongbridge or any of Strongbridge’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) or any other material obligations, losses or grants of rights upon any of the properties, rights or assets of Strongbridge or any of Strongbridge’s Subsidiaries, other than Strongbridge Permitted Liens, or of Xeris or any of Xeris’s Subsidiaries, (B) conflict with or result in any violation of any provision of the Organisational Documents of Strongbridge (including the Strongbridge Memorandum and Articles of Association) or any of Strongbridge’s Subsidiaries or (C) conflict with or violate any Laws applicable to Strongbridge or any of Strongbridge’s Subsidiaries or any of their respective properties or assets, other than, in the case of subclauses (A) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Strongbridge Material Adverse Effect.

(d)	Reports and Financial Statements.

(i)

Since January 1, 2018 through the date of this Agreement, Strongbridge has filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (the “Strongbridge SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Strongbridge SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Strongbridge SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(ii)

The consolidated financial statements (including all related notes and schedules) of Strongbridge included in the Strongbridge SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Strongbridge and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with U.S. GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)

Internal Controls and Procedures. Strongbridge has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Strongbridge’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Strongbridge in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Strongbridge’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Strongbridge’s internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies, procedures and agreements that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Strongbridge, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Strongbridge are being made only in accordance with authorisations of management and directors of Strongbridge, and (c) provide reasonable assurance regarding prevention or timely detection of unauthorised acquisition, use or disposition of Strongbridge’s assets that could have a material effect on its financial statements.

(f)

No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Strongbridge’s consolidated balance sheet (or the notes thereto) as of March 31, 2021 included in the Strongbridge SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since March 31, 2021, (iii) as expressly permitted or contemplated by this Agreement, (iv) for liabilities which have been discharged or paid in full in the ordinary course of business and (v) for performance under Contracts binding upon Strongbridge or any of its Subsidiaries (other than resulting from any breach thereof) that have been made available to Xeris, neither Strongbridge nor any Subsidiary of Strongbridge has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, have not had and would not reasonably be expected to have a Strongbridge Material Adverse Effect. Neither Strongbridge nor any of its Subsidiaries is, or since January 1, 2018 has been, a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(g)	Compliance with Law; Permits.

(i)

Strongbridge and each of Strongbridge’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws applicable to Strongbridge, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Strongbridge Material Adverse Effect.

(ii)

Strongbridge and Strongbridge’s Subsidiaries are in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Strongbridge and Strongbridge’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Strongbridge Permits”), except where the failure to have any of the Strongbridge Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Strongbridge Material Adverse Effect. All Strongbridge Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Strongbridge Material Adverse Effect.

(iii)

Notwithstanding the foregoing, no representation or warranty shall be deemed to be made in this Clause 6.1(g) in respect of the matters referenced in Clause 6.1(e), 6.1(m) or 6.1(w), or in respect of environmental, Tax, employee benefits or labour Law matters.

(h)

Environmental Laws and Regulations. Except as has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect: (a) since January 1, 2018, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action is pending or, to the knowledge of Strongbridge, threatened by any Governmental Entity or other Person relating to Strongbridge or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance; and (b) Strongbridge and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all Environmental Permits required under any Environmental Law. Strongbridge has no liability under any Environmental Law which will result or would reasonably be expected to result in a Strongbridge Material Adverse Effect.

(i)	Employees and Employee Benefit Plans.

(i)

Clause 6.1(i) of the Strongbridge Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Strongbridge Benefit Plan. For each material Strongbridge Benefit Plan, Strongbridge has made available to Xeris a copy of such plan (or a description, if such plan is not written) and all amendments thereto and material written interpretations thereof, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service Forms 5500, (iv) the most recent favourable determination or opinion letter from the Internal Revenue Service, (v) the most recently prepared actuarial reports and financial statements in connection with each such Strongbridge Benefit Plan, and (vi) all material documents and correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the Internal Revenue Service or any other Governmental Entity during the past year.

(ii)

No member of the Strongbridge Group (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has, during the last six years, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA, and no member of the Strongbridge Group has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(iii)

Each Strongbridge Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favourable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of Strongbridge, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Except as has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect, each trust created under any such Strongbridge Benefit Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(iv)

Except as has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect, (i) each Strongbridge Benefit Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code, and (ii) each Strongbridge Benefit Plan which is required to be funded is funded in accordance with its terms and all Applicable Laws and generally accepted actuarial principles and practices. No claim (other than routine claims for benefits), action, suit, investigation or proceeding (including an audit) is pending against or involves or, to Strongbridge’s knowledge, is threatened against or reasonably expected to involve, any Strongbridge Benefit Plan before any Governmental Entity, including the Internal Revenue Service, the Department of Labor or the PBGC.

(v)

Except as provided under this Agreement or pursuant to Applicable Law, with respect to each director, officer, employee or other service provider (including each former director, officer, employee or other service provider) of the Strongbridge Group, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Strongbridge Benefit Plan, (iii) contractually limit or restrict the right of any member of the Strongbridge Group or, after the Completion, Holdco or any member of the Xeris Group to merge, amend or terminate any Strongbridge Benefit Plan or (iv) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(vi)

No member of the Strongbridge Group has any current or projected liability for, and no Strongbridge Benefit Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, or employee (including any former director, officer, or employee) of the Strongbridge Group (other than coverage mandated by Applicable Law).

(vii)	No member of the Strongbridge Group has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person under Section 409A or 4999 of the Code.

(viii)

Each Strongbridge Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Strongbridge Benefit Plan is, or to the knowledge of Strongbridge, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(ix)

With respect to any Strongbridge Benefit Plan for the benefit of Strongbridge Employees or dependents thereof who perform services or who are employed outside of the United States (a “Non-U.S. Plan”), except as has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect: (i) if required to have been approved by any non-U.S. Governmental Entity (or permitted to have been approved to obtain any beneficial Tax or other status), such Non-U.S. Plan has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the knowledge of Strongbridge, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto; (ii) if intended to be funded and/or book reserved, such Non-U.S. Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; (iii) no material liability exists or reasonably could be imposed upon the assets of the Strongbridge Group by reason of such Non-U.S. Plan; and (iv) the financial statements of such Non-U.S. Plan (if any) accurately reflect such Non-U.S. Plan’s liabilities.

(j)

Absence of Certain Changes or Events. Since March 31, 2021 through the date of this Agreement, other than with respect to the transactions contemplated by this Agreement, the businesses of Strongbridge and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice. Since March 31, 2021, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Strongbridge Material Adverse Effect. From March 31, 2021 through the date of this Agreement, neither Strongbridge nor any of its Subsidiaries has taken any action that would constitute a breach of Clause 5.1(b)(iii), (iv), (vi), (vii), (x), (xi) or (xiii) (or solely with respect to the foregoing clauses, Clause 5.1(b)(xviii)) had such action been taken after the execution of this Agreement.

(k)

Investigations; Litigation. (i) There is no investigation or review pending (or, to the knowledge of Strongbridge, threatened) by any Relevant Authority with respect to Strongbridge or any of Strongbridge’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Strongbridge, threatened) against Strongbridge or any of Strongbridge’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of subclause (i) or (ii), have had or would reasonably be expected to have, individually or in the aggregate, a Strongbridge Material Adverse Effect.

(l)

Information Supplied. The information relating to Strongbridge and its Subsidiaries to be contained in the Joint Proxy Statement and the Form S-4 and any other documents filed or furnished with or to the High Court, the SEC or pursuant to the Act and the Takeover Rules in each case in connection with the Acquisition will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first posted to Strongbridge Shareholders and at the time the Form S-4 is declared effective (and any amendment or supplement thereto) or at the time of the Court Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement (other than the portions thereof relating solely to the Xeris Shareholders Meeting) and any related documents will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document and any related documents for which the Strongbridge Directors are responsible under the Takeover Rules and any related filings for which the Strongbridge Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.1(l), no representation or warranty is made by Strongbridge with respect to information or statements made or incorporated by reference in the Joint Proxy Statement and the Form S-4 which were not supplied by or on behalf of Strongbridge.

(m)	Regulatory Matters.

(i)

Except as set forth on Clause 6.1(m)(i) of the Strongbridge Disclosure Schedule, (i) each of Strongbridge and its Subsidiaries is in material compliance and since January 1, 2018 has been in material compliance with all applicable Health Care Laws, including the FDCA, the PHSA, and any implementing regulations, and, as applicable, those requirements relating to Good Manufacturing Practice, Good Laboratory Practice, Good Clinical Practice, Good Pharmacovigilance Practice, and any comparable state and foreign Applicable Laws and (ii) to the knowledge of Strongbridge, none of Strongbridge or any of its Subsidiaries has received any written communication or has been subject to any Action (other than routine FDA inspections) since January 1, 2018 from a Governmental Entity that alleges that it is not in compliance with any Health Care Law, except in the case of the immediately foregoing clauses (i) and (ii) where any noncompliance has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect. Except as set forth on Clause 6.1(m)(i) of the Strongbridge Disclosure Schedule, (i) none of Strongbridge or any of its Subsidiaries is party to and has any ongoing obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Entity, and (ii) to the knowledge of Strongbridge, none of Strongbridge or any of its Subsidiaries, or any of their employees, officers or directors, has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or has been convicted of any crime or is subject to any Action by any Governmental Entity or other similar action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension or exclusion.

(ii)

To the knowledge of Strongbridge, each of Strongbridge and its Subsidiaries has, maintains and is operating in material compliance with all Consents of the FDA, EMA and comparable Governmental Entities which are required for the conduct of Strongbridge’s business (collectively, the “Strongbridge Health Care Permits”), and all such Strongbridge Health Care Permits are valid, subsisting and in full force and effect, except where the failure to have, maintain or operate in compliance with the Strongbridge Health Care Permits has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect. To the knowledge of Strongbridge, each of Strongbridge and its Subsidiaries has fulfilled and performed all of its material obligations with respect to the Strongbridge Health Care Permits, and to the knowledge of Strongbridge, no event has occurred which allows, or with notice or lapse of time or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any Strongbridge Health Care Permit, except where the failure to so fulfil or perform, or the occurrence of such event, has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect. To the knowledge of Strongbridge, there is no Action pending or threatened in writing that could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Strongbridge Health Care Permit other than those that have not had, individually or in the aggregate, a Strongbridge Material Adverse Effect.

(iii)

Except as set forth in Clause 6.1(m)(iii) of the Strongbridge Disclosure Schedule, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Strongbridge Health Care Permit relating to any of Strongbridge and its Subsidiaries, its business and Strongbridge Products, when submitted to the FDA, EMA or other Governmental Entity were true, complete and correct as of the date of submission, and any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information and data have been submitted to the FDA, EMA or other Governmental Entity.

(iv)

None of Strongbridge or any of its Subsidiaries has had any Strongbridge Product or manufacturing site subject to a Governmental Entity (including FDA or EMA) shut down or import or export prohibition, and has not received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make changes to a Strongbridge Product, or similar correspondence or written notice from the FDA, EMA or other Governmental Entity alleging or asserting noncompliance with any applicable Health Care Law, Strongbridge Health Care Permit or such requests or requirements of a Governmental Entity.

(v)

(i) The clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by any of Strongbridge and its Subsidiaries or in which any of Strongbridge and its Subsidiaries, or any of Strongbridge Products have participated were, and if still pending are, being conducted in accordance with standard medical and scientific research procedures and all Applicable Laws, including, but not limited to, the FDCA, the PHSA, and their applicable implementing regulations, and (ii) FDA has not placed any IND filed by or on behalf of Strongbridge or its Subsidiaries, or clinical studies under such IND on clinical hold, or otherwise delayed, suspended, or terminated, any such IND or clinical study, and neither FDA, any applicable foreign Governmental Entity, nor any Review Board has commenced, or, to the knowledge of Strongbridge, threatened to commence, any action to place on clinical hold, or otherwise delay, suspend, or terminate, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Strongbridge or its Subsidiaries.

(vi)

Strongbridge has made available to Xeris a true, complete, and correct copy of (i) any NDA and IND submitted to FDA, including all supplements and amendments thereto and any foreign equivalents, and (ii) all material correspondence to or from FDA, EMA, and any other Governmental Entity, in each case concerning (A) a Strongbridge Product, (B) Strongbridge’s compliance with applicable Health Care Laws regarding Strongbridge Product, and (C) the likelihood or timing of, or requirements for, regulatory approval of Strongbridge Product, as applicable. With respect to each Strongbridge Product, except as set forth in Clause 6.1(m)(vi) of the Strongbridge Disclosure Schedule, Strongbridge has made available to Xeris true, complete and correct copies of all technical, scientific, chemical, biological, pharmacological, manufacturing quality and control, and toxicological data as well as clinical and preclinical reports (together with clinical data sets associated with such reports), and validation documents and data, and all material correspondence to or from Strongbridge and FDA or any other Governmental Entity.

(vii)

Except as set forth in Clause 6.1(m)(vii) of the Strongbridge Disclosure Schedule, all applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for, or submitted in connection with an NDA, IND, or foreign equivalent with respect to a Strongbridge Product, when submitted to FDA or such other comparable Governmental Entity were complete and accurate in all material respects as of the date of submission and any required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to FDA or such other comparable Governmental Entity. All the foregoing required filings were made to FDA or such other comparable Governmental Entity in a timely manner in accordance with Applicable Laws.

(viii)

All animal studies or other preclinical tests performed in connection with or as the basis for any submission to FDA or other comparable Governmental Entity, filed under an IND or other foreign equivalent or that Strongbridge or any of its Subsidiaries anticipates will be submitted to FDA or other comparable Governmental Entity in support of any clinical investigation for Strongbridge Products either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 C.F.R. Part 58 or any applicable comparable state or foreign Law or (ii) involved experimental research techniques that would not be performed by a registered Good Laboratory Practice testing laboratory (with appropriate notice being given to the FDA or other pertinent Governmental Entity if so required) and have employed in all material respects the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by Strongbridge. Strongbridge and each of its Subsidiaries have complied with the applicable provisions of the Animal Welfare Act Amendments of 1976 (7 U.S.C. 2131 et seq.) and any comparable state or foreign Laws. None of Strongbridge or any of its Subsidiaries has received any notice or other communication from a Governmental Entity or a Review Board requiring the termination or suspension or material modification of any animal or preclinical trial with respect to any Strongbridge Product.

(ix)

All human clinical trials with respect to any Strongbridge Product conducted by or on behalf of Strongbridge or any of its Subsidiaries and are being, conducted in material compliance with the applicable requirements of the FDCA, the PHSA, including any applicable requirements pertaining to Good Clinical Practice, Informed Consent, Institutional Review Boards (as those terms are defined in the FDCA or its implementing regulations), all applicable requirements relating to clinical trials or the protection of human subjects contained in 21 C.F.R. Parts 50, 54, 56, and 312, applicable guidances issued by the FDA or comparable Governmental Entity during the COVID-19 pandemic, as well as the International Conference on Harmonization Guideline E6, and all comparable state or foreign Laws, including by filing annual and periodic reports, amendments and safety reports for Strongbridge Products required to be made to the FDA or any comparable Governmental Entity. None of Strongbridge or any of its Subsidiaries has received any notice that FDA, any Review Board, or any domestic or foreign Governmental Entity, has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial sponsored by or on behalf of Strongbridge or any of its Subsidiaries, any action to suspend or terminate any IND in the United States or other foreign equivalent documents sponsored by or on behalf of Strongbridge or any of its Subsidiaries or otherwise restrict the clinical study of any Strongbridge Product.

(x)

All clinical trials conducted by or on behalf of Strongbridge or any of its Subsidiaries and the results of all such clinical trials have been registered and disclosed in accordance with Section 801 of the Food and Drug Administration Amendments Act of 2007 (Section 402(j) of the PHSA), 42 C.F.R. Part 11 and all other Applicable Laws.

(xi)

There is not and has not been, and to Strongbridge’s knowledge there is no threat of, any recall, return or defect of any Strongbridge Product nor has Strongbridge issued any replacements, safety alerts or any other written notice to an investigator or Governmental Entity asserting potential lack of safety or regulatory compliance with respect to any Strongbridge Product, and to Strongbridge’s knowledge, there are no facts that would be reasonably likely to result in the foregoing or a termination or suspension of developing and testing of any such Strongbridge Product.

(xii)

All manufacturing operations with respect to any Strongbridge Product conducted by or for the benefit of Strongbridge or any of its Subsidiaries have been and are being conducted, as may be applicable, in accordance, in all material respects, with the FDA’s current Good Manufacturing Practice requirements for drug and biological products, as those requirements are set forth in FDA regulations at 21 C.F.R. Parts 210,211, or 600, applicable guidances issued by any Governmental Entity during the COVID-19 pandemic, or otherwise under 21 U.S.C. § 351, and all comparable foreign Laws. In addition, Strongbridge and any of its Subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207 and all comparable foreign Laws with respect to each Strongbridge Product. Strongbridge has made available to Xeris copies of any and all written notices of inspectional observations, establishment inspection reports and any other material documents received from FDA and comparable Governmental Entities relating to a Strongbridge Product.

(xiii)

Strongbridge has no knowledge of (i) any adverse event that should have been reported but was not yet reported to FDA or EMA or other Governmental Entity or Review Board with respect to the safety or efficacy of any Strongbridge Product or (ii) any scientific or technical fact or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the scientific, therapeutic or commercial viability of any Strongbridge Product in light of the particular stage of development of such Strongbridge Product and taking into account all relevant facts and circumstances at the time such facts or circumstances arose, including medical and clinical considerations, the regulatory environment and competitive market conditions.

(xiv)

All personal data processed by or on behalf of Strongbridge with respect to Strongbridge Products, including any information or data collected during any clinical trials conducted with respect to Strongbridge Products, during the development, pre-clinical and clinical testing, manufacture, storage, testing, distribution, supply and administration of any Strongbridge Product, have been and are being processed in material compliance with Applicable Law including by ensuring that all necessary consents or authorizations have been obtained in accordance with Applicable Laws.

(xv)

None of Strongbridge or any of its Subsidiaries is the subject of any pending or, to the knowledge of Strongbridge, threatened investigation in respect of it or Strongbridge Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(n)	Tax Matters.

(i)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Strongbridge Material Adverse Effect:

(A)

all Tax Returns that are required to be filed by or with respect to Strongbridge or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete;

(B)

Strongbridge and its Subsidiaries, within the time and manner prescribed by Applicable Law, have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), except with respect to matters being contested in good faith through appropriate proceedings or for which adequate reserves have been established in accordance with U.S. GAAP on the financial statements of Strongbridge and its Subsidiaries;

(C)

all Taxes due and payable by Strongbridge or any of its Subsidiaries have been adequately provided for, in accordance with U.S. GAAP, in the financial statements of Strongbridge and its Subsidiaries for all periods ending on or before the date of such financial statements;

(D)

during the last seven years, no claim has been made in writing by a Tax Authority in a jurisdiction where any of Strongbridge or its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction;

(E)

none of Strongbridge or any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2), or any similar provision of state, local or non-U.S. law;

(F)

neither Strongbridge nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement;

(G)

none of Strongbridge or any of its Subsidiaries will be required to include a material item of income (or exclude a material item of deduction) in any taxable period beginning after the Completion Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Completion Date, (ii) excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), (iii) prepaid amount received or deferred revenue recognized prior to Completion, (iv) change in method of accounting adopted prior to Completion, or (v) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to Completion;

(H)

none of Strongbridge’s U.S. Subsidiaries that is directly and wholly owned by one or more foreign corporations, within the meaning of Section 7701 of the Code, has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(I)	there are no liens for Taxes upon any property or assets of Strongbridge or any of its Subsidiaries, except for Strongbridge Permitted Liens;

(J)

No claim, assessment, deficiency or proposed adjustment for any Tax has been asserted or assessed by any Governmental Entity against Strongbridge or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP;

(K)

There are no Tax audits or other examinations of Strongbridge or any of its Subsidiaries and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Strongbridge or any of its Subsidiaries (other than extensions granted in connection with extensions of time to file Tax Returns obtained in the ordinary course of business);

(L)

Neither Strongbridge nor any of its Subsidiaries has made a request for an advance tax ruling, a request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Entity with respect to any Taxes;

(M)

Neither Strongbridge nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between or among Strongbridge and any of its Subsidiaries and customary commercial Contracts not primarily related to Taxes);

(N)

Neither Strongbridge nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than Strongbridge or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, local, or non-U.S. income Tax purposes, other than a group the common parent of which was or is Strongbridge; and

(O)

Neither Strongbridge nor any of its Subsidiaries, nor any Affiliates of Strongbridge or any Affiliates of Strongbridge’s Subsidiaries, has taken or agreed to take any action or has knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Scheme and the Merger, together, from qualifying for the Intended Tax Treatment.

(ii)

As used in this Agreement, (A) the term “Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) means any and all taxes (including customs duties or fines), fees, levies, imposts, duties or other similar assessments in the nature of a tax, imposed by or payable to any federal, state, provincial, local or foreign Tax Authority, and includes all U.S. federal, state, local and non-U.S. gross or net income, gain, profits, windfall profits, franchise, gross receipts, estimated, capital, documentary, transfer, ad valorem, premium, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment compensation, social security, disability, use, property, withholding or backup withholding, excise, production, value added and occupancy taxes, together with all interest, penalties and additions imposed with respect thereto, and any liability for the foregoing of another Person under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as transferee or successor, by operation of law, by contract or otherwise (excluding customary Tax indemnification provisions in commercial contracts not primarily relating to Taxes), (B) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns) filed or required to be filed with a Tax Authority relating to Taxes, including all attachments thereto and any amendments or supplements thereof and (C) the term “Tax Authority” means any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to Taxes (including the Internal Revenue Service (the “IRS”) and the Irish Revenue Commissioners and any similar state, local, or non-U.S. revenue agency).

(iii)

Strongbridge has in place and will have in place at the Completion Date a composition agreement (the “Composition Agreement”) with the Revenue Commissioners of Ireland and a Special Eligibility Agreement for Securities (the “SEAS”) with The Depository Trust Company in respect of the Strongbridge Shares, and both the Composition Agreement and the SEAS are, and will on the Completion Date be, in full force and effect.

(o)	Labour Matters.

(i)

Except as has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect, Strongbridge and its Subsidiaries are, and since January 1, 2018 have been, in material compliance with all Applicable Laws relating to labour and employment matters, including those relating to labour management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

(ii)

Neither Strongbridge nor any of its Subsidiaries is, or from January 1, 2018 to the date of this Agreement has been, a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or any other similar agreement with any labour organization, labour union or other employee representative, and, to Strongbridge’s knowledge, from January 1, 2018 through the date of this Agreement, there has not been any organizational campaign, card solicitation, petition or other unionization or similar activity seeking recognition of a collective bargaining or similar unit relating to any employee of Strongbridge or any of its Subsidiaries. Except as has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect, as of the date of this Agreement, (i) there are no Unfair Labor Practice (as defined in the National Labors Relations Act) complaints pending or, to Strongbridge’s knowledge, threatened against Strongbridge or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity, and (ii) since January 1, 2018 there has not been, and there is, no labour strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to Strongbridge’s knowledge, threatened against or affecting Strongbridge or any of its Subsidiaries.

(iii)

Since January 1, 2018, Strongbridge and its Subsidiaries have not entered into any agreement with any works council, labour union, or similar labour organization that would require Strongbridge to obtain the consent of, or provide advance notice, to such works council, labour union or similar labour organization of the transactions contemplated by this Agreement.

(iv)	The employment of each of Strongbridge’s and any of its Subsidiaries’ employees is terminable by Strongbridge or the applicable Subsidiary at will.

(v)

To Strongbridge’s knowledge, in the last three (3) years, (i) no material allegations of sexual harassment have been made against any officer of Strongbridge or any of its Subsidiaries, and (ii) Strongbridge and its Subsidiaries have not entered into any settlement agreements related to allegations of sexual harassment or misconduct by an officer of Strongbridge or any of its Subsidiaries.

(vi)

To Strongbridge’s knowledge, as of the date of this Agreement, no officer or senior executive of Strongbridge or any of its Subsidiaries has indicated that he or she presently intends to terminate his or her employment with Strongbridge or the applicable Subsidiary, nor has any officer or senior executive threatened or expressed any intention to do so.

(vii)

Since January 1, 2018, neither Strongbridge nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(p)	Intellectual Property; Data Privacy.

(i)

Strongbridge has made available to Xeris a true and complete list, as of the date of this Agreement, of all Registered Intellectual Property that is Strongbridge Intellectual Property (the “Strongbridge Registered IP”). Except as has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect, (i) each item of Strongbridge Registered IP is legally, beneficially and solely owned by Strongbridge or one of its Subsidiaries, free and clear of all Liens (other than Permitted Liens), (ii) no Strongbridge Registered IP has lapsed, expired, or been abandoned (including as a result of failure to pay the necessary renewal or maintenance fees) prior to the end of the applicable term of such Registered Intellectual Property, except where Strongbridge has made a reasonable business decision to not maintain or renew such Registered Intellectual Property, (iii) none of the Strongbridge Registered IP that has issued or become registered has subsequently been adjudged invalid or unenforceable, and (iv) all Strongbridge Registered IP is subsisting, and if registered to the knowledge of Strongbridge, not invalid or unenforceable. There is no interference, nullification, reissue, reexamination, derivation, opposition, cancellation or similar proceeding pending or, to the knowledge of Strongbridge, threatened against Strongbridge or any of its Subsidiaries challenging or contesting the ownership, validity, scope or enforceability of any Strongbridge Registered IP (other than ordinary course proceedings with patent, trademark and copyright offices related to the application for, or renewal of, any item of Strongbridge Registered IP).

(ii)

Except as has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect, the Strongbridge Intellectual Property and the Strongbridge Licensed Intellectual Property constitute all of the material Intellectual Property Rights necessary to develop, manufacture or sell each material Strongbridge Product as currently researched, tested, developed, commercialized, manufactured, sold or distributed by Strongbridge and its Subsidiaries as of the date of this Agreement; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property.

(iii)

None of the material Strongbridge Intellectual Property is subject to any order, claim, action, proceeding, suit or, to the knowledge of Strongbridge, investigation of any Governmental Entity pending or, to the knowledge of Strongbridge, threatened against Strongbridge or any of its Subsidiaries materially and adversely affecting the use thereof or rights thereto by or of Strongbridge or any of its Subsidiaries. Except as has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect and to the knowledge of Strongbridge, (i) the operation of the business of Strongbridge or any of its Subsidiaries as of the date hereof does not infringe, misappropriate or otherwise violate and since January 1, 2018, has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any Third Party and (ii) to the knowledge of Strongbridge, as of the date of this Agreement no Third Party has infringed, misappropriated or otherwise violated any material Strongbridge Intellectual Property or any Intellectual Property Rights exclusively licensed to Strongbridge or any of its Subsidiaries that is material to the development, manufacture or sale of a Strongbridge Product.

(iv)

Except as has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect, Strongbridge and its Subsidiaries at all times have taken commercially reasonable steps to protect and maintain any material Trade Secrets included in the Strongbridge Intellectual Property (except for any Strongbridge Intellectual Property whose value would not reasonably be expected to be impaired in a material respect by disclosure), and to the knowledge of Strongbridge, there have been no material unauthorized uses or disclosures of any such Trade Secrets.

(v)

Except as has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect, to the knowledge of Strongbridge, (A) Strongbridge and its Subsidiaries have complied with any and all obligations to the extent applicable pursuant to the Bayh-Dole Act, 35 U.S.C. §200—212, with respect to any Patents included in Strongbridge Registered IP (“Strongbridge Patents”) that cover or are practiced by a Strongbridge Product, and (B) no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been used to invent, create or develop any inventions that are the subject of any Strongbridge Patents and that cover or are practiced by a Strongbridge Product, except for any such funding or use of facilities or personnel that has not resulted in, by such Governmental Entity or institution any ownership interest in or material claim against such Strongbridge Patents as practiced by a Strongbridge Product.

(vi)

Except as has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect, Strongbridge and its Subsidiaries have obtained from all current or former employees, officers, consultants and contractors who have created or developed material Intellectual Property Rights for or on behalf of Strongbridge or any of its Subsidiaries, valid assignments of such parties’ rights in such Intellectual Property Rights to Strongbridge or one of its Subsidiaries, to the extent permitted by Applicable Law, or Strongbridge and its Subsidiaries otherwise own such Intellectual Property Rights by operation of law.

(vii)

All collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing by or on behalf of Strongbridge and any of its Subsidiaries of Personal Data are and have been in compliance with all applicable Privacy Legal Requirements and Privacy Commitments. Since January 1, 2018, neither Strongbridge nor any of its Subsidiaries have received any written notice alleging any material violation by Strongbridge or any of its Subsidiaries of any applicable Privacy Legal Requirement or Privacy Commitment, nor, to the knowledge of Strongbridge, has Strongbridge or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Entity. To the knowledge of Strongbridge, neither Strongbridge nor any of its Subsidiaries have, since January 1, 2018, been or are currently: (a) under audit or investigation by any Governmental Entity, or (b) subject to any Third Party claim, demand, audit or action, in each case, alleging any violation by Strongbridge or any of its Subsidiaries of any applicable Privacy Legal Requirement or Privacy Commitment. Neither Strongbridge nor any of its Subsidiaries have received any material written complaint by any Person with respect to the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing of Personal Data by Strongbridge or any of its Subsidiaries.

(viii)

Strongbridge and its Subsidiaries have in place policies and procedures for the proper collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Data by Strongbridge and its Subsidiaries that comply with applicable Privacy Legal Requirements.

(ix)

Since January 1, 2018, Strongbridge and its Subsidiaries have not experienced any security breaches or incidents, unauthorized use, access or disclosure related to Personal Data in the custody or control of Strongbridge and its Subsidiaries or, to the knowledge of Strongbridge, any service provider acting on behalf of Strongbridge and its Subsidiaries. Since January 1, 2018, no circumstance has arisen in which the applicable Privacy Legal Requirements would require Strongbridge or any of its Subsidiaries to notify a Person or Governmental Entity of a data security breach or security incident.

(x)

Strongbridge and its Subsidiaries at all times have implemented and maintained appropriate written policies and procedures with respect to technical, organizational, administrative, and physical safeguards designed to protect the security, confidentiality, integrity and availability of Trade Secrets, Personal Data and information technology systems of Strongbridge and its Subsidiaries. Since January 1, 2018, there have been no security breaches in the information technology systems of Strongbridge nor any of its Subsidiaries. Since January 1, 2018, there have been no material disruptions in any such information technology systems, that adversely affected the operations of the business of Strongbridge or any of its Subsidiaries.

(xi)

Strongbridge and its Subsidiaries: (A) regularly conduct vulnerability testing, risk assessments, and external audits of, and track security incidents related to Strongbridge and its Subsidiaries’ systems and products (collectively, “Information Security Reviews”); (B) timely (in accordance with applicable Privacy Legal Requirements) correct any material exceptions or vulnerabilities identified in such Information Security Reviews; and (C) have made available true and accurate copies of all Information Security Reviews for the three (3) years preceding the date hereof. Strongbridge and its Subsidiaries provide their employees with regular training on privacy and data security matters.

(xii)

In connection with each Third Party servicing, outsourcing, processing, or otherwise using Personal Data collected, held, or processed by or on behalf of Strongbridge and its Subsidiaries, Strongbridge and its Subsidiaries have entered into valid written data processing agreements with any such Third Party for it to (i) comply with the applicable Privacy Legal Requirements with respect to Personal Data, (ii) act only in accordance with the instructions of Strongbridge and its Subsidiaries, (iii) take appropriate steps to protect and secure such Personal Data from data security incidents, and (iv) restrict use of such Personal Data to those authorized or required under the servicing, outsourcing, processing, or similar arrangement.

(xiii)

Strongbridge and its Subsidiaries are and at are all times since May 25, 2018 have been in compliance with the European General Data Protection Regulation and applicable European Union and UK national laws concerning the processing of Personal Data (“European Data Protection Requirements”). No Personal Data has been transferred outside of the European Economic Area or the United Kingdom other than in accordance with applicable European Data Protection Requirements.

(q)

Properties. Neither Strongbridge nor its Subsidiaries own, or ever have owned, any real property. Clause 6.1(q) of Strongbridge Disclosure Schedule sets forth a true and complete list of each material lease, sublease or license under which Strongbridge or any of its Subsidiaries leases, subleases or licenses any material real property for the benefit of Strongbridge or any of its Subsidiaries. Strongbridge and each of its Subsidiaries have valid leasehold interests in such real property, free and clear of all Liens, except for Permitted Liens. Except as has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect, (a) each such lease is, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exceptions”), a valid and binding obligation of Strongbridge or a Subsidiary of Strongbridge (as the case may be) and in full force and effect and enforceable in accordance with its terms against Strongbridge or any of its Subsidiaries (as the case may be) and, to the knowledge of Strongbridge, each of the other parties thereto (except for such leases that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by Strongbridge or any of its Subsidiaries of any of the provisions thereof), (b) neither Strongbridge nor any of its Subsidiaries, nor, to the knowledge of Strongbridge, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any such lease, and (c) neither Strongbridge nor any of its Subsidiaries has received written notice that it has violated or defaulted under any such lease.

(r)

Opinion of Financial Advisor. The Strongbridge Board has received the opinion of MTS Securities, LLC, dated as of May 23, 2021, to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the Scheme Consideration is fair, from a financial point of view, to the Strongbridge Shareholders. A signed, true and complete copy of such opinion will promptly be provided to Xeris solely for informational purposes.

(s)

Required Vote of Strongbridge Shareholders. The Strongbridge Shareholder Approval is the only vote of holders of securities of Strongbridge which is required to consummate the transactions contemplated by this Agreement.

(t)	Material Contracts.

(i)

Clause 6.1(t) of the Strongbridge Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which Strongbridge or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which Strongbridge or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a “Strongbridge Material Contract”):

(A) any Contract (or series of related Contracts), including any manufacturing or supply agreement, (A) that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to Strongbridge or any of its Subsidiaries in an amount having an expected value in excess of $2,500,000 in a fiscal year or (B) relating to capital expenditures or commitments in excess of $1,500,000 in the aggregate;

(B) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise) in the three (3) years preceding the date hereof, of assets or securities by or from any Person or any business, other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice, including any Contract that contains (or would contain, in the case of an option, right of first refusal or offer or similar rights) ongoing representations, warranties, covenants, indemnities or other obligations (including “earn-out”, contingent value rights or other contingent payment or value obligations) that would involve or may reasonably be expected to require the receipt or making of payments or the issuance of any equity securities of Strongbridge or any of its Subsidiaries;

(C) any Contract with a Governmental Entity, including any material grant, loan or aid pursuant to a stimulus or government grant program or otherwise from a Governmental Entity;

(D) any Contract that (A) limits or purports to limit, in any material respect, the freedom of Strongbridge or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of Xeris or any of its Affiliates after the Effective Time, (B) contains material exclusivity or “most favoured nation” obligations or restrictions or (C) contains any other provisions that restrict the ability of Strongbridge or any of its Subsidiaries to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research any Strongbridge Product, directly or indirectly through Third Parties, in any material respect, or that would so limit or purport to limit the ability of Xeris or any of its Affiliates to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research any Xeris Product after the Effective Time, directly or indirectly through Third Parties, in any material respect;

(E) any Contract relating to third-party indebtedness for borrowed money (including under any short-term financing facility) in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset of Strongbridge or any of its Subsidiaries) other than any Contract exclusively between or among Strongbridge and any of its wholly owned Subsidiaries;

(F) any Contract restricting the payment of dividends or the making of distributions in respect of any equity securities of Strongbridge or any of its Subsidiaries or the repurchase or redemption of, any equity securities of Strongbridge or any of its Subsidiaries;

(G) any material joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research, development, license or other similar agreement;

(H) any material Contract with any Person (A) pursuant to which Strongbridge or any of its Subsidiaries may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, or (B) under which Strongbridge or any of its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to any Strongbridge Product or any material Intellectual Property Rights, other than (in respect of the foregoing (A) and (B), non-exclusive licenses granted in the ordinary course of business consistent with past practice);

(I) any lease or sublease for material real or personal property;

(J) all material Contracts pursuant to which Strongbridge or any of its Subsidiaries (A) receives or is granted any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property Rights (other than licenses to commercially available software, including off-the-shelf software) or (B) grants any license (including any sublicense) to, or covenant not to be sued under, any Strongbridge Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice);

(K) any “single source” supply Contract pursuant to which goods or materials that are not commodities and that are material to the business of Strongbridge and its Subsidiaries are supplied to Strongbridge or any of its Subsidiaries from an exclusive source;

(L) any Contracts or other transactions with any (A) record owner, excluding employment agreements for directors and officers, or to the knowledge of Strongbridge, beneficial owner of five percent or more of the voting securities of Strongbridge, or (B) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or beneficial owner;

(M) any material Contract involving the settlement of any Action or threatened Action (or series of related Actions);

(N) any settlement agreements by Strongbridge or any of its Subsidiaries with Tax Authorities; and

(O) any other Contract required to be filed by Strongbridge pursuant to Item 601(b)(10) of Regulation S-K or disclosed by Strongbridge on a Current Report on Form 8-K.

(ii)

Each Strongbridge Material Contract is, subject to the Bankruptcy and Equity Exceptions, (i) a valid and binding obligation of Strongbridge or a Subsidiary of Strongbridge (as the case may be) and, to the knowledge of Strongbridge, each of the other parties thereto, and (ii) in full force and effect and enforceable in accordance with its respective terms against Strongbridge or a Subsidiary of Strongbridge (as the case may be) and, to the knowledge of Strongbridge, each of the other parties thereto (in each case except for such Strongbridge Material Contract that terminates or is terminated after the date of this Agreement in accordance with its respective terms, other than as a result of a default or breach by Strongbridge or any of its Subsidiaries of any of the provisions thereof), except as has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect. To the knowledge of Strongbridge, no Person is seeking to terminate, or challenging the validity or enforceability of, any Strongbridge Material Contract, except as has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect. Neither Strongbridge nor any of its Subsidiaries, nor, to the knowledge of Strongbridge, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Strongbridge nor any of its Subsidiaries has received notice that it has violated or defaulted under, any Strongbridge Material Contract, except as would not have had, individually or in the aggregate, a Strongbridge Material Adverse Effect. Strongbridge has made available to Xeris true and complete copies of each Strongbridge Material Contract, including all amendments thereto.

(iii)

Neither Strongbridge nor any of its Subsidiaries has received any notices seeking (i) to excuse a Third Party’s non-performance, or delay a Third Party’s performance, under existing Strongbridge Material Contracts due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify any existing contractual relationships due to COVID-19.

(u)

Insurance. Except as has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect, Strongbridge and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as Strongbridge reasonably believes, based on past experience (taking into account what is customary and adequate for companies of similar size in the industries and locations in which Strongbridge operates), is adequate for the businesses and operations of Strongbridge and its Subsidiaries. Clause 6.1(u) of the Strongbridge Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favour of Strongbridge or any of its Subsidiaries, or pursuant to which Strongbridge or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. Such policies are in full force and effect and all premiums due thereon have been paid, and neither Strongbridge nor any of its Subsidiaries is in breach or default of any such policy. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby. Neither Strongbridge nor any of its Subsidiaries has made any claims on existing insurance policies, including business interruption insurance, as a result of COVID-19.

(v)

Finders or Brokers. Except for MTS Health Partners, L.P., neither Strongbridge nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition.

(w)	FCPA; Anti-Corruption; Sanctions; Export Controls.

(i)

Neither Strongbridge nor any of its Subsidiaries, nor, to the knowledge of Strongbridge, any director, manager, employee, agent or representative of Strongbridge or any of its Subsidiaries, in each case acting on behalf of Strongbridge or any of its Subsidiaries, has, in the last five years, in connection with the business of Strongbridge or any of its Subsidiaries, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable);

(ii)

Neither Strongbridge nor any of its Subsidiaries nor, to the knowledge of Strongbridge, any director, manager or employee of Strongbridge or any of its Subsidiaries, is, or in the last five years has been, subject to any actual or pending or, to the knowledge of Strongbridge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Strongbridge or any of its Subsidiaries relating to applicable Bribery Legislation, including the FCPA;

(iii)

Strongbridge and each of its Subsidiaries has instituted policies and procedures reasonably designed to promote compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(iv)

None of Strongbridge or any of its Subsidiaries, nor, to the knowledge of Strongbridge, any of their respective directors, managers or employees is or has been a Sanctioned Person within the last five years. Except as has not had, individually or in the aggregate, a Strongbridge Material Adverse Effect, none of Strongbridge or any of its Subsidiaries, nor, to the knowledge of Strongbridge, any of their respective directors, managers or employees (i) has, in the last five years, engaged in direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of Strongbridge or any of its Subsidiaries in violation of applicable Sanctions Laws or (ii) has, in the last five years, violated, or engaged in any unlawful conduct under, any Sanctions Laws or other applicable import or export control laws, regulations, statutes, or orders, including the Export Administration Regulations and the International Traffic in Arms Regulations, nor to the knowledge of Strongbridge been the subject of an investigation or allegation of such a violation or unlawful conduct.

(x)

Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Strongbridge Memorandum and Articles of Association is, or at the Effective Time will be, applicable to Xeris, Holdco, any of their respective Subsidiaries, the Acquisition or the Scheme.

(y)

No Ownership of Xeris Shares. Neither Strongbridge nor any of its Subsidiaries beneficially owns, directly or indirectly, any Xeris Shares or other securities convertible into, exchangeable for or exercisable for Xeris Shares, and neither Strongbridge nor any of its Subsidiaries has any rights to acquire any Xeris Shares. There are no voting trusts or other agreements or understandings to which Strongbridge or any of its Subsidiaries is a party with respect to the voting of the capital or capital stock or other equity securities of Xeris or any of its Subsidiaries.

(z)

No Other Representations. Except for the representations and warranties contained in this Clause 6.1 or in any certificates delivered by Strongbridge in connection with the Completion pursuant to Condition 4(c), Xeris acknowledges that neither Strongbridge nor any Representative of Strongbridge makes any other express or implied representation or warranty with respect to Strongbridge or any of its Subsidiaries or with respect to any other information provided or made available to Xeris in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Xeris or to Xeris’s Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

6.2	Xeris Representations and Warranties

Except as disclosed in the Xeris SEC Documents filed or furnished with the SEC since January 1, 2020 and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable clause of the disclosure schedule delivered by Xeris to Strongbridge immediately prior to the execution of this Agreement (the “Xeris Disclosure Schedule”) (it being agreed that disclosure of any item in any clause of the Xeris Disclosure Schedule shall be deemed disclosure with respect to any other subclause of this Clause 6.2 to which the relevance of such item is reasonably apparent on its face), Xeris and Holdco jointly and severally represent and warrant to Strongbridge as follows:

(a)

Qualification, Organisation, Subsidiaries, etc. Each of Xeris and its Subsidiaries and each of the Merger Parties is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of organisation (except to the extent such concept is not applicable under Applicable Law of such entity’s jurisdiction of incorporation or organisation, as applicable), and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Xeris Material Adverse Effect. Xeris has filed with the SEC, prior to the date of this Agreement, complete and accurate copy of the Amended and Restated Certificate of Incorporation of Xeris (the “Xeris Certificate of Incorporation”) as amended to the date hereof. The Xeris Certificate of Incorporation is in full force and effect and Xeris is not in violation of the Xeris Certificate of Incorporation, except for such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Xeris Material Adverse Effect.

(i)

Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Xeris have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Xeris free and clear of all Liens, other than Xeris Permitted Liens, and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any Person and transfer restrictions (other than transfer restrictions under Applicable Law or under the organizational documents of such Subsidiary). Except in respect of its Subsidiaries, Xeris does not own, directly or indirectly, any shares, shares of capital stock or other equity securities of any Person.

(ii)	Merger Parties.

(A)

Since their respective dates of formation, none of the Merger Parties have carried on any business or conducted any operations other than the execution of this Agreement, the performance of their obligations hereunder and thereunder and matters ancillary thereto.

(B)

As of the date hereof, the authorised share capital of Holdco consists of one thousand (1,000) Holdco Shares, of which one (1) share is currently issued. All of the issued shares in Holdco have been validly issued, are fully paid and nonassessable are owned directly by Xeris. As of the date hereof, the authorised share capital of MergerSub consists of one thousand (1,000) shares of common stock, par value $0.0001 per share, all of which shares of are currently issued to Holdco. All of the issued shares in Holdco and MergerSub have been validly issued, are fully paid and nonassessable and are owned directly by the holders thereof free and clear of any Lien. All of the Share Consideration, when issued pursuant to the Acquisition and the Merger and this Agreement and delivered pursuant hereto will, at such time, be duly authorised, validly issued, fully paid and non-assessable and free of all Liens and pre-emptive rights.

(C)

Xeris has made available to Strongbridge, prior to the date of this Agreement, complete and accurate copies of the Certificate of Incorporation of Holdco (the “Holdco Certificate of Incorporation”) and the Organisational Documents of each of the other Merger Parties (the “Other Merger Party Organisational Documents”) as amended to the date hereof. The Xeris Certificate of Incorporation, the Xeris Bylaws, the Holdco Certificate of Incorporation and the Other Merger Party Organisational Documents are in full force and effect, Holdco is not in violation of the Holdco Certificate of Incorporation and the other Merger Parties are not in violation of the Other Merger Party Organisational Documents, except for such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Xeris Material Adverse Effect.

(b)	Capital Stock.

(i)

The authorised capital stock of Xeris consists of 150,000,000 Xeris Shares and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Xeris Preferred Shares”). As of the close of business on May 21, 2021, (A) 66,372,010 Xeris Shares were issued and outstanding, (B) no Xeris Shares were held in treasury, (C) 1,674,536 Xeris Shares were reserved for issuance pursuant to the Xeris Share Plans and 693,666 Xeris Shares were reserved for issuance pursuant to the Xeris ESPP and (D) no Xeris Preferred Shares were issued or outstanding. All the outstanding Xeris Shares are, and all Xeris Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(ii)

No Subsidiary of Xeris owns any shares of capital stock of Xeris (other than any such shares owned by Subsidiaries of Xeris in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account).

(iii)

None of Xeris nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Xeris Shareholders on any matter.

(iv)

There are no voting trusts or other agreements or understandings to which Xeris or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Xeris or any of its Subsidiaries.

(c)	Corporate Authority Relative to this Agreement; No Violation.

(i)

Xeris and each Merger Party has all requisite corporate power and authority to enter into this Agreement and with respect to (A) Xeris, the Expenses Reimbursement Agreement and (B) Holdco, the CVR Agreement and, subject (in the case of this Agreement) to receipt of the Xeris Shareholder Approval, to consummate the transactions contemplated hereby and thereby, including the Acquisition and the Merger, as applicable. The execution and delivery of this Agreement, the Expenses Reimbursement Agreement and the CVR Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Xeris Board and (as applicable) the board of directors of each Merger Party and, except for (A) the Xeris Shareholder Approval, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (C) the filing of the required documents and other actions in connection with the Scheme with, and the receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Xeris or any Merger Party are necessary to authorise the consummation of the transactions contemplated hereby and thereby. On or prior to the date hereof, the Xeris Board has determined that this Agreement and the transactions contemplated by this Agreement, including, without limitation, the Merger are advisable, fair to and in the best interests of Xeris and the Xeris Shareholders and has adopted a resolution to make the Xeris Recommendation. This Agreement has been duly and validly executed and delivered by Xeris and each Merger Party and, assuming this Agreement constitutes the valid and binding agreement of Strongbridge, constitutes the valid and binding agreement of Xeris and each Merger Party, enforceable against Xeris and each Merger Party in accordance with its terms.

(ii)

Other than in connection with or in compliance with (A) the provisions of the Act, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, if necessary, (F) any applicable requirements of other Antitrust Laws of any Specified Jurisdiction, if necessary, (G) the requirement to file the Certificate of Merger with the Secretary of State of the State of Delaware, (H) any applicable requirements of the Nasdaq and (I) the other Clearances set forth on Clause 6.2(c)(ii) of the Xeris Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under Applicable Law, for the consummation by Xeris and each Merger Party of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Xeris Material Adverse Effect.

(iii)

The execution and delivery by Xeris and each Merger Party of this Agreement and in the case of (A) Xeris, the Expenses Reimbursement Agreement and (B) Holdco, the CVR Agreement, do not, and, except as described in Clause 6.2(c)(ii), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Xeris or any of Xeris’s Subsidiaries or result in the creation of any Liens or any other material obligations, losses or grants of rights upon any of the properties, rights or assets of Xeris or any of Xeris’s Subsidiaries, other than Xeris Permitted Liens, or of Strongbridge or any of Strongbridge’s Subsidiaries, (B) conflict with or result in any violation of any provision of the Organisational Documents of Xeris or any of Xeris’s Subsidiaries or the Merger Parties or (C) conflict with or violate any Laws applicable to Xeris or any of Xeris’s Subsidiaries or any of their respective properties or assets, other than, in the case of subclauses (A) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Xeris Material Adverse Effect.

(d)	Reports and Financial Statements.

(i)

Since June 21, 2018 (the “Xeris IPO Date”) through the date of this Agreement, Xeris has filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (the “Xeris SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Xeris SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Xeris SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(ii)

The consolidated financial statements (including all related notes and schedules) of Xeris included in the Xeris SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Xeris and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with U.S. GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)

Internal Controls and Procedures. Xeris has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Xeris’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Xeris in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Xeris’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Xeris’s internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies, procedures and agreements that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Xeris, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Xeris are being made only in accordance with authorisations of management and directors of Xeris, and (c) provide reasonable assurance regarding prevention or timely detection of unauthorised acquisition, use or disposition of Xeris’s assets that could have a material effect on its financial statements.

(f)

No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Xeris’s consolidated balance sheet (or the notes thereto) as of March 31, 2021 included in the Xeris SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since March 31, 2021, (iii) as expressly permitted or contemplated by this Agreement, (iv) for liabilities which have been discharged or paid in full in the ordinary course of business and (v) for performance under Contracts binding upon Xeris or any of its Subsidiaries (other than resulting from any breach thereof) that have been made available to Strongbridge, neither Xeris nor any Subsidiary of Xeris has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, have not had and would not reasonably be expected to have a Xeris Material Adverse Effect. Neither Xeris nor any of its Subsidiaries is, or since the Xeris IPO Date has been, a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(g)	Compliance with Law; Permits.

(i)

Xeris and each of Xeris’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws, applicable to Xeris, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Xeris Material Adverse Effect.

(ii)

Xeris and Xeris’s Subsidiaries are in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Xeris and Xeris’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Xeris Permits”), except where the failure to have any of the Xeris Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Xeris Material Adverse Effect. All Xeris Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Xeris Material Adverse Effect.

(iii)

Notwithstanding the foregoing, no representation or warranty shall be deemed to be made in this Clause 6.2(g) in respect of the matters referenced in Clause 6.2(e), 6.2(m) or 6.2(x), or in respect of environmental, Tax, employee benefits or labour Law matters.

(h)

Environmental Laws and Regulations. Except as has not had, individually or in the aggregate, a Xeris Material Adverse Effect: (a) since the Xeris IPO Date, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action is pending or, to the knowledge of Xeris, threatened by any Governmental Entity or other Person relating to Xeris or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance; and (b) Xeris and its Subsidiaries are, and since the Xeris IPO Date have been, in compliance with all Environmental Laws and all Environmental Permits and hold all Environmental Permits required under any Environmental Law. Xeris has no liability under any Environmental Law which will result or would reasonably be expected to result in a Xeris Material Adverse Effect.

(i)	Employees and Employee Benefit Plans.

(i)

No member of the Xeris Group (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has, during the last six years, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA, and no member of the Xeris Group has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(ii)

Each Xeris Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favourable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of Xeris, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Except as has not had, individually or in the aggregate, a Xeris Material Adverse Effect, each trust created under any such Xeris Benefit Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(iii)

Except as has not had, individually or in the aggregate, a Xeris Material Adverse Effect, (i) each Xeris Benefit Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code, and (ii) each Xeris Benefit Plan which is required to be funded is funded in accordance with its terms and all Applicable Laws and generally accepted actuarial principles and practices. No claim (other than routine claims for benefits), action, suit, investigation or proceeding (including an audit) is pending against or involves or, to Xeris’s knowledge, is threatened against or reasonably expected to involve, any Xeris Benefit Plan before any Governmental Entity, including the Internal Revenue Service, the Department of Labor or the PBGC.

(iv)

Except as provided under this Agreement or pursuant to Applicable Law, with respect to each director, officer, employee or other service provider (including each former director, officer, employee or service provider) of the Xeris Group, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Xeris Benefit Plan, (iii) contractually limit or restrict the right of any member of the Xeris Group or, after the Completion, Holdco or any member of the Strongbridge Group to merge, amend or terminate any Xeris Benefit Plan or (iv) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(v)

No member of the Xeris Group has any current or projected liability for, and no Xeris Benefit Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, or employee (including any former director, officer, or employee) of the Xeris Group (other than coverage mandated by Applicable Law).

(vi)

Each Xeris Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Xeris Benefit Plan is, or to the knowledge of Strongbridge, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(vii)	No member of the Xeris Group has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person under Section 409A or 4999 of the Code.

(viii)

With respect to any Xeris Benefit Plan for the benefit of Xeris employees or dependents thereof who perform services or who are employed outside of the United States (a “Non-U.S. Xeris Benefit Plan”), except as has not had, individually or in the aggregate, a Xeris Material Adverse Effect: (i) if required to have been approved by any non-U.S. Governmental Entity (or permitted to have been approved to obtain any beneficial Tax or other status), such Non-U.S. Xeris Benefit Plan has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the knowledge of Xeris, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto; (ii) if intended to be funded and/or book reserved, such Non-U.S. Xeris Benefit Plan is so funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; (iii) no material liability exists or reasonably could be imposed upon the assets of the Xeris Group by reason of such Non-U.S. Plan; and (iv) the financial statements of such Non-U.S. Xeris Benefit Plan (if any) accurately reflect such Non-U.S. Plan’s Xeris liabilities.

(j)

Absence of Certain Changes or Events. Since March 31, 2021 through the date of this Agreement, other than with respect to the transactions contemplated by this Agreement, the businesses of Xeris and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice. Since March 31, 2021, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Xeris Material Adverse Effect. From March 31, 2021 through the date of this Agreement, neither Xeris nor any of its Subsidiaries has taken any action that would constitute a breach of Clause 5.1(b)(v) or (vi), had such action been taken after the execution of this Agreement.

(k)

Investigations; Litigation. (i) There is no investigation or review pending (or, to the knowledge of Xeris, threatened) by any Relevant Authority with respect to Xeris or any of Xeris’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Xeris, threatened) against Xeris or any of Xeris’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of subclause (i) or (ii), have had or would reasonably be expected to have, individually or in the aggregate, a Xeris Material Adverse Effect.

(l)

Information Supplied. The information relating to Xeris, its Subsidiaries and the Merger Parties to be contained in the Joint Proxy Statement and the Form S-4 and any other documents filed or furnished with or to the High Court, the SEC or pursuant to the Act and the Takeover Rules in each case in connection with the Acquisition will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first mailed to Xeris Shareholders and at the time the Form S-4 is declared effective (and any amendment or supplement thereto) or at the time of the Xeris Shareholders Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement and the Form S-4 (other than the portions thereof relating solely to the Court Meeting or the EGM) and any related documents will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document and any related documents for which the Xeris Directors are responsible under the Takeover Rules and any related filings for which the Xeris Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.2(l), no representation or warranty is made by Xeris with respect to information or statements made or incorporated by reference in the Joint Proxy Statement and the Form S-4 which were not supplied by or on behalf of Xeris.

(m)	Regulatory Matters.

(i)

Except as set forth on Clause 6.2(m)(i) of the Xeris Disclosure Schedule, (i) each of Xeris and its Subsidiaries is in material compliance and since June 21, 2018 has been in material compliance with all applicable Health Care Laws, including the FDCA, the PHSA, and any implementing regulations, and, as applicable, those requirements relating to Good Manufacturing Practice, Good Laboratory Practice, Good Clinical Practice, Good Pharmacovigilance Practice, and any comparable state and foreign Applicable Laws and (ii) to the knowledge of Xeris, none of Xeris or any of its Subsidiaries has received any written communication or has been subject to any Action (other than routine FDA inspections) since the Xeris IPO Date from a Governmental Entity that alleges that it is not in compliance with any Health Care Law, except in the case of the immediately foregoing clauses (i) and (ii) where any noncompliance has not had, individually or in the aggregate, a Xeris Material Adverse Effect. Except as set forth on Clause 6.2(m)(i) of the Xeris Disclosure Schedule, (i) none of Xeris or any of its Subsidiaries is party to and has any ongoing obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Entity, and (ii) to the knowledge of Xeris, none of Xeris or any of its Subsidiaries, or any of their employees, officers or directors, has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or has been convicted of any crime or is subject to any Action by any Governmental Entity or other similar action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension or exclusion.

(ii)

To the knowledge of Xeris, each of Xeris and its Subsidiaries has, maintains and is operating in material compliance with all Consents of the FDA, EMA and comparable Governmental Entities which are required for the conduct of Xeris’s business (collectively, the “Xeris Health Care Permits”), and all such Xeris Health Care Permits are valid, subsisting and in full force and effect, except where the failure to have, maintain or operate in compliance with the Xeris Health Care Permits has not had, individually or in the aggregate, a Xeris Material Adverse Effect. To the knowledge of Xeris, each of Xeris and its Subsidiaries has fulfilled and performed all of its material obligations with respect to the Xeris Health Care Permits, and to the knowledge of Xeris, no event has occurred which allows, or with notice or lapse of time or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any Xeris Health Care Permit, except where the failure to so fulfil or perform, or the occurrence of such event, has not had, individually or in the aggregate, a Xeris Material Adverse Effect. To the knowledge of Xeris, there is no Action pending or threatened in writing that could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Xeris Health Care Permit other than those that have not had, individually or in the aggregate, a Xeris Material Adverse Effect.

(iii)

Except as set forth in Clause 6.2(m)(iii) of the Xeris Disclosure Schedule, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Xeris Health Care Permit relating to any of Xeris and its Subsidiaries, its business and Xeris Products, when submitted to the FDA, EMA or other Governmental Entity were true, complete and correct as of the date of submission, and any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information and data have been submitted to the FDA, EMA or other Governmental Entity.

(iv)

None of Xeris or any of its Subsidiaries has had any Xeris Product or manufacturing site subject to a Governmental Entity (including FDA or EMA) shut down or import or export prohibition, and has not received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make changes to a Xeris Product or similar correspondence or written notice from the FDA, EMA or other Governmental Entity alleging or asserting noncompliance with any applicable Health Care Law, Xeris Health Care Permit or such requests or requirements of a Governmental Entity.

(v)

(i) The clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by any of Xeris and its Subsidiaries or in which any of Xeris and its Subsidiaries, or any of Xeris Products have participated were, and if still pending are, being conducted in accordance with standard medical and scientific research procedures and all Applicable Laws, including, but not limited to, the FDCA, the PHSA, and their applicable implementing regulations, and (ii) FDA has not placed any IND filed by or on behalf of Xeris or its Subsidiaries, or clinical studies under such IND on clinical hold, or otherwise delayed, suspended, or terminated, any such IND or clinical study, and neither FDA, any applicable foreign Governmental Entity, nor any Review Board has commenced, or, to the knowledge of Xeris, threatened to commence, any action to place on clinical hold, or otherwise delay, suspend, or terminate, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Xeris or its Subsidiaries.

(vi)

Xeris has made available to Strongbridge a true, complete, and correct copy of (i) any NDA and IND submitted to FDA, including all supplements and amendments thereto and any foreign equivalents, and (ii) all material correspondence to or from FDA, EMA, and any other Governmental Entity, in each case concerning (A) a Xeris Product, (B) Xeris’s compliance with applicable Health Care Laws regarding Xeris Product, and (C) the likelihood or timing of, or requirements for, regulatory approval of Xeris Product, as applicable. With respect to each Xeris Product, except as set forth in Clause 6.2(m)(vi) of the Xeris Disclosure Schedule, Xeris has made available to Strongbridge true, complete and correct copies of all technical, scientific, chemical, biological, pharmacological, manufacturing quality and control, and toxicological data as well as clinical and preclinical reports (together with clinical data sets associated with such reports), and validation documents and data, and all material correspondence to or from Xeris and FDA or any other Governmental Entity.

(vii)

Except as set forth in Clause 6.2(m)(vii) of the Xeris Disclosure Schedule, all applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for, or submitted in connection with an NDA, IND, or foreign equivalent with respect to a Xeris Product, when submitted to FDA or such other comparable Governmental Entity were complete and accurate in all material respects as of the date of submission and any required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to FDA or such other comparable Governmental Entity. All the foregoing required filings were made to FDA or such other comparable Governmental Entity in a timely manner in accordance with Applicable Laws.

(viii)

All animal studies or other preclinical tests performed in connection with or as the basis for any submission to FDA or other comparable Governmental Entity, filed under an IND or other foreign equivalent or that Xeris or any of its Subsidiaries anticipates will be submitted to FDA or other comparable Governmental Entity in support of any clinical investigation for Xeris Products either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 C.F.R. Part 58 or any applicable comparable state or foreign Law or (ii) involved experimental research techniques that would not be performed by a registered Good Laboratory Practice testing laboratory (with appropriate notice being given to the FDA or other pertinent Governmental Entity if so required) and have employed in all material respects the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by Xeris. Xeris and each of its Subsidiaries have complied with the applicable provisions of the Animal Welfare Act Amendments of 1976 (7 U.S.C. 2131 et seq.) and any comparable state or foreign Laws. None of Xeris or any of its Subsidiaries has received any notice or other communication from a Governmental Entity or a Review Board requiring the termination or suspension or material modification of any animal or preclinical trial with respect to any Xeris Product.

(ix)

All human clinical trials with respect to any Xeris Product conducted by or on behalf of Xeris or any of its Subsidiaries and are being, conducted in material compliance with the applicable requirements of the FDCA, the PHSA, including any applicable requirements pertaining to Good Clinical Practice, Informed Consent, Institutional Review Boards (as those terms are defined in the FDCA or its implementing regulations), all applicable requirements relating to clinical trials or the protection of human subjects contained in 21 C.F.R. Parts 50, 54, 56, and 312, applicable guidances issued by the FDA or comparable Governmental Entity during the COVID-19 pandemic, as well as the International Conference on Harmonization Guideline E6, and all comparable state or foreign Laws, including by filing annual and periodic reports, amendments and safety reports for Xeris Products required to be made to the FDA or any comparable Governmental Entity. None of Xeris or any of its Subsidiaries has received any notice that FDA, any Review Board, or any domestic or foreign Governmental Entity, has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial sponsored by or on behalf of Xeris or any of its Subsidiaries, any action to suspend or terminate any IND in the United States or other foreign equivalent documents sponsored by or on behalf of Xeris or any of its Subsidiaries or otherwise restrict the clinical study of any Xeris Product.

(x)

All clinical trials conducted by or on behalf of Xeris or any of its Subsidiaries and the results of all such clinical trials have been registered and disclosed in accordance with Section 801 of the Food and Drug Administration Amendments Act of 2007 (Section 402(j) of the PHSA), 42 C.F.R. Part 11 and all other Applicable Laws.

(xi)

There is not and has not been, and to Xeris’s knowledge there is no threat of, any recall, return or defect of any Xeris Product, nor has Xeris issued any replacements, safety alerts or any other written notice to an investigator or Governmental Entity asserting potential lack of safety or regulatory compliance with respect to any Xeris Product, and to Xeris’s knowledge, there are no facts that would be reasonably likely to result in the foregoing or a termination or suspension of developing and testing of any such Xeris Product.

(xii)

All manufacturing operations with respect to any Xeris Product conducted by or for the benefit of Xeris or any of its Subsidiaries have been and are being conducted, as may be applicable, in accordance, in all material respects, with the FDA’s current Good Manufacturing Practice requirements for drug and biological products, as those requirements are set forth in FDA regulations at 21 C.F.R. Parts 210, 211, or 600, applicable guidances issued by any Governmental Entity during the COVID-19 pandemic, or otherwise under 21 U.S.C. § 351, and all comparable foreign Laws. In addition, Xeris and any of its Subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207 and all comparable foreign Laws with respect to each Xeris Product. Xeris has made available to Xeris copies of any and all written notices of inspectional observations, establishment inspection reports and any other material documents received from FDA and comparable Governmental Entities relating to a Xeris Product.

(xiii)

Xeris has no knowledge of (i) any adverse event that should have been reported but was not yet reported to FDA or EMA or other Governmental Entity or Review Board with respect to the safety or efficacy of any Xeris Product or (ii) any scientific or technical fact or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the scientific, therapeutic or commercial viability of any Xeris Product in light of the particular stage of development of such Xeris Product and taking into account all relevant facts and circumstances at the time such facts or circumstances arose, including medical and clinical considerations, the regulatory environment and competitive market conditions.

(xiv)

All personal data processed by or on behalf of Xeris with respect to Xeris Products, including any information or data collected during any clinical trials conducted with respect to Xeris Products, during the development, pre-clinical and clinical testing, manufacture, storage, testing, distribution, supply and administration of any Xeris Product, have been and are being processed in material compliance with Applicable Law including by ensuring that all necessary consents or authorizations have been obtained in accordance with Applicable Laws.

(xv)

None of Xeris or any of its Subsidiaries is the subject of any pending or, to the knowledge of Xeris, threatened investigation in respect of it or Xeris Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(n)	Tax Matters.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Xeris Material Adverse Effect:

(i)

all Tax Returns that are required to be filed by or with respect to Xeris or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete;

(ii)

Xeris and its Subsidiaries, within the time and manner prescribed by Applicable Law, have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), except with respect to matters being contested in good faith through appropriate proceedings or for which adequate reserves have been established in accordance with U.S. GAAP on the financial statements of Xeris and its Subsidiaries;

(iii)

all Taxes due and payable by Xeris or any of its Subsidiaries have been adequately provided for, in accordance with U.S. GAAP, in the financial statements of Xeris and its Subsidiaries for all periods ending on or before the date of such financial statements;

(iv)

during the last seven years, no claim has been made in writing by a Tax Authority in a jurisdiction where any of Xeris or its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction;

(v)

none of Xeris or any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b), or any similar provision of state, local or non-U.S. law;

(vi)

neither Xeris nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement;

(vii)

none of Xeris or any of its Subsidiaries will be required to include a material item of income (or exclude a material item of deduction) in any taxable period beginning after the Completion Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Completion Date, (ii) excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), (iii) prepaid amount received or deferred revenue recognized prior to Completion, (iv) change in method of accounting adopted prior to Completion, (v) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to Completion, or (vi) by reason of Section 965(a) of the Code or an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law);

(viii)	there are no liens for Taxes upon any property or assets of Xeris or any of its Subsidiaries, except for Xeris Permitted Liens;

(ix)

No claim, assessment, deficiency or proposed adjustment for any Tax has been asserted or assessed by any Governmental Entity against Xeris or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP;

(x)

There are no Tax audits or other examinations of Xeris or any of its Subsidiaries and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Xeris or any of its Subsidiaries (other than extensions granted in connection with extensions of time to file Tax Returns obtained in the ordinary course of business);

(xi)

Neither Xeris nor any of its Subsidiaries has made a request for an advance tax ruling, a request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Entity with respect to any Taxes;

(xii)

Neither Xeris nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between or among Xeris and any of its Subsidiaries and customary commercial Contracts not primarily related to Taxes);

(xiii)

Neither Xeris nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than Xeris or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, local, or non-U.S. income Tax purposes, other than a group the common parent of which was or is Xeris; and

(xiv)

Neither Xeris nor any of its Subsidiaries, nor any Affiliates of Xeris or any Affiliates of Xeris’s Subsidiaries, has taken or agreed to take any action or has knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Scheme and the Merger, together, from qualifying for the Intended Tax Treatment.

(o)	Labour Matters.

(i)

Except as has not had, individually or in the aggregate, a Xeris Material Adverse Effect, Xeris and its Subsidiaries are, and since the Xeris IPO Date have been, in material compliance with all Applicable Laws relating to labour and employment matters, including those relating to labour management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

(ii)

Neither Xeris nor any of its Subsidiaries is, or from the Xeris IPO Date to the date of this Agreement has been, a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or any other similar agreement with any labour organization, labour union or other employee representative, and, to Xeris’s knowledge, from the Xeris IPO Date through the date of this Agreement, there has not been any organizational campaign, card solicitation, petition or other unionization or similar activity seeking recognition of a collective bargaining or similar unit relating to any employee of Xeris or any of its Subsidiaries. Except as has not had, individually or in the aggregate, a Xeris Material Adverse Effect, as of the date of this Agreement, (i) there are no Unfair Labor Practice (as defined in the National Labors Relations Act) complaints pending or, to Xeris’s knowledge, threatened against Xeris or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity, and (ii) since the Xeris IPO Date there has not been, and there is, no labour strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to Xeris’s knowledge, threatened against or affecting Xeris or any of its Subsidiaries.

(iii)

Since the Xeris IPO Date, Xeris and its Subsidiaries have not entered into any agreement with any works council, labour union, or similar labour organization that would require Xeris to obtain the consent of, or provide advance notice, to such works council, labour union or similar labour organization of the transactions contemplated by this Agreement.

(iv)

To Xeris’s knowledge, in the last three (3) years, (i) no material allegations of sexual harassment have been made against any officer of Xeris or any of its Subsidiaries, and (ii) Xeris and its Subsidiaries have not entered into any settlement agreements related to allegations of sexual harassment or misconduct by an officer of Xeris or any of its Subsidiaries.

(v)	The employment of each of Xeris’s and any of its Subsidiaries’ employees is terminable by Xeris or the applicable Subsidiary at will.

(vi)

To Xeris’s knowledge, as of the date of this Agreement, no officer or senior executive of Xeris or any of its Subsidiaries has indicated that he or she presently intends to terminate his or her employment with Xeris or the applicable Subsidiary, nor has any officer or senior executive threatened or expressed any intention to do so.

(vii)

Since the Xeris IPO Date, neither Xeris nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(p)	Intellectual Property; Data Privacy.

(i)

Xeris has made available to Strongbridge a true and complete list, as of the date of this Agreement, of all Registered Intellectual Property that is Xeris Intellectual Property (the “Xeris Registered IP”). Except as has not had, individually or in the aggregate, a Xeris Material Adverse Effect, (i) each item of Xeris Registered IP is legally, beneficially and solely owned by Xeris or one of its Subsidiaries, free and clear of all Liens (other than Permitted Liens), (ii) no Xeris Registered IP has lapsed, expired, or been abandoned (including as a result of failure to pay the necessary renewal or maintenance fees) prior to the end of the applicable term of such Registered Intellectual Property, except where Xeris has made a reasonable business decision to not maintain or renew such Registered Intellectual Property, (iii) none of the Xeris Registered IP that has issued or become registered has subsequently been adjudged invalid or unenforceable, and (iv) all Xeris Registered IP is subsisting, and if registered to the knowledge of Xeris, not invalid or unenforceable. There is no interference, nullification, reissue, reexamination, derivation, opposition, cancellation or similar proceeding pending or, to the knowledge of Xeris, threatened against Xeris or any of its Subsidiaries challenging or contesting the ownership, validity, scope or enforceability of any Xeris Registered IP (other than ordinary course proceedings with patent, trademark and copyright offices related to the application for, or renewal of, any item of Xeris Registered IP).

(ii)

Except as has not had, individually or in the aggregate, a Xeris Material Adverse Effect, the Xeris Intellectual Property and the Xeris Licensed Intellectual Property constitute all of the material Intellectual Property Rights necessary to develop, manufacture or sell each material Xeris Product as currently researched, tested, developed, commercialized, manufactured, sold or distributed by Xeris and its Subsidiaries as of the date of this Agreement; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property.

(iii)

None of the material Xeris Intellectual Property is subject to any order, claim, action, proceeding, suit or, to the knowledge of Xeris, investigation of any Governmental Entity pending or, to the knowledge of Xeris, threatened against Xeris or any of its Subsidiaries materially and adversely affecting the use thereof or rights thereto by or of Xeris or any of its Subsidiaries. Except as has not had, individually or in the aggregate, a Xeris Material Adverse Effect and to the knowledge of Xeris, (i) the operation of the business of Xeris or any of its Subsidiaries as of the date hereof does not infringe, misappropriate or otherwise violate and since the Xeris IPO Date has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any Third Party and (ii) to the knowledge of Xeris, as of the date of this Agreement no Third Party has infringed, misappropriated or otherwise violated any material Xeris Intellectual Property or any Intellectual Property Rights exclusively licensed to Xeris or any of its Subsidiaries that is material to the development, manufacture or sale of a Xeris Product.

(iv)

Except as has not had, individually or in the aggregate, a Xeris Material Adverse Effect, Xeris and its Subsidiaries at all times have taken commercially reasonable steps to protect and maintain any material Trade Secrets included in the Xeris Intellectual Property (except for any Xeris Intellectual Property whose value would not reasonably be expected to be impaired in a material respect by disclosure), and to the knowledge of Xeris, there have been no material unauthorized uses or disclosures of any such Trade Secrets.

(v)

Except as has not had, individually or in the aggregate, a Xeris Material Adverse Effect, to the knowledge of Xeris, (A) Xeris and its Subsidiaries have complied with any and all obligations to the extent applicable pursuant to the Bayh-Dole Act, 35 U.S.C. §200—212, with respect to any Patents included in the Xeris Registered IP (“Xeris Patents”) that cover or are practiced by a Xeris Product, and (B) no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been used to invent, create or develop any inventions that are the subject of any Xeris Patents and that cover or are practiced by a Xeris Product, except for any such funding or use of facilities or personnel that has not resulted in, by such Governmental Entity or institution any ownership interest in or material claim against such Xeris Patents as practiced by a Xeris Product.

(vi)

Except as has not had, individually or in the aggregate, a Xeris Material Adverse Effect, Xeris and its Subsidiaries have obtained from all current or former employees, officers, consultants and contractors who have created or developed material Intellectual Property Rights for or on behalf of Xeris or any of its Subsidiaries, valid assignments of such parties’ rights in such Intellectual Property Rights to Xeris or one of its Subsidiaries, to the extent permitted by Applicable Law, or Xeris and its Subsidiaries otherwise own such Intellectual Property Rights by operation of law.

(vii)

All collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing by or on behalf of Xeris and any of its Subsidiaries of Personal Data are and have been in compliance with all applicable Privacy Legal Requirements and Privacy Commitments. Since the Xeris IPO Date, neither Xeris nor any of its Subsidiaries have received any written notice alleging any material violation by Xeris or any of its Subsidiaries of any Privacy Legal Requirement or Privacy Commitment, nor, to the knowledge of Xeris, has Xeris or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Entity. To the knowledge of Xeris, neither Xeris nor any of its Subsidiaries have since the Xeris IPO Date been or are currently: (a) under audit or investigation by any Governmental Entity, or (b) subject to any Third Party claim, demand, audit or action, in each case, alleging a violation of any other Person’s Personal Data. Neither Xeris nor any of its Subsidiaries have received any material written complaint by any Person with respect to the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing of Personal Data by Xeris or any of its Subsidiaries.

(viii)

Xeris and its Subsidiaries have in place policies and procedures for the proper collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Data by Xeris and its Subsidiaries that comply with applicable Privacy Legal Requirements.

(ix)

Since the Xeris IPO Date, Xeris and its Subsidiaries have not experienced any security breaches or incidents, unauthorized use, access or disclosure related to Personal Data in the custody or control of Xeris and its Subsidiaries or any service provider acting on behalf of Xeris and its Subsidiaries. Since the Xeris IPO Date, no circumstance has arisen in which the applicable Privacy Legal Requirements would require Xeris or any of its Subsidiaries to notify a Person or Governmental Entity of a data security breach or security incident.

(x)

Xeris and its Subsidiaries at all times have implemented and maintained commercially reasonable written policies and procedures with respect to technical, organizational, administrative, and physical safeguards designed to protect the security, confidentiality, integrity and availability of Trade Secrets, Personal Data and information technology systems of Xeris and its Subsidiaries. Since the Xeris IPO Date, there have been no security breaches in the information technology systems of Xeris nor any of its Subsidiaries. Since the Xeris IPO Date, there have been no material disruptions in any such information technology systems, that adversely affected the operations of the business of Xeris or any of its Subsidiaries.

(xi)

Xeris and its Subsidiaries: (A) regularly conduct Information Security Reviews; (B) timely (in accordance with applicable Privacy Legal Requirements) correct any material exceptions or vulnerabilities identified in such Information Security Reviews; and (C) have made available true and accurate copies of all Information Security Reviews for the three (3) years preceding the date hereof. Xeris and its Subsidiaries provide their employees with regular training on privacy and data security matters to the extent required by applicable Privacy Legal Requirements.

(xii)

In connection with each Third Party servicing, outsourcing, processing, or otherwise using Personal Data collected, held, or processed by or on behalf of the Xeris and its Subsidiaries, Xeris and its Subsidiaries have entered into valid written data processing agreements with any such Third Party for it to (i) comply with the applicable Privacy Legal Requirements, (ii) act only in accordance with the instructions of Xeris and its Subsidiaries or the terms of the applicable agreement(s) with respect to the use of such Personal Data, (iii) protect and secure such Personal Data from data security incidents, and (iv) restrict use of such Personal Data to those authorized or required under the servicing, outsourcing, processing, or similar arrangement.

(xiii)

Xeris and its Subsidiaries are and at all times since May 25, 2018 have been in compliance with European Data Protection Requirements. No Personal Data has been transferred outside of the European Economic Area or the United Kingdom other than in accordance with a valid data transfer mechanism.

(q)	Properties.

(i)

Clause 6.2 of the Xeris Disclosure Schedule sets forth a true and complete list of each material lease, sublease or license under which Xeris or any of its Subsidiaries leases, subleases or licenses any material real property for the benefit of Xeris or any of its Subsidiaries. Each of Xeris and its Subsidiaries has good, valid and marketable fee simple title to, or has valid leasehold interests in, all real property of Xeris or any such Subsidiary (as applicable), free and clear of all Liens, except for Permitted Liens. Except as has not had, individually or in the aggregate, a Xeris Material Adverse Effect, (a) each lease, sublease or license under which Xeris or any of its Subsidiaries leases, subleases or licenses any real property is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of Xeris or a Subsidiary of Xeris (as the case may be) and in full force and effect and enforceable in accordance with its terms against Xeris or any of its Subsidiaries (as the case may be) and, to the knowledge of Xeris, each of the other parties thereto (except for such leases that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by Xeris or any of its Subsidiaries of any of the provisions thereof), (b) neither Xeris nor any of its Subsidiaries, nor, to the knowledge of Xeris, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any such lease, and (c) neither Xeris nor any of its Subsidiaries has received written notice that it has violated or defaulted under any such lease.

(r)

Opinion of Financial Advisor. The Xeris Board has received an opinion from SVB Leerink LLC, dated as of May 23, 2021, to the effect that, as of such date and subject to the various assumptions, qualifications and limitations set forth in such opinion, the Merger Consideration (taking into account the Acquisition) is fair, from a financial point of view, to the Xeris Shareholders (other than Xeris and its Subsidiaries). A signed, true and complete copy of such opinion will promptly be provided to Strongbridge solely for informational purposes.

(s)

Required Vote of Xeris Shareholders. The only vote of holders of securities of Xeris necessary to adopt this Agreement and to approve the Merger is the adoption of this Agreement by the holders of a majority of the Xeris Shares outstanding and entitled to vote thereon (the “Xeris Shareholder Approval”). The affirmative vote of the holders of Xeris Shares is not necessary to consummate any transaction contemplated by this Agreement other than the Merger.

(t)	Material Contracts.

(i)

Clause 6.2(t) of the Xeris Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which Xeris or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which Xeris or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a “Xeris Material Contract”):

(A) any Contract (or series of related Contracts), including any manufacturing or supply agreement, but excluding any distribution agreement or clinical regulatory agreement, (A) that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to Xeris or any of its Subsidiaries in an amount having an expected value in excess of $5,000,000 in a fiscal year or (B) relating to capital expenditures or commitments in excess of $3,000,000 in the aggregate;

(B) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise) in the three (3) years preceding the date hereof, of assets or securities by or from any Person or any business, other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice, including any Contract that contains (or would contain, in the case of an option, right of first refusal or offer or similar rights) ongoing representations, warranties, covenants, indemnities or other obligations (including “earn-out”, contingent value rights or other contingent payment or value obligations) that would involve or may reasonably be expected to require the receipt or making of payments or the issuance of any equity securities of Xeris or any of its Subsidiaries;

(C) any Contract with a Governmental Entity, including any material grant or loan or aid pursuant to a stimulus or government grant program or otherwise from a Governmental Entity;

(D) any Contract that (A) limits or purports to limit, in any material respect, the freedom of Xeris or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area, (B) contains material exclusivity or “most favoured nation” obligations or restrictions or (C) contains any other provisions that restrict the ability of Xeris or any of its Subsidiaries to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research any Xeris Product, directly or indirectly through Third Parties, in any material respect;

(E) any Contract relating to third-party indebtedness for borrowed money (including under any short-term financing facility) in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset of Xeris or any of its Subsidiaries) other than any Contract exclusively between or among Xeris and any of its wholly owned Subsidiaries;

(F) any Contract restricting the payment of dividends or the making of distributions in respect of any equity securities of Xeris or any of its Subsidiaries or the repurchase or redemption of, any equity securities of Xeris or any of its Subsidiaries;

(G) any material joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research, development, license or other similar agreement;

(H) any material Contract with any Person (A) pursuant to which Xeris or any of its Subsidiaries may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, or (B) under which Xeris or any of its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to any Xeris Product or any material Intellectual Property Rights other than (in respect of the foregoing (A) and (B), non-exclusive licenses granted in the ordinary course of business consistent with past practice);

(I) any lease or sublease for material real or personal property;

(J) all material Contracts pursuant to which Xeris or any of its Subsidiaries (A) receives or is granted any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property Rights (other than licenses to commercially available software, including off-the-shelf software) or (B) grants any license (including any sublicense) to, or covenant not to be sued under, any Xeris Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice);

(K) any “single source” supply Contract pursuant to which goods or materials that are not commodities and that are material to the business of Xeris and its Subsidiaries are supplied to Xeris or any of its Subsidiaries from an exclusive source;

(L) any Contracts, or other transactions with any record owner, excluding employment agreements for directors and officers, or to the knowledge of Xeris, beneficial owner of five percent or more of the voting securities of Xeris, or affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or beneficial owner;

(M) any material Contract involving the settlement of any Action or threatened Action (or series of related Actions);

(N) any settlement agreements by Xeris or any of its Subsidiaries with Tax Authorities; and

(O) any other Contract required to be filed by Xeris pursuant to Item 601(b)(10) of Regulation S-K or disclosed by Xeris on a Current Report on Form 8-K.

(ii)

Each Xeris Material Contract is, subject to the Bankruptcy and Equity Exceptions, (i) a valid and binding obligation of Xeris or a Subsidiary of Xeris (as the case may be) and, to the knowledge of Xeris, each of the other parties thereto, and (ii) in full force and effect and enforceable in accordance with its respective terms against Xeris or a Subsidiary of Xeris (as the case may be) and, to the knowledge of Xeris, each of the other parties thereto (in each case except for such Xeris Material Contract that terminates or is terminated after the date of this Agreement in accordance with its respective terms, other than as a result of a default or breach by Xeris or any of its Subsidiaries of any of the provisions thereof), except as has not had, individually or in the aggregate, a Xeris Material Adverse Effect. To the knowledge of Xeris, no Person is seeking to terminate, or challenging the validity or enforceability of, any Xeris Material Contract, except as has not had, individually or in the aggregate, a Xeris Material Adverse Effect. Neither Xeris nor any of its Subsidiaries, nor, to the knowledge of Xeris, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Xeris nor any of its Subsidiaries has received notice that it has violated or defaulted under, any Xeris Material Contract, except as would not have had, individually or in the aggregate, a Xeris Material Adverse Effect. Xeris has made available to Strongbridge true and complete copies of each Xeris Material Contract, including all amendments thereto.

(iii)

Neither Xeris nor any of its Subsidiaries has received any notices seeking (i) to excuse a Third Party’s non-performance, or delay a Third Party’s performance, under existing Xeris Material Contracts due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify any existing contractual relationships due to COVID-19.

(u)

Insurance. Except as has not had, individually or in the aggregate, a Xeris Material Adverse Effect, Xeris and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as Xeris reasonably believes, based on past experience (taking into account what is customary and adequate for companies of similar size in the industries and locations in which Xeris operates), is adequate for the businesses and operations of Xeris and its Subsidiaries. Clause 6.2(u) of the Xeris Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favour of Xeris or any of its Subsidiaries, or pursuant to which Xeris or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. Such policies are in full force and effect and all premiums due thereon have been paid, and neither Xeris nor any of its Subsidiaries is in breach or default of any such policy. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

(v)

Finders or Brokers. Except for SVB Leerink LLC, neither Xeris nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition or the Merger.

(w)	FCPA; Anti-Corruption; Sanctions; Export Controls.

(i)

Neither Xeris nor any of its Subsidiaries, nor, to the knowledge of Xeris, any director, manager, employee, agent or representative of Xeris or any of its Subsidiaries, in each case acting on behalf of Xeris or any of its Subsidiaries, has, in the last five years, in connection with the business of Xeris or any of its Subsidiaries, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable);

(ii)

Neither Xeris nor any of its Subsidiaries nor, to the knowledge of Xeris, any director, manager or employee of Xeris or any of its Subsidiaries, is, or in the last five years has been, subject to any actual or pending or, to the knowledge of Xeris, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Xeris or any of its Subsidiaries relating to applicable Bribery Legislation, including the FCPA;

(iii)

Xeris and each of its Subsidiaries has instituted policies and procedures reasonably designed to promote compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(iv)

None of Xeris or any of its Subsidiaries, nor, to the knowledge of Xeris, any of their respective directors, managers or employees is a Sanctioned Person. Except as has not had, individually or in the aggregate, a Xeris Material Adverse Effect, none of Xeris or any of its Subsidiaries, nor, to the knowledge of Xeris, any of their respective directors, managers or employees (i) has, in the last five years, engaged in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of Xeris or any of its Subsidiaries in violation of applicable Sanctions Laws or (ii) has, in the last five years, violated, or engaged in any unlawful conduct under, any Sanctions Laws or other applicable import or export control laws, regulations, statutes, or orders, including the Export Administration Regulations and the International Traffic in Arms Regulations, nor to the knowledge of Xeris, been the subject of an investigation or allegation of such a violation or unlawful conduct.

(x)

Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Xeris Certificate of Incorporation is, or at the Merger Effective Time will be, applicable to Strongbridge, Holdco, any of their respective Subsidiaries or the Merger.

(y)

No Ownership of Strongbridge Shares. Neither Xeris nor any of its Subsidiaries beneficially owns, directly or indirectly, any Strongbridge Shares or other securities convertible into, exchangeable for or exercisable for Strongbridge Shares, and neither Xeris nor any of its Subsidiaries has any rights to acquire any Strongbridge Shares. There are no voting trusts or other agreements or understandings to which Xeris or any of its Subsidiaries is a party with respect to the voting of the capital or capital stock or other equity securities of Strongbridge or any of its Subsidiaries.

(z)

No Other Representations. Except for the representations and warranties contained in this Clause 6.2 or in any certificates delivered by Xeris in connection with the Completion pursuant to Condition 5(c), Strongbridge acknowledges that neither Xeris nor any Representative of Xeris makes any other express or implied representation or warranty with respect to Xeris, any of its Subsidiaries or the Merger Parties or with respect to any other information provided or made available to Strongbridge in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Strongbridge or to Strongbridge’s Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

7.	ADDITIONAL AGREEMENTS

7.1	Investigation

(a)

Each of Strongbridge and Xeris shall afford the other Party and its Representatives (at the other Party’s sole expense) reasonable access during normal business hours, throughout the period from the release of the Rule 2.5 Announcement until the earlier of Completion and the date, if any, on which the Agreement is terminated pursuant to Clause 9, to its and its Subsidiaries’ (i) properties, employees, contracts, commitments, books and records, financial and operating data or any report, schedule or other document filed or received by it pursuant to the requirements of Applicable Laws and (ii) reasonably current information about on-going Actions described in the Strongbridge SEC Documents or the Xeris SEC Documents (as applicable), in each case, for purposes of due diligence or integration planning or post-Completion retention of key personnel and/or effecting the Acquisition or the Merger; provided, that no investigation prior to, on or after the date of this Agreement, including by way of any access granted pursuant to this Clause 7.1(a), shall affect or be deemed to modify, diminish or obviate any of the representations, warranties or covenants made by any of the Parties in this Agreement or the Expenses Reimbursement Agreement. During such period described in the immediately preceding sentence, upon reasonable notice and subject to Applicable Law and during normal business hours, each of Strongbridge and Xeris shall instruct its pertinent Representatives to reasonably cooperate with the other Party and its Representatives in its review of any such information provided or made available pursuant to the immediately preceding sentence. Notwithstanding the foregoing, neither Strongbridge nor Xeris shall be required to afford such access if it would unreasonably disrupt the operations of such Party or any of its Subsidiaries, would cause a loss of the protections of the attorney client privilege, work-product doctrine or other similar privilege to such Party or any of its Subsidiaries or would constitute a violation of any Applicable Law (provided that the withholding Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such violation or loss of privilege). If any material is withheld by a Party pursuant to the preceding sentence, such Party shall (subject to the preceding sentence) inform the other Party as to the general nature of what is being withheld.

(b)

Each Party shall promptly notify the other Party of the occurrence of any event (and provide copies of relevant information relating thereto) which would or would reasonably be expected to (A) prevent or materially delay the consummation of the Scheme, the Acquisition or the other transactions contemplated hereby or (B) result in the failure of any Condition; provided that the delivery of any notice pursuant to this Clause 7.1(b) shall not in and of itself affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder.

(c)

Throughout the period from the release of the Rule 2.5 Announcement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9, Strongbridge shall, to the extent permitted by Applicable Law, promptly (and in any event within seven (7) days of receipt) provide Xeris with a copy of all material written correspondence received after the date hereof from the FDA or any similar Governmental Entity concerning any Strongbridge Product set forth on Clause 7.1(c) of the Strongbridge Disclosure Schedule regarding the (i) filing and review of any application in connection with such Strongbridge Product, including any Day-74 letter; (ii) withdrawal, suspension, delay (including refuse-to-file letter or complete response letter), termination, placement on inactive status (including any clinical hold) or revocation of any approval for such Strongbridge Product, (iii) prohibition or suspension of the supply of such Strongbridge Product, (iv) new or expanded investigation, review or inquiry concerning the safety of such Strongbridge Product, or (v) marketing approval of any such Strongbridge Product. To the extent permitted by Applicable Law, Strongbridge shall provide Xeris with at least five (5) days’ advance notice of any meetings or conference calls Strongbridge has scheduled with FDA or similar Governmental Entity and an opportunity for Xeris to comment on any draft correspondence to FDA or similar Governmental Entity and attend the meetings and conference calls with FDA or similar Governmental Entity.

(d)

The Parties hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information,” as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

7.2	Consents and Regulatory Approvals

(a)	The terms of the Acquisition at the date of publication of the Scheme Document shall be set out in the Rule 2.5 Announcement and the Scheme Document, to the extent required by Applicable Law.

(b)

Subject to the terms and conditions hereof, the Parties each agree to use their respective reasonable best efforts to achieve satisfaction of the Conditions as promptly as reasonably practicable following the publication of the Scheme Document and in any event no later than the End Date.

(c)	Subject to the terms and conditions hereof, Strongbridge, Xeris and each Merger Party shall use its reasonable best efforts to:

(i)

take, or cause to be taken, all reasonable actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including the Acquisition and the Merger) as promptly as practicable;

(ii)

as promptly as reasonably practicable, make all filings, and thereafter make any other required or appropriate submissions, that are required or reasonably necessary to consummate the transactions contemplated by this Agreement (including the Acquisition and the Merger), including (A) if necessary, under the HSR Act, (B) if necessary, under any other applicable Antitrust Laws or foreign investment Laws, (C) under the Takeover Rules and the Act or (D) as required by the High Court;

(iii)	keep the other Parties reasonably informed of all written or material oral communications to or from third parties (including any Relevant Authority) with respect to the Clearances; and

(iv)

as promptly as reasonably practicable, take reasonable actions necessary, proper and advisable to obtain from, make with or provide to any third party (including any Relevant Authority) any Clearances (other than Clearances under any Antitrust Laws, which shall be governed by Clause 7.2(d)) required to be obtained, made or provided by Strongbridge or Xeris or any of their respective Subsidiaries in connection with the consummation of the transactions contemplated hereby (including the Acquisition and the Merger); provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Strongbridge or Xeris or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any material fee, penalty or other consideration to any third party for any Clearance required in connection with the consummation of the transactions contemplated by this Agreement (including the Acquisition and the Merger) under any contract or agreement, other than customary filing or application fees in connection with required regulatory approvals.

(d)

Subject to the terms and conditions hereof, each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any Clearances required or (which the parties acting reasonably agree) advisable in connection with the consummation of the transactions contemplated hereby (including the Acquisition and the Merger) under the HSR Act and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation, competition, antitrust or restraint of trade (collectively, “Antitrust Laws”). Each Party shall provide as promptly as practicable such information and documentary material as may be requested by a Relevant Authority following any such filing or notification. The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission.

(e)

Subject to the provisos in Clause 7.2(d) and to the fullest extent permissible under Applicable Law, Xeris and Strongbridge shall (i) promptly advise each other of (and Xeris or Strongbridge shall so advise with respect to written or material oral communications received by any Subsidiary of Xeris or Strongbridge, as the case may be) any written or material oral communication to or from any Relevant Authority in connection with the consummation of the transactions contemplated by this Agreement (including the Acquisition or the Merger); (ii) not participate in any meeting or discussion with any Relevant Authority in respect of any filing, investigation, or enquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by such Relevant Authority, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party or its counsel with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Relevant Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted, (x) as necessary to comply with contractual arrangements or address reasonable privilege or confidentiality concerns (provided that the redacting Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such privilege concerns) and (y) to prevent the exchange of confidential information as required by Applicable Law. With respect to any notice, documentation or other communication required to be given by either Party to the other Party pursuant to this Clause 7.2(e), such first Party may give such notice, documentation or other communication to such second Party’s outside counsel, instead of directly to such second Party, if such first Party reasonably believes that doing so is required by, or advisable pursuant to, Applicable Law. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Clause 7.2(e) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.

(f)

In the event that the latest date on which the High Court and/or the Panel would permit Completion to occur is prior to the End Date, the Parties shall use their respective reasonable best efforts to obtain consent of the High Court and/or the Panel, as applicable, to an extension of such latest date (but not beyond the End Date). If Rule 12(b)(i) of the Takeover Rules may reasonably be expected to cause the Scheme to lapse, the Parties shall use their respective reasonable best efforts to obtain consent of the Panel to avoid lapsing of the Scheme pursuant to Rule 12(b)(i) of the Takeover Rules. If (i) the High Court and/or the Panel require the lapsing of the Scheme prior to the End Date, (ii) the Scheme lapses pursuant to Rule 12(b)(i) of the Takeover Rules, (iii) Condition 1 fails to be satisfied or (iv) the Scheme lapses pursuant to paragraph 7 of Annex III to the Rule 2.5 Announcement as a result of the Scheme failing to have become effective on or prior to the End Date, the Parties shall (unless and until this Agreement is terminated pursuant to Clause 9) take all reasonable actions required in order to re-initiate the Scheme process as promptly as reasonably practicable (it being understood that no such lapsing described in subclause (i), (ii), (iii) or (iv) shall, in and of itself, result in a termination of, or otherwise affect any rights or obligations of any Party under, this Agreement).

(g)

In no event shall Strongbridge or Xeris be required to pay any material fee, penalty or other consideration in connection with obtaining any Clearance under any applicable Antitrust Law, other than customary filing or application fees in connection with any such Clearance.

(h)

Notwithstanding any other provision of this Agreement to the contrary, in no event shall Xeris, Strongbridge or any of their respective Subsidiaries be required to (i) agree or proffer to divest, license or hold separate (in a trust or otherwise), or take any other action whatsoever with respect to, any of the assets or businesses of Xeris, Strongbridge, Holdco, the Surviving Corporation (assuming the consummation of the Merger) or any of their respective Subsidiaries, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Strongbridge Shares) or (iii) enter into any agreement or undertaking that in any way limits the ownership or operation of any business of Xeris, Strongbridge, Holdco, the Surviving Corporation (assuming the consummation of the Merger) or any of their respective Subsidiaries. Neither Strongbridge nor any of its Subsidiaries shall agree to any of the actions or other matters contemplated by the first sentence in this Clause 7.2(h) as applicable to Strongbridge without the prior written consent of Xeris.

7.3	Directors’ and Officers’ Indemnification and Insurance

(a)

Holdco agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favour of each present and former director, officer or employee of Strongbridge or any of its Subsidiaries provided for in their respective Organisational Documents or in any agreement to which Strongbridge or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Effective Time and set forth on Clause 7.3(a) of the Strongbridge Disclosure Schedule (the “Strongbridge Indemnification Agreements”) (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement) shall survive the consummation of the Scheme and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Holdco shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of Strongbridge and its Subsidiaries or in any Strongbridge Indemnification Agreement and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors, officers or employees of Strongbridge or any of its Subsidiaries in respect of actual or alleged actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement); provided, however, that in the event any claim, action, suit proceeding or investigation is pending, asserted or made either prior to the Effective Time or within such six year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(a) in respect thereof shall continue until disposition thereof.

(b)

Holdco agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favour of each present and former director, officer or employee of Xeris or any of its Subsidiaries provided for in their respective Organisational Documents or in any agreement to which Xeris or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the transactions contemplated by this Agreement) shall survive the consummation of the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Merger Effective Time, Holdco shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of Xeris and its Subsidiaries or in any agreement to which Xeris or any of its Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Merger Effective Time were directors, officers or employees of Xeris or any of its Subsidiaries in respect of actual or alleged actions or omissions occurring at or prior to the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the transactions contemplated by this Agreement); provided, however, that in the event any claim, action, suit, proceeding or investigation is pending, asserted or made either prior to the Merger Effective Time or within such six year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(b) in respect thereof shall continue until disposition thereof.

(c)

For a period of six years from the Effective Time, Strongbridge shall (and Holdco shall cause Strongbridge to), to the fullest extent permitted under Applicable Law, indemnify and hold harmless each present and former director or officer of Strongbridge or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Strongbridge or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Strongbridge Indemnified Party” and, collectively, the “Strongbridge Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Strongbridge Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any actual or alleged action or omission in such person’s capacity as a director, officer or employee of Strongbridge or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Strongbridge or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement).

(d)

For a period of six years from the Merger Effective Time, Xeris shall (and Holdco shall cause Xeris to), to the fullest extent permitted under Applicable Law, indemnify and hold harmless each present and former director or officer of Xeris or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Xeris or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Xeris Indemnified Party” and, collectively, the “Xeris Indemnified Parties” and, collectively with the Strongbridge Indemnified Parties, the “Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Xeris Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Merger Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any actual or alleged action or omission in such person’s capacity as a director, officer or employee of Xeris or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Xeris or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the transactions contemplated by this Agreement).

(e)

For a period of six years from the Effective Time, Holdco shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Effective Time maintained by Strongbridge and its Subsidiaries with respect to matters arising on or before the Effective Time (provided that Holdco may substitute therefor policies with a carrier(s) with comparable credit ratings to the existing carrier(s) of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured) or (ii) a “tail” policy (which Strongbridge may purchase at its option prior to the Effective Time, and, in such case, Holdco shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honoured by Strongbridge) under Strongbridge’s and its Subsidiaries’ existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Strongbridge’s and its Subsidiaries’ directors’ and officers’ insurance policy and fiduciary liability insurance policy in effect as of the date hereof for actual or alleged actions and omissions occurring at or prior to the Effective Time, is from a carrier(s) with comparable credit ratings to Strongbridge’s and its Subsidiaries’ existing directors’ and officers’ insurance policy carrier(s) and fiduciary liability insurance policy carrier(s) contains terms and conditions that are no less favourable to the insured than those of Strongbridge’s and its Subsidiaries’ directors’ and officers’ insurance policy and fiduciary liability insurance policy in effect as of the date hereof; provided, however, that, after the Effective Time, Holdco shall not be required to pay annual premiums in excess of 350% of the last annual premium paid by Strongbridge and its Subsidiaries prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(f)

For a period of six years from the Merger Effective Time, Holdco shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Merger Effective Time maintained by Xeris and its Subsidiaries with respect to matters arising on or before the Merger Effective Time (provided that Holdco may substitute therefor policies with a carrier(s) with comparable credit ratings to the existing carrier(s) of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured) or (ii) a “tail” policy (which Xeris may purchase at its option prior to the Merger Effective Time, and, in such case, Holdco shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honoured by Xeris) under Xeris’s and its Subsidiaries’ existing directors’ and officers’ insurance policy and fiduciary liability insurance policy that covers those persons who are currently covered by Xeris’s and its Subsidiaries directors’ and officers’ insurance policy and fiduciary liability insurance policy in effect as of the date hereof for actual and alleged actions and omissions occurring at or prior to the Merger Effective Time, is from a carrier(s) with comparable credit ratings to Xeris’s and its Subsidiaries’ existing directors’ and officers’ insurance policy carrier(s) and fiduciary liability insurance policy carrier(s), and contains terms and conditions that are no less favourable to the insured than those of Xeris’s and its Subsidiaries’ directors’ and officers’ insurance policy and fiduciary liability insurance policy in effect as of the date hereof; provided, however, that, after the Merger Effective Time, Holdco shall not be required to pay annual premiums in excess of 350% of the last annual premium paid by Xeris and its Subsidiaries prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(g)

The rights of each Indemnified Party under this Clause 7.3 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organisational Documents of Strongbridge or any of its Subsidiaries or the Organisational Documents of Xeris or any of its Subsidiaries, as applicable, any agreement, any insurance policy, the Act (or any other Applicable Law) or otherwise. The provisions of this Clause 7.3 shall survive the consummation of the Acquisition and the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Clause 7.3 and shall be entitled to enforce the covenants contained in this Clause 7.3). Holdco shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Clause 7.3.

(h)

In the event Holdco or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys more than 50% of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdco assume the obligations set forth in this Clause 7.3.

7.4	Employment and Benefit Matters

(a)

Except where more favourable treatment is required by Applicable Law, for a period of one year following the Effective Time, Holdco shall provide, or shall cause to be provided, to each Strongbridge Employee (i) base compensation and annual target cash bonus opportunity that is no less favourable to such Strongbridge Employee than the base compensation and annual target cash bonus opportunity provided to such Strongbridge Employee immediately prior to the Effective Time; and (ii) other benefits that are substantially comparable, in the aggregate to those provided to similarly situated Xeris employees; provided, however, that no retention, change-in-control or other special or non-recurring compensation or benefits provided prior to the Effective Time or any equity or other long-term incentives, defined benefit pension plans or post-employment welfare benefits shall be taken into account for purposes of this covenant. Further, and notwithstanding any other provision of this Agreement to the contrary, Holdco shall or shall cause its applicable Subsidiary to, assume, honour and fulfil all Strongbridge Benefit Plans in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended as permitted pursuant to the terms of such Strongbridge Benefit Plans or as permitted pursuant to Clause 5.1(b)(iii) of this Agreement.

(b)

For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Holdco and Xeris providing benefits to any Strongbridge Employees after the Effective Time (the “New Plans”), each Strongbridge Employee shall be credited with his or her years of service with the Strongbridge Group and its predecessors before the Effective Time, to the same extent as such Strongbridge Employee was entitled, before the Effective Time, to credit for such service under any similar Strongbridge Benefit Plan in which such Strongbridge Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to any benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Strongbridge Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Strongbridge Benefit Plan in which such Strongbridge Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Strongbridge Employee, Holdco shall use its reasonable best efforts to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans, and (2) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)	Holdco and Xeris hereby acknowledge that a “change of control” (or similar phrase) within the meaning of any Strongbridge Benefit Plan will occur at or prior to the Effective Time, as applicable.

(d)

Xeris and Strongbridge shall cooperate in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Strongbridge or any Subsidiary of Strongbridge in accordance with all Applicable Laws and works council or other bargaining agreements, if any.

(e)

Unless otherwise requested by Xeris in writing at least five Business Days prior to the Effective Time, the Strongbridge Board shall take (or cause to be taken) all actions to adopt such resolutions as may be necessary or appropriate to terminate, effective no later than the day prior to the Completion Date, any Strongbridge Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Strongbridge 401(k) Plan”). If Strongbridge is required to terminate any Strongbridge 401(k) Plan, then Strongbridge shall provide to Xeris prior to the Completion Date written evidence of the adoption by the Strongbridge Board of resolutions authorising the termination of such Strongbridge 401(k) Plan (the form and substance of which shall be subject to the reasonable prior review and approval of Xeris). In the event the Strongbridge 401(k) Plan is terminated as provided herein, then as soon as reasonably practicable following the Effective Time, Holdco shall designate a defined contribution pension plan of Holdco (or an Affiliate of Holdco) with a qualified cash or deferred arrangement under Section 401(k) of the Code (a “New 401(k) Plan”) that will cover the Strongbridge Employees on and after the Effective Time. Holdco shall cause the New 401(k) Plan to accept the direct rollover of distributions from the Strongbridge 401(k) Plan (including the in-kind rollover of notes evidencing participant loans) with respect to any Strongbridge Employee who elects such a rollover in accordance with the terms of the Strongbridge 401(k) Plan and the Code. Holdco shall take commercially reasonable actions needed to permit each Strongbridge Employee with an outstanding loan balance under the Strongbridge 401(k) Plan as of the Effective Time to continue to make scheduled loan payments to the Strongbridge 401(k) Plan after the Effective Time, pending the distribution and in-kind rollover of the notes evidencing such loans from the Strongbridge 401(k) Plan to the New 401(k) Plan so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

(f)

Nothing in this Agreement shall confer upon any Strongbridge Employee any right to continue in the employ or service of Holdco or Xeris or any Affiliate of Xeris, or shall interfere with or restrict in any way the rights of Holdco or Xeris or any affiliate of Xeris, which rights are hereby expressly reserved, to discharge or terminate the services of any Strongbridge Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Clause 7.4 shall (x) be deemed or construed to be an amendment or other modification of any Strongbridge Benefit Plan or employee benefit plan of Holdco or Xeris, or (y) create any third party rights in any current or former service provider or employee of Holdco, Xeris, Strongbridge or any of their respective affiliates (or any beneficiaries or dependents thereof).

7.5	Tax Matters

(a)

Each of the Parties shall, and shall cause its respective Affiliates to, use its reasonable best efforts to cause the Scheme and the Merger, together, to qualify for the Intended Tax Treatment, and shall not take, cause to take, or knowingly fail to take, and shall cause its Affiliates not to take, cause to take, or knowingly fail to take, any action that could reasonably be expected to prevent or impede the Scheme and the Merger, together, from qualifying for the Intended Tax Treatment.

(b)

Each of the Parties shall, and shall cause its respective Affiliates to, report the Scheme and the Merger in a manner consistent with the Intended Tax Treatment and shall not take any contrary Tax position, except to the extent required pursuant to a “determination” under Section 1313(a) of the Code. Each of the Parties shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment.

7.6	Holdco Matters

(a)	Name. The Parties shall cause the name of Holdco to be changed to “Xeris Biopharma Holdings, Inc.” prior to or as of the Merger Effective Time.

(b)	Ticker Symbol. The Parties shall cause the ticker symbol of Holdco to be the ticker symbol of Xeris as of immediately prior to the Merger Effective Time.

(c)

Listing. The Parties shall cause all of the Share Consideration to be issued in the Acquisition to be approved for listing on the Nasdaq, subject only to official notice of issuance, prior to the Effective Date.

(d)

Board of Directors. The Parties shall take all actions necessary so that, as of the Effective Time, the number of directors that comprise the full Holdco Board shall be eight (8), and such board of directors shall upon the Effective Time consist of (i) the members of the Xeris Board as of immediately prior to the Effective Time, (ii) the Chief Executive Officer and member of the Strongbridge Board as of the date of this Agreement and (iii) one individual, who shall be a member of the Strongbridge Board as of the date of this Agreement, to be mutually agreed upon by Xeris and Strongbridge. In the event that, prior to the Effective Time, any designee of Strongbridge to the Holdco Board is unable to serve on the Holdco Board after the Effective Time, a replacement shall be mutually selected by Xeris and Strongbridge from the existing members of the Strongbridge Board.

(e)

Officers. The Parties shall take all actions necessary so that the Chief Executive Officer and the Chief Financial Officer of Xeris as of immediately prior to the Merger Effective Time shall be the Chief Executive Officer and the Chief Financial Officer of Holdco as of immediately after the Merger Effective Time.

(f)	Headquarters. Following the Merger Effective Time, the headquarters of Holdco shall be the headquarters of Xeris as of immediately prior to the Effective Time in Chicago, Illinois.

(g)

Holdco Shares. Holdco shall reserve for future issuance a number of Holdco Shares at least equal to the number of Holdco Shares that will be subject to options to purchase Holdco Shares, and restricted stock units of Holdco as a result of the actions contemplated by Clauses 4.1 through 4.4, Clause 8.3 and the issuance of the Share Consideration and CVR Consideration.

7.7	Stock Exchange Listing

Holdco and Xeris shall use their respective reasonable best efforts to cause (i) the Holdco Shares to be delivered pursuant to the Merger and (ii) all of the Share Consideration to be issued in the Acquisition to be approved for listing on the Nasdaq, subject only to official notice of issuance, prior to the Effective Date. Each of Strongbridge and Xeris agrees to cooperate with the other Party in taking, or causing to be taken, all actions necessary to delist the Strongbridge Shares from the Nasdaq and terminate its registration under the Exchange Act; provided, that such delisting and termination shall not be effective until the Effective Time.

7.8	Rule 16b-3 Actions

Prior to the Effective Time, Holdco, Strongbridge and Xeris shall take all such steps as may be required to cause (a) any disposition of Strongbridge Shares or Xeris Shares (including derivative securities with respect to Strongbridge Shares or Xeris Shares) resulting from the Acquisition or the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Strongbridge or Xeris immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Holdco Shares, Xeris Shares or Strongbridge Shares (including derivative securities with respect to Holdco Shares, Xeris Shares or Strongbridge Shares) resulting from the Acquisition or the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Holdco to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.9	Xeris Parties’ Obligations

Xeris agrees that, prior to Completion, it will (i) cause each other Xeris Party to perform its obligations under this Agreement in accordance with the terms hereof and (ii) be responsible for any liability of each Xeris Party under this Agreement (it being agreed that Xeris shall not be deemed in breach of clause (i), or be responsible for any liability referred to in clause (ii), in the case of a breach by Holdco caused by actions knowingly taken prior to Completion by Holdco directors who are Representatives of Strongbridge, which actions are known by them to be contrary to Xeris’s instructions).

7.10	Transaction Litigation

If there is any shareholder litigation threatened or filed against any Party or its directors or executive officers relating to the transactions contemplated by this Agreement or the Expenses Reimbursement Agreement, such Party shall as promptly as reasonably practicable (but no later than within three (3) days of learning about the threatened or filed shareholder litigation) notify the other Parties in writing of such threatened or filed shareholder litigation and shall consult and cooperate with the other Parties in the defence or settlement of such shareholder litigation. Each Party agrees that it will not settle or compromise any such litigation without the written consent of all Parties (such consent not to be unreasonably withheld, conditioned or delayed), provided that the foregoing obligations (a) shall be subject to any fiduciary duties of the board of directors of the Party with respect to which such litigation is brought or of any of its Affiliates and (b) shall not apply (i) in the case of such litigation with respect to Strongbridge, if the Strongbridge Board has made a Strongbridge Change of Recommendation, and (ii) in the case of such litigation with respect to Xeris, if the Xeris Board has made a Xeris Change of Recommendation. In the event of, and to the extent of, any conflict or overlap between the provisions of this Clause 7.10 and Clause 5.1, Clause 5.2 or Clause 7.2, the provisions of this Clause 7.10 shall control.

7.11	Payoff Letter

Strongbridge shall, and shall cause each of its applicable Subsidiaries to, use reasonable best efforts to (a) obtain an executed payoff letter in a customary form for the Avenue Loan Agreement (the “Payoff Letter”), which Payoff Letter shall provide for (i) the settlement in full of the indebtedness outstanding under the Avenue Loan Agreement ((X) other than with respect to contingent indemnification and reimbursement obligations as to which no claim has been asserted or contingent obligations that have been cash collateralized in a manner satisfactory to the applicable lenders and indemnitees and (Y) subject to customary reinstatement language and the survival of provisions which by their express terms survive any such settlement) and (ii) the termination or release of all security interests or liens securing such indebtedness, in each case, effective no later than, and subject to the occurrence of, receipt of the payoff amount specified in the Payoff Letter and (b) provide Xeris with a copy of such Payoff Letter at or prior to the anticipated date of Completion; provided, that Xeris shall (i) be solely responsible for procuring, by or on behalf of Strongbridge and each of its applicable Subsidiaries, the repayment of all amounts set forth in the Payoff Letter and (ii) reasonably cooperate with Strongbridge’s efforts under this Clause 7.11.

7.12	Treatment of Strongbridge Warrants

(a)

In accordance with Section 3(d) of the Strongbridge Private Placement Warrants, upon the Effective Time, if any Strongbridge Private Placement Warrants are then outstanding and unexercised, Holdco shall (i) assume the obligations under Section 3(d)(i) of such Strongbridge Private Placement Warrants whereby the applicable holders will have the right to subscribe to the number of Holdco Shares as determined in accordance with Section 3(d)(i) of the Strongbridge Private Placement Warrants, (ii) assume the other obligations under such Strongbridge Private Placement Warrants and (iii) provide the applicable holders of such Strongbridge Private Placement Warrants with such rights and interests in accordance with Section 3(d)(ii) of the Strongbridge Private Placement Warrant.

(b)

In accordance with Section 6(a) of each of the Strongbridge Assumed Warrants, upon the Effective Time, if any Strongbridge Assumed Warrants are then outstanding and unexercised, Holdco shall (i) assume the obligations under Section 6(a) of such Strongbridge Assumed Warrants to deliver, upon exercise, to the applicable holders the Reference Property (as defined in the Strongbridge Assumed Warrants) and (ii) assume the other obligations under such Strongbridge Assumed Warrants.

8.	COMPLETION OF ACQUISITION AND MERGER

8.1	Completion

(a)	Completion Date

(i)

Completion shall take place at 9:00 a.m., New York City time, on a date to be selected by Xeris in consultation with Strongbridge as promptly as reasonably practicable following, but not later than the third Business Day (or such shorter period of time as remains before 5:00 p.m., New York City time, on the End Date) after, the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (“Completion Date”) (other than those Conditions that by their nature are to be satisfied at the Completion Date, but subject to the satisfaction or waiver (where applicable) of such Conditions at the Completion Date) with the exception of Condition 2(d) (if applicable) (delivery and registration of the Court Order and a copy of the minute required by Section 86 of the Act) (but subject to the satisfaction of such Condition) or at such other date and/or time as may be mutually agreed to by Xeris and Strongbridge in writing, it being agreed that, only if reasonably practicable, Completion shall take place on the date that Condition 2(c) is satisfied.

(ii)	Completion shall take place remotely via electronic exchange of documents or at such other place as may be mutually agreed to by Xeris and Strongbridge in writing.

(b)

On or prior to Completion, Strongbridge shall procure that a meeting of the Strongbridge Board (or a duly authorised committee thereof) is held at which resolutions are passed (conditional on registration of the Court Order with the Registrar of Companies occurring and effective as of the Effective Time) approving:

(i)

as applicable (X) the registration of the transfer to Holdco (and/or its respective nominees) in accordance with the Scheme of the relevant Strongbridge Shares or (Y) the allotment and issue to Holdco (and/or its respective nominees) in accordance with the Scheme of the number of new shares in the capital of Strongbridge provided for in the Scheme;

(ii)	the removal of the directors of Strongbridge as Xeris shall determine; and

(iii)	the appointment of such persons as Xeris may nominate as the directors of Strongbridge.

(c)	On Completion, and subject to and in accordance with the terms and conditions of the Scheme:

(i)	In respect of each Strongbridge Share subject to the Scheme:

(A)

Holdco shall issue to the applicable Strongbridge Shareholders (and/or their nominees) one contractual contingent value right subject to and in accordance with the terms and conditions of the CVR Agreement (a “CVR”), for each Strongbridge Share held by such holders (the “CVR Consideration”); and

(B)

Holdco shall issue and deliver or cause to be delivered 0.7840 (the “Exchange Ratio”) of a Holdco Share (the “Share Consideration” and, together with the CVR Consideration and any cash in lieu of Fractional Entitlements due to a Strongbridge Shareholder, the “Scheme Consideration”) to the applicable Strongbridge Shareholders (and/or their nominees), which Share Consideration shall be duly authorised, validly issued, fully paid and non-assessable and free of Liens and pre-emptive rights; provided, however, that no fractions of Holdco Shares (the “Fractional Entitlements”) shall be issued by Holdco to the Strongbridge Shareholders under this Clause 8.1(c)(i)(B), and all Fractional Entitlements that would otherwise have been due to any Strongbridge Shareholders shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro-rata to such Strongbridge Shareholders in accordance with the Fractional Entitlements to which they would otherwise have been entitled;

in each case, in accordance with the terms and conditions of the Scheme; and

(ii)	Strongbridge shall deliver to Holdco:

(A)	a certified copy of the resolutions referred to in Clause 8.1(b);

(B)

letters of resignation from the directors that are removed from Strongbridge in accordance with Clause 8.1(b)(ii) (each such letter containing an acknowledgement that such resignation is without any claim or right of action of any nature whatsoever outstanding against Strongbridge or the Strongbridge Group or any of their officers or employees for breach of contract, compensation for loss of office, redundancy or unfair dismissal); and

(C)

as applicable, (X) a copy of the register of members of Strongbridge certified by the registrar of Strongbridge, together with a share certificate in respect of the aggregate number of Strongbridge Shares transferred to Holdco in accordance with the Scheme or (Y) share certificates in respect of the aggregate number of shares in the capital of Strongbridge to be issued to Holdco (and/or its nominees) in accordance with the Scheme.

(iii)

Strongbridge shall cause an office copy of the Court Order and, if applicable, a copy of the minute required by Section 86 of the Act to be filed with the Companies Registration Office and, if applicable, obtain from the Registrar of Companies a Certificate of Registration in relation to the reduction of share capital involved in the Scheme each of which shall be provided by Strongbridge to Xeris immediately following Strongbridge’s receipt thereof.

(d)	Exchange of Strongbridge Shares

(i)

Exchange Agent. On or immediately after the Completion, Holdco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Strongbridge Shareholders, (A) certificates or, at Holdco’s option, evidence of shares in book entry form representing the aggregate Share Consideration and CVR Consideration, and (B) cash in an amount equal to the aggregate amount of cash in lieu of Fractional Entitlements due to the Strongbridge Shareholders. All shares and cash deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Strongbridge Exchange Fund”.

(ii)

Exchange Procedures. As soon as reasonably practicable after the Effective Time, and in any event within five Business Days after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of a Strongbridge Share, entitled to receive the Scheme Consideration pursuant to Clause 8.1(c)(i), a letter of transmittal and instructions for use in receiving payment of the Scheme Consideration. Each holder of record of such Strongbridge Shares shall be entitled to receive, within 14 days of the Effective Time: (a) the amount of any cash payable in lieu of any Fractional Entitlements that such holder has the right to receive pursuant to Clause 8.1(c)(i)(B), (b) that number of Holdco Shares into which such holder’s Strongbridge Shares were converted pursuant to Clause 8.1(c)(i)(B) and (c) that amount of the CVR Consideration that such holder has the right to receive pursuant to Clause 8.1(c)(i)(A). No interest shall be paid or shall accrue for the benefit of holders of the Strongbridge Shares on the Scheme Consideration payable in respect of the Strongbridge Shares.

(iii)

Termination of Strongbridge Exchange Fund. Following the completion of the exchange procedures set forth in Clause 8.1(d)(ii), any portion of the Strongbridge Exchange Fund which has not been issued or transferred (as the case may be) to the holders of Strongbridge Shares within twelve (12) months of the Completion Date shall be delivered to Holdco or its designee(s) promptly upon demand by Holdco, it being understood that no such delivery shall affect any legal right that a Strongbridge Shareholder may have to receive the Scheme Consideration.

(iv)

No Liability. None of the Merger Parties, Xeris or Strongbridge or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Scheme Consideration (or dividends or distributions with respect thereto) from the Strongbridge Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(v)

Withholding. Holdco and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of a Strongbridge Share subject to the Scheme such amounts as Holdco or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Entity and (ii) treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(e)

Contingent Value Rights. At or prior to Completion, Holdco shall authorize and duly adopt, execute and deliver, and will ensure that the Rights Agent (as defined in the CVR Agreement) executes and delivers, the CVR Agreement in the Agreed Form as of the date of this Agreement and set forth on Exhibit 8.1(e) (the “CVR Agreement”). Holdco and Strongbridge shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable securities or “blue sky” Laws. Notwithstanding anything herein to the contrary, the Parties shall be entitled to modify the CVR Agreement, prior to the execution thereof, to accommodate any reasonable comments by the Rights Agent.

8.2	Merger

(a)

Formation of Holdco and MergerSub. Xeris has caused Holdco to be organized under the laws of the State of Delaware. Xeris and Strongbridge shall take, and shall cause Holdco to take, all requisite action to cause the Holdco Certificate of Incorporation to be in the Agreed Form prior to Completion in accordance with Clause 7.6 and the Holdco Bylaws to be in the Agreed Form prior to Completion in accordance with Clause 7.6, in each case, at the Merger Effective Time and until thereafter amended in accordance with the terms thereof and Applicable Law. Xeris has caused Holdco to organize MergerSub under the laws of the State of Delaware.

(b)

Completion of Merger. The Merger shall be conditioned only upon the consummation and implementation of the Scheme and the Acquisition and the Xeris Shareholder Approval. On Completion, subject to the terms and conditions set forth herein and in accordance with the DGCL, MergerSub shall be merged with and into Xeris at the Merger Effective Time (the “Merger”). Following the Merger, the separate existence of MergerSub shall cease and Xeris shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, each outstanding share of the Surviving Corporation shall be owned by Holdco and the Surviving Corporation shall become wholly owned subsidiary of Holdco. In connection with the Merger, Xeris and Strongbridge shall cause Holdco to take such actions as may be necessary to reserve, prior to the Merger, a sufficient number of Holdco Shares to permit the issuance of Holdco Shares to the holders of Xeris Shares and Strongbridge Shares as of the Effective Time in accordance with the terms of this Agreement and pursuant to Clause 7.6(g).

(c)

Merger Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the Effective Time, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective concurrently upon the due filing of the Certificate of Merger or such later time as agreed between the parties and set forth in the Certificate of Merger; provided that the Merger shall become effective immediately following the effectiveness of the Scheme, to the fullest extent possible (the time the Merger becomes effective being the “Merger Effective Time”).

(d)

Effects of the Merger. At and after the Merger Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, powers and franchises of Xeris and MergerSub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Xeris and MergerSub shall become the debts, liabilities and duties of the Surviving Corporation.

(e)

Governing Documents. The Parties shall take all action necessary to ensure that as of immediately prior to the Merger Effective Time the Holdco Certificate of Incorporation and the Holdco Bylaws give effect to the matters set forth in Clause 7.6, and such other matters as are mutually agreed to by the Parties.

(f)

Xeris Matters. At the Merger Effective Time, the Xeris Certificate of Incorporation shall be amended and restated to read in its entirety as set forth on Exhibit 8.2(f)(i). At the Merger Effective Time, the Xeris Bylaws shall be amended and restated in their entirety as set forth on Exhibit 8.2(f)(ii) until thereafter amended in accordance with Applicable Law. The Parties shall take all action necessary to ensure that the directors of MergerSub immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The Parties shall take all action necessary to ensure that the officers of Xeris immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(g)	Effect on Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective equityholders:

(i)

Conversion of Xeris Common Stock. Each Xeris Share issued and outstanding immediately prior to the Merger Effective Time (other than any Xeris Shares to be cancelled pursuant to Clause 8.2(g)(iv)), and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive (A) one fully paid and nonassessable Holdco Share and (B) any cash in lieu of Fractional Entitlements due to a Xeris Shareholder in accordance with the proviso to this Clause 8.2(g)(i) (the “Merger Consideration”); provided, however, that no Fractional Entitlements shall be issued by Holdco to the Xeris Shareholders under this Clause 8.2(g)(i), and all Fractional Entitlements that would otherwise have been due to any Xeris Shareholders shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro-rata to such Xeris Shareholders in accordance with the Fractional Entitlements to which they would otherwise have been entitled. As a result of the Merger, at the Merger Effective Time, each holder of record of a certificate or certificates which immediately prior to the Merger Effective Time represented outstanding Xeris Shares (the “Xeris Certificates”) and each holder of record of a non-certificated outstanding Xeris Share represented by book entry (“Xeris Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive upon the surrender thereof the Merger Consideration in accordance with Clause 8.2(h).

(ii)

MergerSub Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each share of common stock of MergerSub issued and outstanding immediately prior to the Merger Effective Time shall be converted into one fully paid and nonassessable Xeris Share, as the common stock of the Surviving Corporation.

(iii)

Effect on Holdco Capital Stock. At the Merger Effective Time, each share of capital stock of Holdco issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding. Immediately following the Merger Effective Time, shares of capital stock of Holdco owned by the Surviving Corporation shall be surrendered to Holdco without payment therefor.

(iv)

Xeris-Owned Shares. Each Xeris Share held by Xeris as treasury stock or owned by Xeris immediately prior to the Merger Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.

(v)	No Dissenters’ Rights. No appraisal, dissenters’ or similar rights shall be available to holders of Xeris Shares under Applicable Law (including Section 262 of the DGCL) in connection with the Merger.

(h)	Exchange of Certificates and Book Entry Shares.

(i)

Exchange Agent. At the Merger Effective Time, Holdco shall deposit (or cause to be deposited) with the Exchange Agent, certificates or, at Holdco’s option, evidence of shares in book entry form, representing the aggregate number of Holdco Shares that the Xeris Shareholders have the right to receive pursuant to Clause 8.2(g)(i). All shares deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Xeris Exchange Fund”.

(ii)

Exchange Procedures. As soon as reasonably practicable after the Merger Effective Time, and in any event within five Business Days after the Merger Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of a Xeris Certificate and to each holder of record of a Xeris Book Entry Share, which at the Merger Effective Time were converted into the right to receive the Merger Consideration pursuant to Clause 8.2(g)(i), (A) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Xeris Certificates shall pass, only upon delivery of the Xeris Certificates to the Exchange Agent or, in the case of Xeris Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (B) instructions for use in effecting the surrender of the Xeris Certificates and Xeris Book Entry Shares, as applicable, in exchange for payment of the Merger Consideration therefor. Upon surrender of Xeris Certificates or Xeris Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Xeris Certificates or Xeris Book Entry Shares (as applicable) shall be entitled to receive in exchange therefor: (1) that whole number of Holdco Shares into which such holder’s Xeris Shares represented by such holder’s properly surrendered Xeris Certificates or Xeris Book Entry Shares (as applicable) were converted pursuant to Clause 8.2(g)(i), and the Xeris Certificates or Xeris Book Entry Shares (as applicable) so surrendered shall forthwith be cancelled, and (2) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Clause 8.2(h)(viii)) equal to the sum of (x) the amount of any cash dividends or other distributions that such holder has the right to receive pursuant to Clause 8.2(h)(iv) and (y) the amount of any cash payable in lieu of any Fractional Entitlements that such holder has the right to receive pursuant to Clause 8.2(g)(i)(B). No interest shall be paid or shall accrue for the benefit of holders of the Xeris Certificates or Xeris Book Entry Shares on the Merger Consideration payable in respect of the Xeris Certificates or Xeris Book Entry Shares.

(iii)

Transferred Certificates; Lost, Stolen or Destroyed Certificates. If payment or issuance of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Xeris Certificate is registered, it shall be a condition of payment or issuance that the Xeris Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a person other than the registered holder of the Xeris Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Xeris Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Xeris Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Xeris Certificate the applicable Merger Consideration payable in respect of the Xeris Shares represented by the Xeris Certificate pursuant to this Clause 8.2.

(iv)

Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Holdco Shares with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Xeris Certificate or Xeris Book Entry Shares (as applicable) with respect to the Xeris Shares represented thereby until such Xeris Certificate or Xeris Book Entry Shares (as applicable) has been surrendered in accordance with this Clause 8.2. Subject to Applicable Law and the provisions of this Clause 8.2, following surrender of any such Xeris Certificate or Xeris Book Entry Shares (as applicable), there shall be paid to the record holder thereof by the Exchange Agent, without interest promptly after such surrender, in addition to the Merger Consideration, (A) at the time of surrender, the amount of dividends or other distributions with a record date on or after the date of the Merger Effective Time and a payment date on or prior to the date of this surrender and not previously paid, and (B) at the appropriate payment date, the dividends or other distributions payable with respect to those Holdco Shares with a record date on or after the date of the Merger Effective Time but on or prior to the date of this surrender and with a payment date subsequent to surrender.

(v)

No Further Ownership Rights in Xeris Shares. Until surrendered as contemplated hereby, each Xeris Certificate or Xeris Book Entry Share shall, after the Merger Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Clause 8.2, the issuance or payment of which shall be deemed to be the satisfaction in full of all rights pertaining to Xeris converted in the Merger. At the Merger Effective Time, the stock transfer books of Xeris shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Xeris Shares which were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Xeris Certificates or Xeris Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Clause 8.2.

(vi)

Termination of Xeris Exchange Fund. Any portion of the Xeris Exchange Fund which has not been transferred to the holders of Xeris Certificates or Xeris Book Entry Shares (as applicable) as of the six-month anniversary of the Merger Effective Time shall be delivered to Holdco or its designee, upon demand. Any holder of Xeris Certificates or Xeris Book Entry Shares (as applicable) who has not complied with this Clause 8.2 prior to the six-month anniversary of the Merger Effective Time shall thereafter look only to Holdco for payment of such holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar Applicable Laws).

(vii)

No Liability. None of the Merger Parties, Xeris or Strongbridge or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Holdco Shares (or dividends or distributions with respect thereto) from the Xeris Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(viii)

Withholding. MergerSub and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of Xeris Shares immediately prior to the Merger Effective Time such amounts as MergerSub or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be (i) timely remitted to the appropriate Governmental Entity and (ii) treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

8.3	Xeris Share Awards

(a)	The Xeris Board or the appropriate committee thereof shall take all action necessary so that:

(i)

Each option or stock appreciation right to acquire Xeris Shares or to receive a cash payment based on the value thereof granted under any Xeris Share Plan or the Xeris ESPP (a “Xeris Share Option”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an option or stock appreciation right based on Xeris Shares and shall be converted, at the Effective Time, into an option or stock appreciation right, on the same terms and conditions as were applicable under the Xeris Share Option (but taking into account any changes thereto provided for in the applicable Xeris Share Plan, in any applicable award agreement or in such option and any restrictions on replicating such terms), based on that number of Holdco Shares equal to the number of Xeris Shares subject to such Xeris Share Option immediately prior to the Effective Time, at a price per share equal to the per share exercise price specified in such Xeris Share Option immediately prior to the Effective Time;

(ii)

Each issued and outstanding Xeris Share subject to vesting or other lapse restrictions pursuant to the Xeris Share Plans immediately prior to the Effective Time (a “Restricted Xeris Share”) shall, as of the Effective Time, cease to represent a right to acquire a Xeris Share and shall be converted into the right to receive a Holdco Share, subject to the same terms and conditions (including vesting and other lapse restrictions) as were applicable to the Restricted Xeris Share in respect of which it was issued; and

(iii)

Each stock-based award, other than a Xeris Share Option or Restricted Xeris Share (“Other Xeris Share-Based Awards”), granted under any Xeris Share Plan and outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an award based on Xeris Shares and shall be converted into an award based on a number of Holdco Shares equal to the number of Xeris Shares covered by such Other Xeris Share-Based Award, provided that such a converted stock-based right or award shall be subject to the same terms and conditions (including the vesting terms) as were applicable to such Other Xeris Share-Based Award in respect of which it was issued.

(b)

As soon as practicable after the Effective Time, Holdco shall deliver to the holders of Xeris Share Options, Restricted Xeris Shares and Other Xeris Share-Based Awards appropriate notices setting forth such holders’ rights pursuant to the Xeris Share Plans, and the agreements evidencing the grants of such Xeris Share Options, Restricted Xeris Shares and Other Xeris Share-Based Awards, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Clause 8.3 after giving effect to the Merger and the assumption by Holdco as set forth above).

(c)

Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of Holdco Shares for delivery with respect to Xeris Share Options, Restricted Xeris Shares and Other Xeris Share-Based Awards assumed by it in accordance with this Clause 8.3. If requested by Xeris prior to the Effective Time, Holdco shall, no later than the tenth day following the Effective Date, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Holdco Shares subject to such Xeris equity awards. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Holdco shall administer the Xeris Share Plans assumed pursuant to this Clause 8.3 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Xeris Share Plan complied with such rule prior to the Merger.

9.	TERMINATION

9.1	Termination

(a)	This Agreement may be terminated and the Acquisition and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (except as otherwise provided below):

(i)	by either Strongbridge or Xeris, if:

(A)	the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities; or

(B)	the Xeris Shareholders Meeting shall have been completed and the Xeris Shareholder Approval shall not have been obtained;

(ii)

by either Strongbridge or Xeris, if the Effective Time shall not have occurred by 5:00 p.m., New York City time, on the End Date, provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(ii) shall not be available to a Party whose willful and material breach of any provision of this Agreement shall have caused the failure of the Effective Time to have occurred by such time;

(iii)

by either Strongbridge or Xeris, if the High Court declines or refuses to sanction the Scheme, unless both Parties agree in writing that the decision of the High Court shall be appealed (it being agreed that Strongbridge shall make such an appeal if requested to do so in writing by Xeris and the counsel appointed by Strongbridge and by Xeris agree that doing so is a reasonable course of action);

(iv)

by either Strongbridge or Xeris if (A) there shall be any Law (other than an order, writ, decree, judgment, injunction or action described in clause (B), whether or not final or nonappealable) enacted after the date hereof and remaining in effect that makes the Acquisition illegal or that prohibits the consummation of the Acquisition, or (B) any court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, writ, decree, judgment or injunction, or shall have taken any other action, in either case of clauses (A) and (B), permanently restraining, enjoining or otherwise prohibiting the Acquisition and such order, writ, decree, judgment or injunction, or other action shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(iv) shall not be available to any Party whose willful and material breach of any provision of this Agreement shall have been the primary cause of such Law, order, writ, decree, judgment or injunction;

(v)

by Strongbridge, if any Xeris Party shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (A) would result in a failure of Conditions 1, 2, 3 or 5, and (B) is not reasonably capable of being cured by the End Date or, if curable, Strongbridge shall have given Xeris written notice, delivered at least thirty (30) days prior to such termination, stating Strongbridge’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(v) and the basis for such termination and such breach, failure to perform or inaccuracy shall not have been cured within thirty (30) days following the delivery of such written notice;

(vi)

by Xeris, if Strongbridge shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (A) would result in a failure of a Condition set forth in Conditions 1, 2, 3 or 4 and (B) is not reasonably capable of being cured by the End Date or, if curable, Xeris shall have given Strongbridge written notice, delivered at least thirty (30) days prior to such termination, stating Xeris’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(vi) and the basis for such termination and such breach, failure to perform or inaccuracy shall not have been cured within thirty (30) days following the delivery of such written notice;

(vii)	by Strongbridge, prior to receipt of the Xeris Shareholder Approval, if (A) the Xeris Board shall have effected a Xeris Change of Recommendation or (B) Xeris shall have materially breached Clause 5.4;

(viii)

by Xeris, prior to the receipt of the Strongbridge Shareholder Approval, if (A) the Strongbridge Board shall have effected a Strongbridge Change of Recommendation or (B) Strongbridge shall have materially breached Clause 5.3; or

(ix)	by mutual written consent of Strongbridge and Xeris.

(b)

Termination of this Agreement in accordance with Clause 9.1(a) shall not give rise to any liability of the Parties except as provided in the Expenses Reimbursement Agreement, in the proviso to Clause 9.1(c) or in Clause 9.2. Clause 10 (other than Clauses 10.1 and 10.11) of this Agreement shall survive, and continue in full force and effect, notwithstanding its termination.

(c)	Upon:

(i)

Xeris becoming entitled to the Xeris Reimbursement Payments, neither Strongbridge nor any of its Representatives or shareholders shall have any further liability in connection with the termination of this Agreement (for the avoidance of doubt, other than the obligation to pay Xeris Reimbursement Payments pursuant to the Expenses Reimbursement Agreement), whether under the Expenses Reimbursement Agreement or this Agreement or otherwise, to any of the Xeris Parties or their Representatives or shareholders; or

(ii)

Strongbridge becoming entitled to the Strongbridge Reimbursement Payment, none of the Xeris Parties nor any of their Representatives or shareholders shall have any further liability in connection with the termination of this Agreement (for the avoidance of doubt, other than the obligation to pay the Strongbridge Reimbursement Payment), whether under the Expenses Reimbursement Agreement or this Agreement or otherwise, to any of the Strongbridge Group or their Representatives or shareholders;

provided, however, that nothing herein shall release any Party from liability for Willful Breach, for fraud or as provided for in the Confidentiality Agreement.

(d)	For the avoidance of doubt, termination of this Agreement shall be without prejudice to the provisions of the Expenses Reimbursement Agreement.

9.2	Certain Effects of Termination

In the event of a Specified Termination, then Xeris shall pay to Strongbridge an amount equal to all documented, specific and quantifiable third party costs and expenses incurred by Strongbridge, or on its behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence and engaging advisers to assist in the process; in cleared, immediately available funds as promptly as possible (but in any event within three Business Days) thereafter; provided that the gross amount payable to Strongbridge pursuant to this Clause 9.2 shall not, in any event, exceed such sum as is equal to $1,950,000 (the “Strongbridge Reimbursement Payment”). Xeris confirms that it is established outside of the European Union for VAT purposes.

“Specified Termination” means a termination of this Agreement pursuant to Clause 9.1(a)(vii).

10.	GENERAL

10.1	Announcements

Subject to the requirements of Applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC, the rules of the Nasdaq or any Relevant Authority (including, without limitation, the Panel), the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Acquisition, the Scheme, the Merger or this Agreement. Xeris and Strongbridge shall give each other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by Applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC, the rules of the Nasdaq or any Relevant Authority (including, without limitation, the Panel). For the avoidance of doubt, the provisions of this Clause 10.1 do not apply to (a) any announcement, document or publication in connection with a Strongbridge Alternative Proposal or Strongbridge Superior Proposal or a change in the Scheme Recommendation or any amendment to the terms of the Scheme proposed by Xeris that would effect an increase in the Scheme Consideration whether before or after a withdrawal or adverse modification of the Scheme Recommendation or (b) any announcement, document or publication in connection with a Xeris Alternative Proposal or Xeris Superior Proposal or a change in the Xeris Recommendation.

10.2	Notices

(a)

Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent by e-mail, to the Party to be served as follows:

(i)	if to Xeris, to:

Xeris Pharmaceuticals, Inc.
180 N. LaSalle Street, Suite 1600
Chicago, IL 60601
Attention: Legal Department – Attn: General Counsel
E-mail:	legal@xerispharma.com

with copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	Joseph C. Theis James A. Matarese Andrew H. Goodman
E-mail:	Jtheis@goodwinlaw.com Jmatarese@goodwinlaw.com Agoodman@goodwinlaw.com
and

A & L Goodbody

1 North Wall Quay

International Financial Services Centre

Dublin 1, Ireland

Attention: Richard Marron

       Alan Casey

E-mail:     rmarron@algoodbody.com

acasey@algoodbody.com

(ii)	if to Strongbridge, to:

Strongbridge Biopharma plc

900 Northbrook Drive, Suite 200

Trevose, PA 19053

Attention: John Johnson

Stephen Long

E-mail:     jj@strongbridgebio.com

s.long@strongbridgebio.com

with copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, MA 02116

Attention: Graham Robinson

Chadé Severin

E-mail:     graham.robinson@skadden.com

chade.severin@skadden.com

and

Arthur Cox

Ten Earlsfort Terrace

Dublin 2

D02 T380

Ireland

Attention: Maura McLaughlin

Conor O’Keeffe

E-mail:     Maura.McLaughlin@arthurcox.com

Conor.OKeeffe@arthurcox.com

or such other postal address or e-mail address as it may have notified to the other Party in writing in accordance with the provisions of this Clause 10.2.

(b)	Any notice or document shall be deemed to have been served:

(i)	if delivered by overnight delivery or by hand, at the time of delivery; or

(ii)

if sent by e-mail, at the time of receipt of the e-mail transmission (provided that any notice received by e-mail at the addressee’s location on any day that is not a Business Day, or on any Business Day after 5:00 p.m. (addressee’s local time), shall be deemed to have been served at 9:00 a.m. (addressee’s local time) on the next Business Day).

10.3	Assignment

Neither Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of the other Party; provided that Xeris may assign any or all of its rights and interests hereunder to one or more of its Subsidiaries, provided the prior consent in writing has been obtained from the Panel in respect of such assignment, but no such assignment shall relieve Xeris of its obligations hereunder.

10.4	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, e-mail or otherwise).

10.5	Amendment

No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties, except that, following approval by the Strongbridge Shareholders or the Xeris Shareholders, there shall be no amendment to the provisions hereof which by Applicable Law would require further approval by the Strongbridge Shareholders or the Xeris Shareholders without such further approval nor shall there be any amendment or change not permitted under Applicable Law.

10.6	Entire Agreement

This Agreement, together with the Confidentiality Agreement, the Expenses Reimbursement Agreement, the CVR Agreement and any documents delivered by Xeris and Strongbridge in connection herewith (including the Xeris Disclosure Schedule and the Strongbridge Disclosure Schedule), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between Xeris and Strongbridge with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive the execution and delivery of this Agreement and that no action by any Party contemplated by this Agreement shall be deemed to breach the Confidentiality Agreement.

10.7	Inadequacy of Damages

Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement.

10.8	Remedies and Waivers

No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.9	Severability

(a)

If any term, provision, covenant or condition of this Agreement or the Acquisition is held by a court of competent jurisdiction or other Relevant Authority to be invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement or, as appropriate, the terms and conditions of the Acquisition, so as to effect the original intent of the parties as closely as possible in an equitable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible in accordance with Applicable Law. Notwithstanding the foregoing, the Parties intend that the remedies and limitations thereon contained in this Agreement (including, without limitation, Clauses 9.1(b), 9.1(c), 9.1(d) and 9.2) and the Expenses Reimbursement Agreement shall be construed as integral parts of the transactions contemplated hereby and thereby and therefore shall not be severable in any manner that increases or decreases a Party’s liability or obligations hereunder or thereunder.

(b)	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(i)	The legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(ii)	The legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

10.10	No Partnership and No Agency

(a)

Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.

(b)

Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, either Party the agent of the other Party for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of the other Party to this Agreement.

10.11	Further Assurance

Without limitation to the provisions of this Agreement, the Parties will, and will procure that each member of their respective Groups will, issue, execute or despatch such documentation in a timely fashion or take other actions as is necessary or desirable to facilitate the implementation of the Acquisition or the Merger or carry out the purposes of this Agreement.

10.12	Costs and Expenses

Each Party shall pay its own costs and expenses of and incidental to this Agreement, the Acquisition, the Merger and all other transactions contemplated hereby, except as otherwise provided in this Agreement.

10.13	Governing Law and Jurisdiction

(a)

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware; provided, however, that the Acquisition and the Scheme and matters related thereto (including matters related to the Takeover Rules) shall, to the extent required by the Laws of Ireland, and the interpretation of the duties of directors of Strongbridge shall, be governed by, and construed in accordance with, the Laws of Ireland.

(b)

Each of the Parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with Clause 10.13(b)(i), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party and (v) agrees that service of process in English upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Clause 10.2. Each of the Parties irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment.

(c)

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.14	Third Party Beneficiaries

Except as provided in Clause 7.3, this Agreement is not intended to confer upon any person other than Strongbridge and the Xeris Parties any rights or remedies under or by reason of this Agreement.

10.15	Non Survival of Representations and Warranties

None of the representations and warranties in this Agreement shall survive the Completion or the termination of this Agreement.

[Signature Pages Follow]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

GIVEN under the common seal of

STRONGBRIDGE BIOPHARMA PLC

/s/ John H. Johnson
Name: John H. Johnson
Title: Chief Executive Officer

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

XERIS PHARMACEUTICALS, INC. by its authorised signatory:

/s/ Paul R. Edick
Name: Paul R. Edick
Title: Chief Executive Officer and Chairman

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

XERIS BIOPHARMA HOLDINGS, INC. by its authorised signatory:

/s/ Paul R. Edick
Name: Paul R. Edick
Title: President

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

WELLS MERGERSUB, INC. by its authorised signatory:

/s/ Paul R. Edick
Name: Paul R. Edick
Title: President

[Signature Page to Transaction Agreement]

EXHIBIT 8.1(e)

CVR AGREEMENT

[See attached.]

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2021 (this “Agreement”), is entered into by and between Xeris Biopharma Holdings, Inc., a Delaware corporation (“Parent”), and [•], a [•], as Rights Agent.1

RECITALS

WHEREAS, Parent, Xeris Pharmaceuticals, Inc., a Delaware corporation (“Xeris”), Strongbridge Biopharma plc, a public limited company incorporated in Ireland (the “Company”) and Wells MergerSub, Inc., a Delaware corporation, have entered into the Transaction Agreement, dated as of May 24, 2021 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Transaction Agreement”), relating to a recommended offer to be made by Xeris for the entire issued and to be issued ordinary share capital of the Company to be implemented by a scheme of arrangement under Irish law or, at the election of Xeris, and subject to the terms of the Transaction Agreement, by means of the Takeover Offer (the “Acquisition”);

WHEREAS, pursuant to the Transaction Agreement, Parent has agreed to provide to the Company’s shareholders the right to receive contingent payments, which may be reduced in certain circumstances, as hereinafter described; and

WHEREAS, pursuant to this Agreement, the maximum aggregate amount payable per CVR (as defined below) is $1.00, subject to reduction as hereinafter described, without interest.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Agreement, including as specified in this Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

“Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs, as set out in the CVR Register.

[1]	This Agreement subject to review by Rights Agent.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such first Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Affiliate End User” has the meaning set forth in the definition of “Net Sales.”

“Assignee” has the meaning set forth in Section 6.3(a).

“Audit Trigger Date” has the meaning set forth in Section 4.4(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“Change of Control” means, with respect to a Person, directly or indirectly, (a) a consolidation, merger or similar business combination involving such Person in which (i) such Person is not the surviving entity or (ii) the holders of voting securities of such Person immediately prior thereto are holders of less than fifty percent (50%) of the voting securities of the surviving Person immediately after such transaction, (b) a sale or other disposition of all or substantially all of the assets of such Person on a consolidated basis in one transaction or a series of related transactions, or the (c) acquisition of beneficial ownership by any Person or group of more than fifty percent (50%) of the outstanding voting securities of such Person.

“Commercially Reasonable Efforts” means, with respect to each Milestone, using such reasonable and diligent, good faith efforts and allocation of resources typically used by Persons of comparable size and resources within the pharmaceutical industry as Parent and its Affiliates with respect to listing of patents in the Orange Book (as defined below) in respect of, and commercialization of, pharmaceutical products owned by such a Person or any of its Affiliates or to which such Person has rights, which products (i) are at a similar stage in development or product life and (ii) have similar commercial potential as the applicable Product, taking into account safety, tolerability and efficacy, competitive or alternative third party products in the marketplace, proprietary position (including patent coverage), the regulatory structure involved, the regulatory environment, anticipated profitability (including pricing and reimbursement) and other technical, commercial, legal and/or medical factors. Notwithstanding anything to the contrary herein, Commercially Reasonable Efforts shall be determined without regard to any payments hereunder.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Shortfall” has the meaning set forth in Section 4.4(c).

“CVR Shortfall Payment Date” means the date on which the CVR Shortfall is paid to Holders pursuant to Section 4.4(c).

“CVRs” means the rights of Holders (granted to initial Holders pursuant to the Transaction Agreement) to receive contingent Parent Common Stock or cash payments, or a combination of contingent Parent Common Stock and cash payments, pursuant to this Agreement.

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“DTC” means The Depository Trust Company or any successor thereto.

“Effective Date” has the meaning given to that term in the Transaction Agreement.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“GAAP” means the then-current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case, as consistently applied.

“Governmental Entities” means any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, arbitrator, arbitration panel, or other regulatory authority or agency, including courts and other judicial bodies, or any competition, antitrust, foreign investment review or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Panel, the High Court of Ireland and the SEC;

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing experienced in pharmaceutical businesses and products, designated (a) jointly by the Acting Holders and Parent or (b) if such parties fail to make a designation as described in the foregoing (a) within ten (10) days of the Audit Trigger Date, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders.

“Keveyis Milestone” means the earlier of: (a) the first listing of any patent in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (or successor thereto) (the “Orange Book”) with respect to the Keveyis Product (the “Keveyis Patent Milestone”) and (b) the first achievement of at least $40 million in Net Sales of the Keveyis Product (the “Keveyis Sales Milestone”), in each case, during the Keveyis Milestone Period.

“Keveyis Milestone Payment” means $0.25 per CVR, which shall be reduced to $0.00 if the Keveyis Milestone is not achieved on or before the end of the Keveyis Milestone Period.

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“Keveyis Milestone Period” means (a) in the case of the Keveyis Patent Milestone, the period beginning on the date of the Transaction Agreement and ending on December 31, 2023, and (b) in the case of the Keveyis Sales Milestones, the period beginning on January 1, 2023 and ending on December 31, 2023.

“Keveyis Patent Milestone” has the meaning set forth in the definition of Keveyis Milestone.

“Keveyis Product” means that certain pharmaceutical product that contains dichlorphenamide, and for clarity, with respect to the United States, as of the Effective Date, such product is sold under the proprietary name KEVEYIS.

“Keveyis Sales Milestone” has the meaning set forth in the definition of Keveyis Milestone.

“Law” means any foreign, federal, state, local or municipal laws, rules, judgments orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees or requirements of any Governmental Entity.

“Milestone” means any of the Keveyis Milestone, the Recorlev 2023 Commercial Milestone and the Recorlev 2024 Commercial Milestone.

“Milestone Failure Notice” has the meaning set forth in Section 2.4(g).

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means any of the Keveyis Milestone Payment, the Recorlev 2023 Commercial Milestone Payment or Recorlev 2024 Commercial Milestone Payment.

“Milestone Payment Amount” means, in respect of a Milestone, for a given Holder, the product of (a) the Milestone Payment in respect of such Milestone, and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice.

“Milestone Payment Date” means, (a) for the Keveyis Patent Milestone, (i) if achieved prior to or on the Effective Date, the date that is fifteen (15) Business Days following the Effective Date; and (ii) if achieved following the Effective Date, the date that is fifteen (15) Business Days following the achievement of such Milestone, (b) upon the achievement of the Keveyis Sales Milestone and/or the Recorlev 2023 Commercial Milestone, the date that is fifteen (15) Business Days following the date that Parent files its Annual Report on Form 10-K with the SEC for the year ending December 31, 2023 and (c) upon the achievement of the Recorlev 2024 Commercial Milestone, the date that is fifteen (15) Business Days following the date that Parent files its Annual Report on Form 10-K with the SEC for the year ending December 31, 2024.

“Milestone Period” means any of the Keveyis Milestone Period, the Recorlev 2023 Commercial Milestone Period or the Recorlev 2024 Commercial Milestone Period.

“Net Sales” means the gross amount invoiced by or on behalf of all Selling Entities for the applicable Product sold to third parties other than any other Selling Entity, less the Permitted Deductions if and to the extent they are included in the gross invoiced sales price of the applicable Product or otherwise directly or indirectly incurred by the applicable Selling Entity with respect to the sale of such Product, all as determined in accordance with the Selling Entity’s usual and customary accounting methods consistent with the treatment of other branded prescription products commercialized by the applicable Selling Entity or by the Company prior to the Acquisition, which shall be in accordance with GAAP, including the accounting methods for translating activity denominated in foreign currencies into United States dollar amounts. In the case of a sale of any Product between or among Selling Entities for resale, Net Sales will be calculated as above only on the value invoiced on the first arm’s-length sale thereafter to a third party (in such capacity, a “Third Party End User”). For the avoidance of doubt, in the case of any sale of the Product between or among Selling Entities where a Selling Entity is an end-user of (in such capacity, an “Affiliate End User”), and does not further sell, the Product, Net Sales will be calculated on the value invoiced to such Affiliate End User; provided that use of the applicable Product for clinical testing in which the cost of the Product is not reimbursed shall not make the relevant Selling Entity or licensee an Affiliate End User under this Agreement. If a Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s-length between the buyer of such Product and the applicable Selling Entity (other than with respect to Product supplied expressly for sampling purposes), then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s-length and for cash. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of such Product in arm’s-length transactions in the relevant jurisdiction.

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Notwithstanding the foregoing, the gross amount invoiced for (i) Product provided for administration to patients enrolled in clinical trials or for other research purposes or distributed through a not-for-profit foundation, indigent patient programs or patient discount, assistance or coupon programs at a discount (to the extent of such discount) to eligible patients and (ii) commercially reasonable quantities of Products used as samples to promote additional sales shall not be included in the calculation of Net Sales.

“Net Sales Statement” means, for a given calendar year, a written statement of Parent, certified by the Chief Financial Officer of Parent, setting forth with reasonable detail (a) an itemized calculation of the gross amounts invoiced by the Selling Entities for such Product sold to (i) any third party other than another Selling Entity (including any Third Party End User) and (ii) any Affiliate End User, in each case during such calendar year, (b) an itemized calculation of the Permitted Deductions during such calendar year, and (c) to the extent that sales for such Product is recorded in currencies other than United States dollars during such calendar year, the exchange rates used for conversion of such foreign currency into United States dollars.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Panel” means the Irish Takeover Panel.

“Parent Board of Directors” means the board of directors of Parent.

“Parent Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Parent Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Parent Common Stock” means shares of common stock of Parent.

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“Permitted Deductions” means the following deductions not already excluded from Net Sales:

(1) trade, quantity and prompt pay discounts;

(2) amounts repaid or credited by reason of defects, recalls, returns, rebates or allowances of goods or because of retroactive price reductions or billing corrections;

(3) chargebacks, rebates (or the equivalent thereof) and other amounts accrued on sale of such Product, including such chargebacks or rebates mandated by programs of Governmental Entities;

(4) rebates (or the equivalent thereof, including required distribution commissions and fees payable to any third party providing distribution services to the Selling Entities) and administrative fees accrued on the sale of such Product to medical healthcare organizations, group purchasing organizations or trade customers in line with approved contract terms or other normal and customary understandings and arrangements;

(5) tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income or profits) and charges of Governmental Entities levied on or measured by the sales of Products;

(6) any government mandated manufacturing tax, including the brand manufacturer’s tax imposed pursuant to the Patient Protection and Affordable Care Act (Pub. L. No. 111-148);

(7) reasonable deductions for uncollectible amounts on previously sold products (which adjustment shall be based on actual bad debts incurred and written off as uncollectible by the Selling Entity in a fiscal period, net of any recoveries of amounts previously written off as uncollectible from current fiscal periods);

(8) discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

(9) transportation, freight, postage, importation, shipping insurance and other handling expenses; and

(10) distribution and specialty pharmacy provider commissions and fees (including fees related to services provided pursuant to specialty pharmacy provider or distribution and inventory management service agreements with specialty pharmacies or wholesalers) payable to any third party providing specialty pharmacy, distribution or inventory management services to the Selling Entities.

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (1) through (10) above, such item may not be deducted more than once.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) made by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) made pursuant to a court order; (d) made by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or from such nominee to another nominee for the same beneficial owner, to the extent allowable by DTC; or (f) to Parent as provided in Section 2.7.

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“Person” means an individual, group, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity.

“Product” means the Recorlev Product or the Keveyis Product.

“Product Transferee” has the meaning set forth in Section 4.6.

“Recorlev Product” means any pharmaceutical product that contains levoketoconazole, the pure 2S,4R enantiomer of ketoconazole, as the sole active ingredient, and for clarity, with respect to the United States, as of the Effective Date, such product is proposed to be sold under the proprietary name RECORLEV, pending approval by the FDA.

“Recorlev 2023 Commercial Milestone” means the first achievement of at least forty million United States dollars ($40,000,000) of Net Sales of the Recorlev Product during the Recorlev 2023 Commercial Milestone Period.

“Recorlev 2023 Commercial Milestone Payment” means $0.25 per CVR, which, subject to Section 4.4 hereto, shall be reduced to $0.00 if the Recorlev 2023 Commercial Milestone is not achieved on or before the end of the Recorlev 2023 Commercial Milestone Period.

“Recorlev 2023 Commercial Milestone Period” means January 1, 2023 through December 31, 2023.

“Recorlev 2024 Commercial Milestone” means the first achievement of at least eighty million United States dollars ($80,000,000) of Net Sales of the Recorlev Product during the Recorlev 2024 Commercial Milestone Period.

“Recorlev 2024 Commercial Milestone Payment” means $0.50 per CVR, which, subject to Section 4.4 hereto, shall be reduced to $0.00 if the Recorlev 2024 Commercial Milestone is not achieved on or before the end of the Recorlev 2024 Commercial Milestone Period.

“Recorlev 2024 Commercial Milestone Period” means January 1, 2024 through December 31, 2024.

“Review Request Period” has the meaning set forth in Section 4.4.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

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“Scheme Record Time” means [•].2

“Selling Entity” means Parent, any Assignee and each of their respective Affiliates, licensees and sublicensees. For clarity, Product Transferees shall be Selling Entities hereunder.

“Third Party End User” has the meaning set forth in the definition of Net Sales.

“Trading Day” means a day on which Nasdaq (or any national securities exchange or over the counter trading market on which the Parent Common Stock primarily trades if the Parent Common Stock is no longer listed on Nasdaq) is open for trading.

“United States” means the United States of America and its territories and possessions.

“Volume Weighted Average Price” means an amount equal to the volume weighted average price for Parent Common Stock as reported by Nasdaq (or any national securities exchange or over the counter trading market on which the Parent Common Stock primarily trades if the Parent Common Stock is no longer listed on Nasdaq) for the ten (10) Trading Days immediately prior to the Effective Date.

Section 1.2 Rules of Construction. Except as otherwise explicitly specified to the contrary, in this Agreement, (a) words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof; (b) save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, subsection, clause, subclause, paragraph or subparagraph (as the case may be) of this Agreement; (c) the masculine gender shall include the feminine and neuter and vice versa and the singular number shall include the plural and vice versa; (d) any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; (e) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein; (f) references to “dollars” and “$” means US$; (g) references to “days” shall be to calendar days unless otherwise indicated as a “Business Day;” and (h) references to time are to New York City time, unless otherwise specified.

[2]	Note to Draft: to be 11.59 pm (Irish time) on the day before the Effective Date (i.e. the date on which the Scheme becomes effective).

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ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. Each CVR represents the right of a Holder to receive the Milestone Payments in accordance with this Agreement.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the registration of CVRs. The Rights Agent is hereby initially appointed the CVR registrar (the “CVR Registrar”) for purposes of registering CVRs and Permitted Transfers of CVRs as provided for herein. Upon any change in the identity of the Rights Agent, the successor Rights Agent will automatically also become the successor CVR Registrar. The CVR Register will initially show one position for Cede & Co. representing all of the Strongbridge Shares held by DTC on behalf of the street holders of the Strongbridge Shares held by such holders as of immediately prior to the Scheme Record Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares by sending one lump-sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Parent may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the Rights Agent. Within two (2) Business Days after receipt of such request, the Rights Agent shall deliver a copy of the CVR Register, as then in effect, to Parent at the address set forth in Section 6.1.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer (i) in a form reasonably satisfactory to the Rights Agent pursuant to its guidelines, (ii) that is duly executed by the Holder thereof or the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and (iii) that sets forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. The Rights Agent shall not be obligated to undertake any action with respect to the transfer of the CVRs until it shall have been provided with such additional information or material as it may reasonably require to determine that the transfer complied with the terms and conditions of this Agreement. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other similar tax or governmental charge that is imposed in connection with any such registration of transfer, unless such Holder has demonstrated to the reasonable satisfaction of Parent and Rights Agent that any such tax or charge has been paid or is not applicable. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent, evidencing the same right and will entitle the transferee to the same benefits and rights under this Agreement, as those previously held by the transferor. No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid.

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(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures; Notices.

(a) If a Milestone is achieved during an applicable Milestone Period, then, on or prior to the applicable Milestone Payment Date, Parent shall (i) deliver to the Rights Agent a written notice indicating the applicable Milestone achieved (a “Milestone Notice”), and (ii) in accordance with Section 4.2, transfer to the Rights Agent the Milestone Payment Amount then due and payable to each Holder, in the form of either (A) subject to the valuation methodology set forth below, solely shares of Parent Common Stock (a “Milestone Stock Payment”), (B) solely cash (a “Milestone Cash Payment”), or (C) a combination of, subject to the valuation methodology set forth below, shares of Parent Common Stock and cash (a “Combined Milestone Cash and Stock Payment”). Without limiting Parent’s obligations to pay the Milestone Payments hereunder, Parent shall have the right, in its sole discretion, to elect one of the foregoing (A), (B), or (C) in paying any Milestone Payment payable hereunder.

(b) The Rights Agent will promptly, and, in any event, within ten (10) Business Days of receipt of any Milestone Notice (each such date, a “Milestone Notice Date”), send each Holder at its registered address a copy of the applicable Milestone Notice. At the time the Rights Agent sends a copy of such Milestone Notice to each Holder, the Rights Agent will also pay the applicable Milestone Payment Amount to each Holder, with each Holder receiving, subject to Section 2.4(c):

(i) if Parent elects the Milestone Stock Payment, the number of shares of Parent Common Stock equal to the product of (A) the applicable Milestone Payment divided by the Volume Weighted Average Price and (B) the number of CVRs held by such Holder as reflected on the CVR Register,

(ii) if Parent elects the Milestone Cash Payment, the Milestone Payment Amount, and

(iii) if Parent elects the Combined Milestone Cash and Stock Payment: (A)(1) the applicable Milestone Payment divided by the Volume Weighted Average Price, multiplied by (2) the percentage of the Milestone Payment that Parent has elected to pay in shares of Parent Common Stock (in accordance with the foregoing Section 2.4(a)) and multiplied by (3) the number of CVRs held by such Holder as reflected on the CVR Register, plus (B)(1) the applicable Milestone Payment Amount multiplied by (2) the percentage of the Milestone Payment that Parent has elected to pay in cash (in accordance with the foregoing Section 2.4(a)).

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(c) In the event that any Milestone Payment payable to the Holders under this Agreement includes shares of Parent Common Stock, Parent and the Rights Agent shall take such actions as are necessary to issue or transfer to each Holder such Holder’s shares of Parent Common Stock, in accordance with applicable Law. Notwithstanding anything to the contrary herein, no fractional shares of Parent Common Stock shall be issued under this Agreement. In lieu of any fractional share of Parent Common Stock otherwise issuable under this Agreement, if any, the Holder shall receive a cash payment, rounded to the nearest whole cent and without interest, in an amount equal to the product of the Volume Weighted Average Price for the applicable payment and the fraction of a share the Holder would otherwise be entitled to receive. The shares of Parent Common Stock to be issued to Holders pursuant to the foregoing shall be evidenced by properly authorized share certificates registered with Parent’s stock transfer agent, or, at Parent’s discretion, by book-entry registration with Parent’s stock transfer agent.

(d) The Milestone Cash Payment or the cash portion of any Combined Milestone Cash and Stock Payment payable under this Agreement (including any cash payment in lieu of fractional shares of Parent Common Stock) shall be paid in United States dollars by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such Milestone Notice Date.

(e) Parent shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable tax law, as may reasonably be determined by Parent or the Rights Agent. Prior to making any such tax withholdings or causing any such tax withholdings to be made with respect to any Holder, Parent shall instruct the Rights Agent to, and upon receipt of such instruction the Rights Agent shall use commercially reasonable efforts to, solicit IRS Forms W-9 or W-8, or any other appropriate forms, from Holders within a reasonable amount of time in order to provide the opportunity for the Holder to provide such forms (or any other necessary Tax forms) in order to mitigate or reduce such withholding. Parent shall, or shall cause the Rights Agent to, take all commercially reasonable action that may be necessary to ensure that any amounts withheld in respect of taxes are timely remitted to the appropriate Governmental Entity. To the extent any amounts are so deducted and withheld and properly and timely remitted to the appropriate Governmental Entity, (i) such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and (ii) prior to the fifteenth (15th) day of February in the year following any payment of such taxes by Parent or the Rights Agent, Parent shall use commercially reasonable efforts to deliver (or shall cause the Rights Agent to deliver) to the Person to whom such amounts would otherwise have been paid an original IRS Form 1099, IRS Form W-2, IRS Form 1042-S, or other reasonably acceptable and applicable evidence of such withholding.

(f) Any portion of any Milestone Payment Amount delivered to the Rights Agent that remains undistributed to a Holder one year after the date of the delivery of the Milestone Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such Milestone Payment Amount, without interest.

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(g) Commencing with, (i) in the case of the Keveyis Milestone, the first calendar quarter of the calendar year beginning on January 1, 2024; (ii) in the case of the Recorlev 2023 Commercial Milestone, the first calendar quarter of the calendar year beginning on January 1, 2024, and (iii) in the case of the Recorlev 2024 Commercial Milestone, the first calendar quarter of the calendar year beginning on January 1, 2025, if Parent has not delivered to the Rights Agent a Milestone Notice pursuant to Section 2.4(a) with respect to the achievement of any of such Milestones, no later than the forty-fifth (45th) day following the completion of such calendar quarter, without limiting any of Parent’s obligations hereunder (including with respect to payment of any of the Milestones), Parent shall deliver to the Rights Agent (i) written notice indicating that the applicable Milestone was not achieved during the applicable calendar year (a “Milestone Failure Notice”) and an Officer’s Certificate certifying the same and (ii) the Net Sales Statement for such calendar year. The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of a Milestone Failure Notice, send each Holder at its registered address a copy of such Milestone Failure Notice and Net Sales Statement (which statement may be modified or redacted, at the reasonable request of Parent, so as to provide only the total amount of gross amounts invoiced by the Selling Entities, the total amount of Permitted Deductions and the ultimate Milestone Payment Amount payable thereunder in respect of each CVR).

(h) Neither Parent nor the Rights Agent will be liable to any person in respect of any Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(i) Unless otherwise required by applicable Law, Parent and the Rights Agent agree that for all U.S. federal and applicable state, local and foreign income Tax purposes, (i) amounts payable pursuant to this Agreement may be treated as deferred contingent purchase price; and (ii) if and to the extent such amounts are paid to any person under this Agreement, a portion may be treated as interest pursuant to Section 483 or Section 1274 of the Code. Parent shall or shall cause the Rights Agent to report imputed interest on the CVRs as required by applicable Law.

(j) The indemnification provided by this Section 2.4 shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

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(b) The CVRs will not represent any interests in the capital of, or any equity or ownership interest in, Parent, in any constituent company to the Acquisition or any of their respective Affiliates.

Section 2.6 Changes in Parent Common Stock.

(a) If the Parent Common Stock is changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganisation, recapitalisation, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, any Milestone Stock Payment or the stock portion of any Combined Milestone Cash and Stock Payment shall be correspondingly adjusted to provide the Holders the same economic effect as contemplated by this Agreement prior to such event.

(b) If, as a result of any reorganization, recapitalization, reclassification, or other similar change in Parent Common Stock, the outstanding Parent Common Stock is exchanged for a different kind, class or series of shares or other securities of Parent, an appropriate adjustment to the kind, class or series of shares or other securities subject to the CVRs and this Agreement shall be made.

Section 2.7 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article V hereunder.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (which willful misconduct, bad faith or gross negligence must be determined by a court of competent jurisdiction in a final and non-appealable judgment). No provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers and in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever, even if the Rights Agent has been advised of the likelihood of such loss or damages and regardless of the form of action.

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(b) The Holders, acting by the written consent of the Acting Holders, may direct in writing the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of expenses by the Rights Agent; provided that, in the event that the Rights Agent elects to institute any action, suit or proceeding, or to take any other action directed by the Holders, the Acting Holders (on behalf of all Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred pursuant to an agreement in form and substance satisfactory to the Rights Agent and shall reimburse the Rights Agent for any such costs and expenses upon demand by the Rights Agent. All rights of action under this Agreement may be enforced by the Rights Agent and any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear. For the avoidance of doubt, the Rights Agent shall not be obligated to act on behalf of the Holders notwithstanding the Rights Agent’s receipt of a written direction from the Acting Holders in accordance with this clause (b).

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may request and rely upon an Officer’s Certificate, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

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(g) the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement and the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful misconduct;

(i) Rights Agent shall not be liable for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder in the absence of bad faith, gross negligence or willful misconduct on its part;

(j) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof; and (ii) without limiting the foregoing (i), (1) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than personal property taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to the Rights Agent’s personnel, and taxes imposed on or measured by the Rights Agent’s gross revenues, net income and franchise or similar taxes imposed on it (in lieu of net income taxes)), and (2) to reimburse the Rights Agent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(k) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it; and

(l) No Holder shall be obliged to indemnify the Rights Agent for any services or actions under this Agreement and the Rights Agent shall not be entitled to deduct any sums from a Milestone Payment Amount in any circumstance except as provided in Section 2.4(e).

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by a Parent Board Resolution specifying a date when such removal will take effect, but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

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(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent, by a Parent Board Resolution, will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders.

(a) Promptly after the Effective Date, and from time to time thereafter in connection with the exercise of the Strongbridge Options and the Strongbridge Assumed Warrants, Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders. The Rights Agent will reflect such names and addresses on the CVR Register and confirm the write up of the CVR Register to Parent promptly thereafter and, in any event, within two (2) Business Days of the receipt of such names and addresses from Parent or the Company’s transfer agent, as the case may be.

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(b) For clarity, upon the Effective Time, Parent shall issue to each holder of a Strongbridge Rollover Option (as of immediately prior to the Effective Time) one (1) CVR with respect to each Strongbridge Share prior to the adjustment provided in Clause 4.1 of the Transaction Agreement subject to the applicable Strongbridge Rollover Option, subject to and in accordance with the terms and conditions of this Agreement; provided that each such CVR (and any proceeds payable with respect thereto) shall be subject to the same vesting and forfeiture conditions (if any) as are applicable to the corresponding Strongbridge Rollover Option as of the Effective Time, and the holder’s right to such CVR (and any applicable proceeds) shall vest upon satisfaction of such vesting conditions; and provided further, that in no event shall such holder be entitled to any Milestone Payment with respect to a CVR unless the corresponding Strongbridge Rollover Option has been exercised on or prior to the applicable Milestone Payment Date.

Section 4.2 Payment of Milestone Payment Amounts. If a Milestone has been achieved in accordance with this Agreement, Parent will promptly (and, in any event, within ten (10) Business Days) following delivery of the applicable Milestone Notice to the Rights Agent, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each Holder. For the avoidance of doubt, the Milestone Payment Amount shall only be paid in respect of each given Milestone, if at all, one time under this Agreement, and the maximum aggregate potential amount payable per CVR under this Agreement shall be $1.00.

Section 4.3 Books and Records. Parent shall, and shall use commercially reasonable efforts to cause any other Selling Entity to, keep records in accordance with GAAP and in sufficient detail to enable the Holders and the Independent Accountant to determine the accuracy of any payments paid or payable hereunder.

Section 4.4 Audits.

(a) Upon the reasonable written request of the Acting Holders after receipt of a Net Sales Statement under Section 2.4(g) provided to Parent no later than six (6) months after the date on which the Holders are delivered such Net Sales Statement under Section 2.4(g) (the “Review Request Period”), Parent shall promptly provide the Acting Holders with reasonable documentation to support its calculation of Net Sales, and shall make its financial personnel reasonably available to the Acting Holders to discuss and answer the Acting Holders’ questions regarding such calculations. If the Acting Holders do not agree with Parent’s calculations, and the Acting Holders and Parent fail to agree on the matter under dispute within twenty (20) Business Days after the Acting Holders request documentation supporting Parent’s calculation (such date, the “Audit Trigger Date”), Parent shall permit, and shall use commercially reasonable efforts to cause the Selling Entities to permit, the Independent Accountant to have access at reasonable times during normal business hours to those books and records of Parent and any other Selling Entity as may be reasonably necessary to verify the accuracy of such Net Sales Statement and the figures underlying the calculations set forth therein, including those written materials related to any sale transaction reasonably requested by such Independent Accountant; provided that such access does not unreasonably interfere with the conduct of the business of Parent or the other Selling Entities. The Independent Accountant shall be charged to come to a final determination with respect to those specific items in the Net Sales Statement that the parties disagree on and submit to it for resolution. All other items in the Net Sales Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the parties and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. If issues are submitted to the Independent Accountant for resolution, Parent shall, and shall use commercially reasonable efforts to cause the Selling Entities to reasonably cooperate with each such audit, and to furnish to the Independent Accountant such access, work papers and other documents and information related to the amounts payable hereunder as the Independent Accountant may reasonably request and as are available to Parent or any other Selling Entity. Parent and the Acting Holders will use commercially reasonable efforts to cause the Independent Accountant to make a determination within thirty (30) days of referral of the matter to the Independent Accountant.

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(b) The Independent Accountant shall disclose to the Acting Holders only its determination regarding the specific items in the Net Sales Statement that the parties disagree on and submitted to it for resolution and such additional information directly related to its findings. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders. If the Independent Accountant concludes that the amount of Net Sales required to achieve any Milestone Payment hereunder was achieved during the applicable calendar year, and such Milestone was not paid to the Holders (as described in Section 4.4(c) below), the fees charged by the Independent Accountant shall be borne by Parent. Otherwise, the fees charged by the Independent Accountant shall be borne by the Acting Holders.

(c) Without limiting the Holders rights or remedies hereunder or under any applicable Law, (i) if the Independent Accountant concludes that the amount of Net Sales required to achieve any Milestone Payment hereunder was achieved during the applicable calendar year, and such Milestone was not paid to the Holders, or (ii) Parent otherwise fails to pay any Milestone Payment by the Milestone Payment Date, Parent shall pay, to the Rights Agent (for further distribution to the Holders) or to each Holder the applicable Milestone Payment in accordance with Section 2.4, plus interest on such Milestone Payment at five (5) percentage points above the “prime rate” of interest as published in the Money Rates section of the Wall Street Journal (or successor thereto) to the extent permitted by applicable Law, calculated from when the Milestone Payment should have been paid (in the case of the foregoing (ii), if Parent had given notice of achievement of the Milestone following its actual achievement, as determined by the Independent Accountant, at the time required pursuant to the terms of this Agreement), as applicable, to the date of actual payment (such amount including interest being the “CVR Shortfall”). In the case of the foregoing (ii), the CVR Shortfall shall be paid by Parent within thirty (30) days of the date the Independent Accountant delivers to Parent and the Acting Holders the Independent Accountant’s findings (as described in Section 4.4(b)). The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review, other than in the case of manifest error.

(d) If, upon the expiration of the applicable Review Request Period, the Acting Holders have not requested a review of the Net Sales Statement in accordance with this Section 4.4, the calculations set forth in the Net Sales Statement shall be binding and conclusive upon the Holders.

(e) Each Person seeking to receive information from Parent in connection with a review pursuant to this Section 4.4 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any Affiliate obligating such Person to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

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Section 4.5 Milestones. Parent shall, and shall cause its Affiliates and other Selling Entities to, use Commercially Reasonable Efforts to achieve the Milestones.

Section 4.6 Product Transfer. If prior to the end of an applicable Milestone Period, Parent or its Affiliates, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license or any other transaction or arrangement, sells, transfers, conveys, licenses, grants or otherwise disposes of any of its respective rights (including any intellectual property with respect thereto) in and to any Product to a third party (other than Parent or any of its Subsidiaries) (each, a “Product Transfer” and “Product Transferee”, as applicable), then Parent shall remain liable for the performance by such Product Transferee of all obligations of Parent hereunder, including the Milestone Payments for such Product (e.g., if the Product is the Keveyis Product, the Keveyis Milestone Payment and if the Product is the Recorlev Product, the Recorlev 2023 Commercial Milestone Payment and the Recorlev 2024 Commercial Milestone Payment) if any such Milestone is achieved during the applicable Milestone Period, and any definitive agreement with respect to, and the consummation of, the transaction or arrangement involving the Product Transfer shall provide for the Product Transferee thereunder to be bound by all of the terms of this Agreement, including using Commercially Reasonable Efforts to achieve the applicable Milestones during the applicable Milestone Period; provided that if such sale, transfer, conveyance, license or other disposition is permitted by Section 6.3, (a) then Section 6.3 shall govern and (b) notwithstanding the foregoing in this Section 4.6, Parent shall be responsible for paying all applicable Milestone Payment in accordance with Section 2.4. For clarity, and subject to compliance with the other terms hereof (including Section 4.5), Parent may use contract research organizations, contract manufacturing organizations, contract sales organizations, subcontractors and distributors in the ordinary course of business to perform research, development, manufacturing and commercialization activities on behalf of Parent without triggering the obligations set forth in this Section 4.6.

Section 4.7 Parent Stock Issuance. If Parent elects to pay the applicable Milestone Payment as either a Milestone Stock Payment or a Combined Milestone Cash and Stock Payment, Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with such payment to be listed on Nasdaq, subject to official notice of issuance, prior to the Milestone Payment Date. Parent shall use commercially reasonable efforts to take all actions reasonably required to be taken under state securities Laws in connection with the Milestone Stock Payment or stock portion of the Combined Milestone Cash and Stock Payment.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Parent Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in, and subject to, Section 6.3.

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(b) Without the consent of any Holders, Parent, when authorized by a Parent Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement; provided that such addition, elimination or change does not adversely affect the interests of the Holders.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

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Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Parent Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Acting Holders:

(i) modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CVRs, (B) the time for, or amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) the definition of any Milestone;

(ii) reduce the number of CVRs; or

(iii) modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

No amendment pursuant to this Section 5.2 shall adversely affect the interest of a Holder (in its capacity as a Holder) relative to the interests of all Holders, without the prior written consent of the affected Holder.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent and Parent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and Parent. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

[                     ]

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With a copy to:

[                     ]

If to Parent, to it at:

Xeris Pharmaceuticals, Inc.

180 N. LaSalle Street, Suite 1600

Chicago, IL 60601

Attention: Legal Department – Attn: General Counsel

E-mail: legal@xerispharma.com

with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:   Joseph C. Theis

James A. Matarese

Andrew H. Goodman

E-mail:        Jtheis@goodwinlaw.com

Jmatarese@goodwinlaw.com

Agoodman@goodwinlaw.com

The Rights Agent or Parent may specify a different address or facsimile number by giving notice in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

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Section 6.3 Parent Successors and Assigns; Change of Control.

(a) Parent may assign any or all of its rights, interests and obligations hereunder to (i) in its sole discretion and without the consent of any other party, any controlled Affiliate of Parent, but only so long as it remains a controlled Affiliate of Parent or one or more direct or indirect wholly owned Subsidiaries of Parent for so long as they remain wholly owned Subsidiaries of Parent or (ii) with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (i) or (ii), an “Assignee”); provided that, in each case, the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (i) above in this Section 6.3, Parent (and the other assignor, as applicable), shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder with such Assignee substituted for Parent, as the case may be under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. Unless a successor assignee meets the requirements set forth in Section 3.3(b), the Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

(b) In the event of a Change of Control of Parent, Parent shall cause the acquirer to assume Parent’s obligations, duties and covenants under this Agreement.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Transaction Agreement. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

Section 6.5 Governing Law.

(a) This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with Section 6.5(b)(i), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (v) agrees that service of process in English upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1. Each of the parties irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment.

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(c) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 6.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 6.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Section 6.8 Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of all potential Milestone Payment Amounts required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders, (c) expiration of the Review Request Period following the expiration of the Milestone Period (provided no written request is received during such Review Request Period pursuant to Section 4.4(a)), and (d) if a written request is received during the Review Request Period immediately following the expiration of the Milestone Period, the decision of the Independent Accountant (and, if applicable, payment of any CVR Shortfall as determined by the Independent Accountant on the CVR Shortfall Payment Date) pursuant to Section 4.4(a).

Section 6.9 Entire Agreement. This Agreement and the Transaction Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Transaction Agreement, this Agreement will govern and be controlling.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

XERIS BIOPHARMA HOLDINGS, INC.

By:

Name:
Title:

[RIGHTS AGENT]

By:

Name:
Title:

EXHIBIT 8.2(f)(i)

CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

[See attached.]

EXHIBIT 8.2(f)(i)

CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

XERIS PHARMACEUTICALS, INC.

ARTICLE I

NAME

The name of the Corporation is Xeris Pharmaceuticals, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock that the Corporation shall have authority to issue is 1,000 shares, which shall be shares of common stock with the par value of $0.0001 each.

ARTICLE V

RESERVATION OF RIGHT TO AMEND BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation to the fullest extent permitted by the provisions of the DGCL.

ARTICLE VI

ELECTION OF DIRECTORS

The election of directors need not be conducted by written ballot except and to the extent provided in the bylaws of the Corporation.

ARTICLE VII

LIMITATION ON LIABILITY

To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal, modification or amendment of the provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of this Corporation existing hereunder with respect to any act or omission occurring prior to the time of such repeal, modification or amendment.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, restate, change or repeal any provisions contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by law and all the provisions of this Certificate of Incorporation and all rights, preferences, privileges and powers conferred in this Certificate of Incorporation on stockholders, directors, officers or any other persons are subject to the rights reserved in this Article VIII.

ARTICLE IX

INDEMNIFICATION

A. To the maximum extent permitted by the DGCL or any other law of the State of Delaware, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B. The Corporation may indemnify and advance expenses, to the fullest extent permitted by law, to any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that the person, the person’s testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EXHIBIT 8.2(f)(ii)

BYLAWS OF SURVIVING CORPORATION

[See attached.]

EXHIBIT 8.2(f)(ii)

BYLAWS OF SURVIVING CORPORATION

AMENDED AND RESTATED

BYLAWS

OF

XERIS PHARMACEUTICALS, INC.

(the “Corporation”)

a Delaware Corporation

i

ii

AMENDED AND RESTATED

BYLAWS

OF

XERIS PHARMACEUTICALS, INC.,

a Delaware Corporation

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The registered agent of the Corporation at such address is The Corporation Trust Company.

Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meeting. All meetings of the stockholders of the Corporation shall be held at such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors or stated in the notice of the meeting or duly executed waivers thereof. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held by means of remote communication as authorized by Section 211 of the Delaware General Corporation Law, as amended (the “DGCL”).

Section 2. Annual Meetings. If required by applicable law, an annual meeting of stockholders for the election of directors and the transaction of other business specified in the notice of meeting shall be held once each year on any day, and such day shall be designated by the Board of Directors and stated in the notice of the meeting.

Section 3. Notice of Meeting. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation of the Corporation (as may be amended, amended and restated or otherwise modified from time to time in accordance with these bylaws, the “Certificate of Incorporation”) or these bylaws, the notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

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Section 4. Stockholder List. The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten days prior to the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (b) during ordinary business hours at the principal place of business of the Corporation. The list of stockholders shall also be open to examination at the meeting as required by applicable law. Except as otherwise provided by law, the stock ledger shall be the only evidence as to which stockholders are entitled to examine the list of stockholders required by this Section 4 or to vote in person or by proxy at any meeting of stockholders.

Section 5. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the President and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 6. Notice of Special Meetings. Written notice of a special meeting stating the place, if any, date and hour of the meeting, or the means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting, and the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Section 7. Special Meeting Business. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 8. Quorum; Adjourned Meetings. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If the adjournment is for less than thirty (30) days and if after the adjournment a new record date is not fixed for the adjourned meeting, a notice of the adjourned meeting shall not be given, except as required by resolution of the Board of Directors.

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Section 9. Required Vote. When a quorum is present or represented by proxy at any meeting of stockholders, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question other than the election of directors brought before such meeting, unless the question is one upon which by express provision of statute or of the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at any meeting at which stockholders may vote for the election of directors.

Section 10. Voting. Each stockholder shall at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Section 11. Organization. Meetings of stockholders shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence by the President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 12. Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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Section 13. Action Without Meeting.

(a) Any action required by law or these bylaws to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

(b) An electronic transmission consenting to an action to be taken and transmitted by a stockholder, or by a person or persons authorized to act for a stockholder, shall be deemed to be written, signed and dated for purposes of this Section 13, provided that any such electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the electronic transmission was transmitted by the stockholder, or by a person or persons authorized to act for the stockholder, and (ii) the date on which such stockholder or authorized person or persons transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed.

(c) Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE III

DIRECTORS

Section 1. General Authority. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these bylaws directed or required to be exercised or done by the stockholders or other person or persons.

Section 2. Number and Election. The number of directors which shall constitute the initial Board of Directors shall be two (2). The number of directors which shall constitute all subsequent boards of directors shall be specified by resolution of the Board of Directors. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 3 of this Article III and except that the initial directors of the Corporation shall be elected by the Incorporator of the Corporation, as set forth in the Certificate of Incorporation, and each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Directors need not be stockholders.

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Section 3. Vacancies and Newly Created Directorships. Vacancies, and newly created directorships resulting from any increase in the authorized number of directors, shall be filled by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

Section 4. Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 5. Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors.

Section 6. Notice of Meetings. The Secretary or other person or persons calling a meeting shall give notice by mail or confirmed facsimile or electronic transmission at least three days before the meeting, or by telephone at least twenty-four hours before the meeting. Except as otherwise herein provided, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in this notice of such meeting. A written waiver of notice signed by the director entitled to notice, whether before or after the time stated therein, shall be equivalent to notice. Attendance of a director at the meeting shall constitute a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 7. Quorum; Required Vote; Adjourned Meetings. At all meetings of the Board of Directors or any committee thereof, a majority of directors or committee members shall constitute a quorum for the transaction of business. The act of a majority of the directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or committee, as the case may be, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors or committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. In the event that the Board of Directors or any committee thereof is composed of an even number of persons, a majority means one-half of the number of such persons plus one.

Section 8. Action Without Meetings; Telephone Meeting.

(a) Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee, as applicable.

(b) Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this Section 8 shall constitute presence in person at such meeting.

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Section 9. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Such committee or committees shall have such member or members as may be determined from time to time by resolution adopted by the Board of Directors. Any such committee, to the extent provided in the resolution of the Board of Directors and to the extent permitted under applicable statutory provisions, shall have and may exercise all the power and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 10. Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 11. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 12. Resignation. Any director of the Corporation may resign at any time by giving notice in writing or by electronic transmission to the President or to the Secretary of the Corporation. The resignation of any director shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 13. Removal. Any director or the entire Board of Directors may be removed, at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as may be provided by statute or the Certificate of Incorporation.

ARTICLE IV

NOTICES

Section 1. General; Electronic Transmission.

(a) Whenever, under the provisions of statute or of the Certificate of Incorporation or of these bylaws, notice is required to be given to any director or stockholder, it shall be construed to mean written notice by (i) personal delivery or by mail, addressed to such director or stockholder, at his or her address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail, or (ii) by electronic transmission as set forth below. Notice to directors may also be given by telephone or electronic transmission.

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(b) Without limiting the manner by which notice otherwise may be given effectively to the stockholders, any notice given by the Corporation to the stockholders shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (ii) such inability becomes known to the Corporation’s Secretary, an Assistant Secretary, transfer agent or other person responsible for giving such notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by electronic transmission shall be deemed given: (1) if by facsimile, when directed to a number at which the stockholder has consented to receive notice, (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (3) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (4) if by any other form of electronic transmission, when directed to the stockholder.

Section 2. Waiver of Notice. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

ARTICLE V

OFFICERS

Section 1. Officers; Election; Resignation; Removal; Vacancies; Salaries. The Board of Directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairman of the Board of Directors and a Vice Chairman of the Board of Directors from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors. The salaries of all officers and agents of the Corporation shall be fixed by or in the manner prescribed by the Board of Directors.

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Section 2. Execution of Documents. All deeds, mortgages, bonds, contracts, and other instruments may be executed on behalf of the Corporation by the President or by any other person or persons designated from time to time by the Board of Directors or the President, unless such power is restricted by board resolution.

Section 3. Powers and Duties of Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

ARTICLE VI

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 1. Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Article VI, Section 4, the Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized in the specific case by the Board of Directors.

Section 2. Indemnification of Others. The Corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

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Section 3. Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director of the Corporation, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however , that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article VI or otherwise.

Section 4. Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Article VI is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 5. Indemnification Contracts. The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this Article VI.

Section 6. Non-Exclusivity of Rights. The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 7. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 8. Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

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Section 9. Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article VI shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

Section 10. Amendment or Repeal. The provisions of this Article VI shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article VI the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article VI are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of these bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

ARTICLE VII

CERTIFICATES OF STOCK

Section 1. General. The shares of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by (i) the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation certifying the number of shares owned by such holder in the Corporation. Any of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 2. Transfers of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares in compliance with the requirements of Section 8-401 of Title 6 of the Delaware Code Annotated, as amended, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

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Section 3. Lost or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 4. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (b) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not precede nor be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (c) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 5. Registered Stockholders. The Corporation shall be entitled to treat the record holder of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, and shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares, on the part of any other person, including, but without limiting the generality thereof, a purchaser, assignee or transferee of such shares or rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the record holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. Any such purchaser, assignee, transferee or other person shall not be entitled to receive notice of the meetings of stockholders, to vote at such meetings, to examine a complete list of the stockholders entitled to vote at meetings, or to own, enjoy, and exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee, transferee or other person has become the record holder of such shares.

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ARTICLE VIII

INTERESTED OFFICERS OR DIRECTORS

No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

(a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

(b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorized the contract or transaction.

ARTICLE IX

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting, or by written consent, pursuant to applicable law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their sole discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

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Section 2. Voting Securities of Other Corporations. The President or such other officers or agents of the Corporation as he or she shall designate shall have the authority to vote on behalf of the Corporation the securities of any other corporation, which are owned or held by the Corporation and may attend meetings of stockholders or execute and deliver proxies for such purpose.

Section 3. Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors.

Section 4. Seal. The corporate seal, if any, shall be in such form as the Board of Directors shall determine.

ARTICLE X

AMENDMENTS

These bylaws may be altered or repealed by a majority vote of the stock outstanding or by resolution adopted by a majority vote of the Board of Directors.

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